Exhibit 10.1

ASSET PURCHASE AGREEMENT
by and among
VIAVI SOLUTIONS INC.
and
KEYSIGHT TECHNOLOGIES, INC.,
dated as of March 2, 2025

TABLE OF CONTENTS
Page

ARTICLE I PURCHASE AND SALE		5
1.1	Purchase and Sale of Purchased Assets	5
1.2	Excluded Assets	7
1.3	Assumed Liabilities	9
1.4	Excluded Liabilities	10
1.5	Purchase Price	11
1.6	Payment of Incremental Purchase Price	11
1.7	Purchase Price Adjustment	13
1.8	Tax Treatment of Purchase Price	16
1.9	Closing	16
1.10	Closing Deliveries	17
1.11	Non-Assignment; Consents	19
1.12	Withholding	21
ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER		21
2.1	Organization and Authority	21
2.2	No Conflicts	22
2.3	Governmental Consents and Approvals	23
2.4	Litigation	23
2.5	Business Financial Statements	23
2.6	No Undisclosed Liabilities	24
2.7	Absence of Certain Changes	24
2.8	Intellectual Property, Information Security and Data Privacy	24
2.9	Contracts	27
2.10	Title; Sufficiency of Assets	29
2.11	Title to Business Real Property; Encumbrances	29
2.12	Compliance with Law; Permits	30
2.13	Environmental Matters	30
2.14	Labor & Employment	31
2.15	Employee Benefit Matters	32
2.16	Taxes	33
2.17	Brokers	34
2.18	Foreign Corrupt Practices Act; UK Bribery Act	34
2.19	Economic Sanctions	34
2.20	Customers and Suppliers	35
2.21	Operations Insurance	35
2.22	Related Party Transactions	35
2.23	Disclaimer	35
ARTICLE III REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
3.1	Organization and Authority of Purchaser and Purchaser’s Affiliates	36
3.2	No Conflicts	37
3.3	Governmental Consents and Approvals	37

3.4	Litigation	37
3.5	Acquisition of Sigma Securities	38
3.6	Brokers	38
3.7	Sufficiency of Funds	38
3.8	Financing	38
3.9	Solvency	39
3.10	Competing Business	39
3.11	Investigation	39
ARTICLE IV COVENANTS AND AGREEMENTS		41
4.1	Conduct of the Business	41
4.2	Prior Notice to Invoke Certain Conditions	43
4.3	Access to Information; Confidentiality	44
4.4	Non-Solicitation	48
4.5	Regulatory and Other Authorizations; Notices and Consents	48
4.6	Permits Transfer	50
4.7	Insurance Coverage	50
4.8	Use of Sigma Names and Marks	52
4.9	Licenses to Intellectual Property	53
4.10	Credit and Performance Support Obligations	56
4.11	Data Segregation; Mutual Transition Services Agreement	57
4.12	Contact with Customers and Suppliers	57
4.13	Further Assurances; Post-Closing Cooperation	58
4.14	Financing	60
4.15	Financing Cooperation	62
4.16	R&W Insurance Policy	66
4.17	Pre-Closing Business Employee Information Obligations	66
4.18	Exclusivity	67
4.19	Releases	67
ARTICLE V EMPLOYEE MATTERS		68
5.1	Employee Benefit Matters	68
5.2	Foreign National Employees	72
5.3	Delayed Transfer Employees	72
ARTICLE VI TAXES		72
6.1	Apportionment of Taxes	72
6.2	Transfer Taxes	73
6.3	Tax Cooperation	73
6.4	Refunds or Credits; Tax Returns	74
6.5	Contests	75
6.6	VAT	75
ARTICLE VII CONDITIONS		75
7.1	Conditions to the Obligations of Purchaser	75
7.2	Conditions to the Obligations of Seller	76
7.3	Additional Condition to Obligations of Seller and Purchaser	77
ARTICLE VIII TERMINATION		77
8.1	Termination	77

8.2	Effect of Termination	78
8.3	Expense Reimbursement	79
ARTICLE IX INDEMNIFICATION AND SURVIVAL		79
9.1	Survival of Representations, Warranties, Covenants and Agreements	79
9.2	Indemnification	79
9.3	Indemnity Procedures	82
9.4	Tax Effect	84
9.5	Insurance Offset	84
ARTICLE X DEFINITIONS		84
10.1	Definitions	84
ARTICLE XI MISCELLANEOUS		103
11.1	Assignment	103
11.2	Public Announcements	103
11.3	Expenses	103
11.4	Severability	104
11.5	No Third Party Beneficiaries	104
11.6	Amendment; Waiver	104
11.7	Governing Law	104
11.8	Jurisdiction	104
11.9	Waiver of Jury Trial	105
11.10	Specific Performance	105
11.11	Remedies Cumulative	106
11.12	Headings	106
11.13	Counterparts	106
11.14	Further Documents	106
11.15	Notices	106
11.16	Construction	107
11.17	Entire Agreement	108
11.18	Debt Financing Provisions	108
11.19	Tax Advice	109
11.20	No Other Duties	109

THIS ASSET PURCHASE AGREEMENT, dated as of March 2, 2025, is made and entered into by and among Viavi Solutions Inc., a Delaware corporation (“Purchaser”), and Keysight Technologies, Inc., a Delaware corporation (“Seller”) (collectively with Purchaser, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 10.1.
WHEREAS, pursuant to Rule 2.7 of the City Code (as defined herein), on March 28, 2024, Seller announced (the “Rule 2.7 Announcement”) its firm intention to make a recommended offer for the entire issued and to be issued ordinary share capital of Spirent Communications plc, a public limited company registered in England and Wales (“Sigma”) (the “Sigma Transaction”);
WHEREAS, Sigma and the Sigma Entities are engaged in the Business and, as of the date hereof, are the sole owners of the Purchased Assets;
WHEREAS, in connection with satisfaction of the regulatory conditions to the Sigma Transaction, Seller desires to sell the Business (as hereinafter defined), and Purchaser desires to purchase the Business;
WHEREAS, to effect the sale and divestiture of the Business, the Parties are, among other things, entering into this Agreement in respect of the purchase and sale of the Purchased Assets (as hereinafter defined) and the assumption of the Assumed Liabilities (as hereinafter defined) following the consummation of the Sigma Transaction, which sale and divestiture of the Business are otherwise subject to the terms and conditions contained in this Agreement (the “Transaction”); and
WHEREAS, immediately following the consummation of the Sigma Transaction, Sigma will be a wholly owned subsidiary of Seller, and Seller, through its ownership of Sigma and its Affiliates, will hold, directly or indirectly, all of the Purchased Assets and the Assumed Liabilities.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties, as applicable, agrees as follows:
Article I
PURCHASE AND SALE
1.1Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement (including but not limited to Section 1.10), at the Closing, Seller shall cause Sigma and the Sigma Entities to sell, assign, transfer, convey and deliver, free and clear of all Encumbrances other than Permitted Encumbrances on Purchased Assets, to Purchaser and the Purchaser Entities, and Purchaser shall purchase, acquire and accept on its behalf and on behalf of the Purchaser Entities from Sigma and the Sigma Entities, all right, title and interest as they exist as of the Closing, in and to only the following rights, properties and assets of Sigma and any Sigma Entity (collectively, and excluding the Excluded Assets, the “Purchased Assets”):
(a)all Business Real Property and all Business Leases related to each of the foregoing (subject to the Mutual Transitional Services Agreement);

(b)all rights under (i) all Contracts that are exclusively related to the Business, including each Contract set forth on Schedule 1.1(b)(i) (except, in each case, for any Excluded Business Contracts and any Contracts that are the subject of clause (ii), (iii), (iv) or (v) of this Section 1.1(b)), (ii) the Contracts set forth on Schedule 1.1(b)(ii), (iii) all Contracts with respect to Intellectual Property set forth on Schedule 1.1(b)(iii), to the extent exclusively related to the Business (the “Business IP Licenses”), (iv) the Transferred Supplier Contracts or such portion of the Transferred Supplier Contracts solely to the extent related to the Business, and (v) the Transferred Customer Contracts or such portion of the Transferred Customer Contracts solely to the extent related to the Business (the Contracts or portion of Contracts, as the case may be, described in the foregoing clauses (i), (ii), (iii), (iv) and (v), collectively, the “Specified Business Contracts”), it being agreed that any such Contracts that are Shared Contracts shall be governed by Section 1.11(c) and shall be treated as Purchased Assets and Specified Business Contracts only to the extent provided therein; provided, however, that Seller shall update Schedule 1.1(b)(i) - (v) no later than two (2) Business Days prior to the Confirmation Date to account for Contracts that were either (x) entered into in accordance with the terms of this Agreement after its execution, or (y) that have terminated in accordance with their terms after the date of this Agreement and prior to the time of such update or (z) omitted in good faith from the original list (whether in whole or in part) due to no fault of Seller and Purchaser has consented to the update of Schedule 1.1(b)(i) - (v) in respect of such omitted Contract (such consent not to be unreasonably withheld, conditioned or delayed);
(c)all inventory (whether raw materials, work in process, semifinished goods, finished goods, packaging, labels, scrap or supplies), exclusively related to the Business, wherever located (including at any of the Business Real Property) (collectively, the “Inventory”);
(d)(i) all Books and Records (excluding, for the avoidance of doubt, any Tax Returns) and (ii) copies of all Tax Returns to the extent exclusively related to Taxes on or with respect to the Business or the Purchased Assets;
(e)copies of any data and information held or controlled by Sigma or any of the Sigma Entities as of the Closing to the extent used in the Business, but excluding such items to the extent (i) the failure to transfer such items would not, in the aggregate, have more than a de minimis adverse impact on the Business or (ii) they are included in or consist of any Books and Records; provided, however, that Seller shall provide any such data or information otherwise excluded under clauses (i) or (ii) if, at a time prior to the date that is eighteen (18) months after the Closing Date, a Governmental Authority requests or demands it must do so;
(f)all Transferred Fixtures, Equipment and Tangible Personal Property (including (i) copies of third party Software embedded therein and (ii) copies of Technical Documentation that are maintained at the Business Real Property with respect thereto);
(g)all rights to all causes of action, lawsuits, judgments, claims, defenses, indemnities, guarantees, refunds, rights of recovery, rights of set off and other rights and privileges against third parties and demands of any nature, whether arising by way of counterclaim or otherwise, in each case to the extent related to any Purchased Asset or Assumed Liability, except (i) for claims for refunds of any Taxes (which shall be governed by Section 6.4(a)) or (ii) to the extent relating to any Excluded Assets or Excluded Liabilities;
(h)all Business Permits and Environmental Permits (and all applications therefor) used exclusively in, or obtained exclusively for, the operation of the Business;
(i)all goodwill in respect of, or arising primarily out of, the conduct of the Business (including the exclusive right for Purchaser to represent itself as carrying on the operation of the Business in succession to Sigma and the Sigma Entities);
(j)all guaranties, warranties, indemnities and similar rights granted by any third party in respect of the Business or a Purchased Asset to the extent required to be performed during the period on and after the Closing Date;

(k)all assets and rights related to Employee Benefit Plans as set forth on Schedule 1.1(k);
(l)(i) the Intellectual Property set forth on Schedule 1.1(l) (collectively, “Transferred Intellectual Property”) and (ii) copies of Know-How Documentation used in the Business;
(m)subject to Section 1.2(i), original copies of all personnel records to the extent pertaining to the Transferred Business Employees or, to the extent retained by Seller, Sigma or any of their respective Affiliates, copies thereof; and
(n)the other assets, properties or rights listed on Schedule 1.1(n).
Seller and Purchaser acknowledge and agree that a single asset may fall within more than one of Section 1.1(a) through Section 1.1(n); however, such fact does not imply that (A) such asset shall be transferred more than once or (B) any duplication of such asset is required. The fact that a Purchased Asset may not be included under one clause of this Section 1.1 does not imply that it is not intended to be included under another clause of this Section 1.1. Seller and Purchaser also acknowledge and agree that from and after the Closing, none of Seller, Sigma or any of their Affiliates will retain hereunder any direct or indirect right, title or interest in any Purchased Asset, except as provided in this Agreement or in any Ancillary Agreement.
1.2Excluded Assets. Except for the Purchased Assets and except as otherwise set forth herein, Seller shall not convey, assign, transfer or deliver, or cause to be sold, conveyed, assigned, transferred or delivered, to Purchaser and the Purchaser Entities, and Purchaser and the Purchaser Entities shall not purchase, and the Purchased Assets shall not include, Seller’s, Sigma’s or any of the Sigma Entities’ or any of their respective Affiliates’ right, title and interest to, in or under any rights, properties, goodwill or assets of Seller, Sigma or the Sigma Entities or any of their respective Affiliates not expressly included in the Purchased Assets (the “Excluded Assets”), which Excluded Assets shall be retained by Seller, Sigma or the Sigma Entities or any of their respective Affiliates, as applicable, including:
(a)any and all cash, money orders, bank drafts, commercial paper, treasury bills, short-term government bonds, marketable securities, checks received but not yet deposited, money market funds, or any other short-term, liquid investments readily convertible into cash within 90 days;
(b)all trade accounts and notes receivable and other miscellaneous receivables to the extent (and solely to the extent) related to the Business arising out of the sale or other disposition of goods or services of the Business prior to the Closing;
(c)all credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid rent, prepaid items and duties;
(d)(i) any and all Tax refunds and prepayments (including estimated tax payments) of Excluded Taxes and (ii) any net operating losses or other tax attributes of Seller or its Affiliates related to any Pre-Closing Tax Periods;
(e)any and all Tax Returns except as set forth in Section 1.1(d)(ii);
(f)any and all Business Permits and Environmental Permits except as set forth in Section 1.1(h) and any Permits other than Business Permits;
(g)any and all assets and rights related to Employee Benefit Plans, except as set forth in Section 1.1(k);

(h)any and all current and prior insurance policies of property, fire and casualty, general liability, product liability, workers’ compensation and all other forms of insurance held by Seller, Sigma or the Sigma Entities for the benefit of the Business, the Purchased Assets or the Assumed Liabilities, and all rights of any nature with respect thereto, including (subject to Section 4.7(c) and Section 4.7(d)) all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;
(i)any and all (i) original copies of personnel records with respect to the Transferred Business Employees that Seller, Sigma or any of their Affiliates are required by Law to maintain in their possession and (ii) original copies of Books and Records relating to any Purchased Asset or Assumed Liability that Seller, Sigma or the Sigma Entities or any of their Affiliates are required by Law to maintain in their possession; provided, however, that, to the extent permitted by applicable Law, Purchaser shall have the right, at its sole expense, to upon written request, during normal business hours, under the supervision of Sigma’s personnel and in such a manner as not to interfere with Sigma’s normal operations, receive copies of any such retained personnel records and Books and Records, whether maintained in electronic or physical form, to the extent relating to the Transferred Business Employees, any Purchased Asset or any Assumed Liability;
(j)any and all Excluded Fixtures, Equipment and Tangible Personal Property;
(k)any and all rights under (i) the Customer Contracts (or portions thereof) set forth on Schedule 1.2(k)(i), (ii) the Supplier Contracts (or portions thereof) set forth on Schedule 1.2(k)(ii), (iii) any Shared Contract (or portions thereof) which Seller or its Affiliates are to retain or receive, as described in Section 1.11 and (iv) any Contract with respect to Intellectual Property other than any Business IP License (the Contracts (or portions thereof) described under the foregoing clauses (i) – (iv) being the “Excluded Business Contracts”) and (v) any other Contract that is not a Specified Business Contract;
(l)any and all Sigma Marks;
(m)any and all Intellectual Property other than Transferred Intellectual Property;
(n)any and all rights, properties and assets used for the purpose of providing, or that otherwise consist of, Overhead and Shared Services and, other than as provided in the Mutual Transition Services Agreement or in Section 4.8 or Section 4.9, any and all rights of the Business to receive any Overhead and Shared Services from Seller, Sigma or any of their respective Affiliates;
(o)all rights to all causes of action, lawsuits, judgments, claims, defenses, indemnities, guarantees, refunds, rights of recovery, rights of set off and other rights and privileges against third parties and demands except as set forth in Section 1.1(g);
(p)any and all rights of Seller, Sigma or their Affiliates arising under this Agreement, the Ancillary Agreements or from the consummation of the Transaction and the consummation of the transactions contemplated by the Ancillary Agreements;
(q)the minute books, corporate charter, stock or equity record books, and such other books and records as they pertain to the organization, existence or capitalization of Sigma, the Sigma Entities or any of their Affiliates, as well as other records or materials relating to Sigma, the Sigma Entities or any of their Affiliates generally and not exclusively related to the Business or involving or related to the Purchased Assets or the operations of the Business; provided, however, that Purchaser shall, subject to applicable Law, have the right, at its sole expense, to upon written request, during normal business hours, under the supervision of Sigma’s personnel and in such a manner as not to interfere with Sigma’s normal operations, receive copies of any such minute books, corporate charter, stock or equity record books, and such other Books and Records described in this Section 1.2(q), whether maintained in electronic or physical form, to the extent relating to any Purchased Asset or any Assumed Liability;

(r)the leasehold interest of Sigma, or Sigma Entities as tenant under any lease other than a Business Lease; and
(s)any and all assets, properties or rights listed on Schedule 1.2(s).
Seller and Purchaser acknowledge and agree that neither Purchaser nor any of its Affiliates will acquire or be permitted to retain hereunder any direct or indirect right, title or interest in any Excluded Assets, except as provided in this Agreement or in any of the Ancillary Agreements.
1.3Assumed Liabilities. Subject to the terms and conditions of this Agreement, Purchaser hereby agrees on behalf of itself and the Purchaser Entities, effective as of the Closing, to assume and to pay when due, discharge and perform in accordance with their terms only the following Liabilities of Seller, Sigma and the Sigma Entities and their Affiliates to the extent relating to the Business or the Purchased Assets, excluding any Excluded Liabilities (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)any and all Liabilities to the extent arising out of or relating to the ownership or use of the Purchased Assets or the operation or conduct of the Business on or after the Closing;
(b)any and all Liabilities relating to the Transferred Business Employees (i) with respect to any period (or portion thereof) commencing on or after the Employment Transfer Date or (ii) as may be required to be assumed by Purchaser or its Affiliates under applicable Law, regardless of the period to which such Liability relates;
(c)any and all Liabilities related to Employee Benefit Plans allocated to Purchaser as set forth in Article V or otherwise set forth on Schedule 1.3(c) or (ii) as may be required to be assumed by Purchaser or its Affiliates under applicable Law;
(d)any and all Liabilities (including Liabilities for deferred revenue) to the extent required to be performed in, and/or to the extent arising from the operation of, the Business on or after the Closing under any Specified Business Contract, Business Permit, Environmental Permit, or other Permit or Contract assigned to Purchaser as part of the Purchased Assets, including, subject to Section 1.11, any and all Purchaser Portion of the Shared Contract Liabilities but excluding the Seller Portion of the Shared Contract Liabilities; provided, that Assumed Liabilities shall include any and all Liabilities of the “Tenant” under any Business Lease (such as those for ongoing maintenance, repair and responsibility for dilapidations) (collectively, “Tenant Liabilities”), in each case solely to the extent arising on or after the Closing;
(e)any and all Liabilities for any trade, accounts, note or loan payables for goods and services purchased by or provided to the Business on or after the Closing;
(f)any and all Taxes to the extent exclusively arising out of or relating to the ownership or use Purchased Assets for any period (or portion thereof) beginning after the Closing or that are the responsibility of Purchaser under Article VI; provided, for the avoidance of doubt, that Assumed Liabilities shall not include any Excluded Taxes;
(g)any and all Environmental Liabilities to the extent arising out of the ownership or use of the Purchased Assets after the Closing;
(h)any and all Liabilities solely to the extent arising out of (i) obligations under warranties issued by the Business in the ordinary course of business in respect of any hardware products sold by the Business in the ordinary course of business, whether prior to, at or following the Closing and (ii) obligations in respect of returns in the ordinary course of business in respect of hardware products sold by the Business in the ordinary course of business, whether prior to, at or following the Closing;

(i)any and all Liabilities solely to the extent arising out of or relating to violations by Purchaser of, and/or non-compliance by Purchaser with (or, in each case, its Affiliates), any Laws relating to occupational safety and health, including the Occupational Safety and Health Administration Act of 1970, on or after the Closing and solely to the extent relating to the Business or Purchased Assets; and
(j)the other Liabilities set forth on Schedule 1.3(j).
Seller and Purchaser acknowledge and agree that a single Liability may fall within more than one of Section 1.3(a) through Section 1.3(j); such fact does not imply that (i) such Liability shall be transferred more than once or (ii) any duplication of such Liability is required. The fact that a Liability may be excluded under one clause does not imply that it is not intended to be included under another clause of this Section 1.3.
1.4Excluded Liabilities. Seller, Sigma and the Sigma Entities and their respective Affiliates shall retain, and shall be responsible for paying, performing and discharging when due, and Purchaser and its Affiliates shall not assume or have any responsibility for, the (i) Liabilities of Seller, Sigma, the Sigma Entities and their Affiliates which are not Assumed Liabilities herein and (ii) the following Liabilities (clauses (i) and (ii), collectively, the “Excluded Liabilities”):
(a)any and all Liabilities to the extent arising out of or relating to the Excluded Assets;
(b)except for those Liabilities described in Section 1.3(d), Section 1.3(f), Section 1.3(h), and Section 1.3(j), any and all Liabilities arising out of or relating to the ownership or use of the Purchased Assets or the operation or conduct of the Business prior to the Closing, except to the extent that any such Liabilities are the responsibility of Purchaser pursuant to this Agreement or any of the Ancillary Agreements;
(c)any Retained Employment Liabilities;
(d)any and all Liabilities related to Employee Benefit Plans other than those allocated to Purchaser as set forth in Article V or otherwise set forth on Schedule 1.3(c) or (ii) as may be required to be assumed by Purchaser or its Affiliates under applicable Law;
(e)any and all Environmental Liabilities relating to the ownership or operation of the Business or the ownership, use, possession or condition of the Purchased Assets (including the Business Real Property) prior to the Closing;
(f)except for those Liabilities described in Section 1.3(d), Section 1.3(f), Section 1.3(h), and Section 1.3(j), any and all obligations required to be performed prior to the Closing under any Specified Business Contract, Business Permit, Environmental Permit, or other Permit or Contract assigned to Purchaser as part of the Purchased Assets, including, subject to Section 1.11, any and all Seller Portion of the Shared Contract Liabilities but excluding the Purchaser Portion of the Shared Contract Liabilities;
(g)any and all Liabilities for any trade, accounts, note or loan payables for goods and services purchased by or provided to the Business prior to the Closing;
(h)any Excluded Taxes;
(i)any and all Liabilities relating to any Action arising prior to the Closing, including the Specified Litigation;

(j)any Liabilities to the extent arising out of or relating to or in respect of (i) obligations arising from alleged or actual hazard or defects in design, manufacturing, marketing, manufacture, materials, workmanship, provision or performance, including any failure to warn, with respect to products of the Business manufactured prior to Closing, or (ii) obligations relating to recalls of any such product sold by the Business prior to Closing due to alleged or actual hazard or other defects affecting the safety of such products, it being understood that Purchaser and the Purchaser Entities shall have the obligation to repair or replace any such products in (i) or (ii), at Seller’s sole cost and expense;
(k)any Liabilities of Sigma, Seller and their respective Affiliates arising under this Agreement or any Ancillary Agreement (to the extent applicable);
(l)any and all Liabilities related to Seller Transaction Expenses, except as otherwise specified herein (including in Section 11.3); and
(m)any other Liabilities set forth on Schedule 1.4(m).
1.5Purchase Price. On the terms and subject to the conditions of this Agreement, in consideration of the transfer of the Purchased Assets under Section 1.1 and other obligations of Seller pursuant to this Agreement, (a) Purchaser shall (i) pay to Seller, in accordance with Section 1.7 and Section 1.10, the Base Purchase Price in cash by wire transfer of immediately available funds, and (ii) assume and become obligated to pay, perform and discharge, when due, the Assumed Liabilities, and (b) Purchaser shall pay to Seller, in accordance with Section 1.6, the Incremental Purchase Price in cash by wire transfer of immediately available funds.
1.6Payment of Incremental Purchase Price.
(a)Schedule 1.6(a) (the “Sample Revenue Statement”) sets forth the amount of revenue forecasted to be recognized by the Business during each calendar quarter in 2025.
(b)Unless Closing occurs prior to April 1, 2025, Seller shall, as soon as reasonably practicable after March 31, 2025, prepare and deliver to Purchaser a statement (the “Seller Statement”) setting forth its good faith determination of the Applicable Revenue Amount and the components and calculation thereof. The Seller Statement shall be substantially in the form set forth in the Sample Revenue Statement, prepared in good faith and otherwise in conformity with IFRS and the policies, procedures, principles and methods historically and consistently applied by Sigma, in each case unless otherwise agreed by Seller and Purchaser. After the delivery to Purchaser of the Seller Statement, until the earlier of (i) the date Purchaser delivers a Purchaser Statement or (ii) forty-five (45) days after delivery of the Seller Statement to Purchaser (subject to reasonable extension to the extent that Seller, Sigma or the Sigma Entities fail to substantially comply promptly with the Seller Access and Cooperation Covenants), Purchaser and its Representatives shall be permitted to make inquiries of, and shall have reasonable access (including the right to make copies) during normal business hours to, the books and records and Representatives of Seller, Sigma and the Sigma Entities pertaining to, or involved in the preparation of, the Seller Statement and otherwise to the extent reasonably related to Purchaser’s review of the Seller Statement, and Seller shall reasonably cooperate, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to reasonably cooperate, with Purchaser in connection with Purchaser’s review of the Seller Statement (the foregoing, the “Seller Access and Cooperation Covenants”).

(c)If Purchaser has any objections to the Applicable Revenue Amount as reflected in the Seller Statement, Purchaser shall deliver to Seller a written statement as soon as reasonably practicable (and in any event, within forty-five (45) days after the date on which the Seller Statement is delivered to Purchaser, subject to reasonable extension to the extent that Seller, Sigma or the Sigma Entities fail to substantially comply promptly with the Seller Access and Cooperation Covenants) setting forth its objections thereto (a “Purchaser Statement”). The Purchaser Statement will identify, in reasonable detail, the basis for such objection, and include Purchaser’s calculation of the Applicable Revenue Amount. If Purchaser fails to deliver a Purchaser Statement to Seller by the end of the forty-five (45) day-period (as may be extended in accordance with the provisions herein), Purchaser shall be deemed to have accepted the Seller Statement delivered by Seller and the Applicable Revenue Amount set forth therein, which Seller Statement and Applicable Revenue Amount shall then be final and binding on the Parties for all purposes of this Agreement (absent fraud, intentional misconduct, or manifest error). Seller and Purchaser shall negotiate in good faith to resolve any dispute regarding the Applicable Revenue Amount, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the Parties. The Purchaser Statement shall be substantially in the form set forth in the Sample Revenue Statement and prepared in good faith and calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma, in each case unless otherwise agreed by Seller and Purchaser.
(d)To the extent applicable following the Closing, after the delivery to Seller of the Purchaser Statement, Seller and its Representatives shall be permitted to make inquiries of, and shall have reasonable access (including the right to make copies), during normal business hours to the books and records and Representatives of Purchaser and the Business pertaining to, or involved in the preparation of, the Purchaser Statement and otherwise to the extent reasonably related to Seller’s review of the Purchaser Statement, and Purchaser shall reasonably cooperate with Seller in connection with Seller’s review of the Purchaser Statement.

(e)If Purchaser and Seller are unable to resolve the disagreement as contemplated by Section 1.6(c) within ten (10) days after the delivery by Purchaser of the Purchaser Statement to Seller (or any such longer period as Purchaser and Seller may agree to in writing), Seller and Purchaser shall jointly engage Deloitte Touche Tohmatsu Limited (the “Neutral Accountant”). In the event that a Neutral Accountant has not been selected by mutual agreement of Purchaser and Seller within ten (10) days after delivery of the Purchaser Statement, Purchaser and Seller shall promptly request that an alternative Neutral Accountant be designated by the American Arbitration Association; provided, that any such Neutral Accountant shall be a partner of a public accounting firm of national reputation and that such Neutral Accountant not have provided audit, accounting, or other professional services to any of Purchaser, Sigma, Seller, or each of their respective Affiliates in the past three (3) years. The Parties shall instruct the Neutral Accountant to only determine whether the Applicable Revenue Amount, calculated in accordance with the terms hereof and the policies, procedures, principles and methods historically and consistently applied by Sigma, either (i) meets or exceeds or (ii) falls short of the Applicable Threshold, and the Neutral Accountant shall not make any other determinations. The Neutral Accountant shall act as an expert and not as an arbitrator, and shall make its determination based solely on written submissions, presentations and supporting material provided by Purchaser and Seller within three (3) Business Days following the formal engagement of the Neutral Accountant for the purposes of this Section 1.6. The Neutral Accountant shall not make any determinations pursuant to any independent review. Seller and Purchaser shall use their respective reasonable best efforts to cause the Neutral Accountant to resolve such dispute and to issue a written determination as soon as practicable, but in any event within ten (10) days after the date of the engagement of the Neutral Accountant; provided, that any delay by the Neutral Accountant in issuing a written determination shall not impair its validity. The written determination of the Neutral Accountant shall be final and binding on the Parties (absent fraud, intentional misconduct, or manifest error) and upon which a judgment may be entered by a court having jurisdiction thereover. The fees, costs and expenses of the Neutral Accountant arising in connection with this Section 1.6 shall be borne by Purchaser if the Neutral Accountant determines that the Applicable Revenue Amount meets or exceeds the Applicable Threshold, and by Seller if the Neutral Accountant determines that the Applicable Revenue Amount falls short of the Applicable Threshold; provided, that Seller and Purchaser shall each be responsible for one half of any retainers or other upfront fees or expenses, subject to the final cost-bearing as set forth above.
(f)Purchaser shall pay the Incremental Purchase Price, if any, to Seller in cash by wire transfer of immediately available funds to a bank account previously designated in writing by Seller:
(i)at the Closing if, prior to or at the Closing, the Applicable Revenue Amount has become final and binding between the Parties in accordance with the provisions of this Section 1.6; or
(ii)if the Applicable Revenue Amount has not become final and binding between the Parties in accordance with the provisions of this Section 1.6 prior to or at the Closing, within two (2) Business Days of the Applicable Revenue Amount becoming final and binding between the Parties in accordance with the provisions of this Section 1.6.
1.7Purchase Price Adjustment.
(a)Schedule 1.7(a) (the “Sample NWC Statement”) sets forth, as of December 31, 2024, the amount of (i) Inventory, (ii) trade receivables, (iii) other current assets, (iv) trade and other payables and (v) contract liabilities, in each case of Sigma and the Sigma Entities to the extent related to the Business, calculated in accordance with the policies, procedures, principles and methods, historically and consistently applied by Sigma.

(b)No fewer than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser (i) a statement that sets forth Seller’s good faith estimate of the Closing Working Capital, including all components thereof (the “Estimated Closing Working Capital”), (ii) a statement that sets forth Seller’s good faith estimate of the Closing Inventory (the “Estimated Closing Inventory”) and (iii) the calculation of the Estimated Base Purchase Price based on such estimates, in each case calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma, in each case unless otherwise agreed by Seller and Purchaser (items (i), (ii) and (iii) above, collectively the “Pre-Closing Statement”). During such period after Seller delivers the estimates set forth above and prior to the Closing, Seller shall use reasonable best efforts to cause Sigma and the Sigma Entities to (i) provide Purchaser and its Representatives with reasonable access to the books and records of Sigma and the Sigma Entities and relevant personnel of Seller, Sigma and the Sigma Entities during its review of such estimates and (ii) consider in good faith the reasonable comments of Purchaser with respect to the estimates and revise the amounts of the Estimated Closing Working Capital, Estimated Closing Inventory and the Estimated Base Purchase Price to reflect any such comments with which it reasonably agrees.
(c)As promptly as practicable (and in any event, within ninety (90) days after the Closing Date, subject to reasonable extension to the extent that Seller, Sigma or the Sigma Entities fail to substantially comply promptly with the Post-Closing Seller Access and Cooperation Covenants), Purchaser shall prepare and deliver to Seller a post-closing statement (the “Post-Closing Statement”), setting forth the Closing Working Capital, the Closing Inventory, the Base Purchase Price and the calculation of each such item. The Post-Closing Statement shall be prepared in good faith and calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma, in each case unless otherwise agreed by Seller and Purchaser. In connection with its preparation of the Post-Closing Statement, Seller shall permit, and shall cause Sigma and the Sigma Entities to permit, Purchaser and its Representatives to make inquiries of, and to have reasonable access (including the right to make copies) during normal business hours to the books and records and Representatives of Seller, Sigma and the Sigma Entities pertaining to the preparation of the Post-Closing Statement, and reasonably cooperate, and shall cause Sigma and the Sigma Entities to cooperate, with Purchaser in connection with Purchaser’s preparation of the Post-Closing Statement (the foregoing, the “Post-Closing Seller Access and Cooperation Covenants”).
(d)After the delivery to Seller of the Post-Closing Statement, until the earlier of (i) the date Seller delivers an Adjustment Objection or (ii) forty-five (45) days after delivery of the Post-Closing Statement to Seller (subject to reasonable extension to the extent that Purchaser fails to substantially comply promptly with the Post-Closing Purchaser Access and Cooperation Covenants), Seller and its Representatives shall be permitted to make inquiries of, and shall have reasonable access (including the right to make copies) during normal business hours to the books and records and Representatives of Purchaser pertaining to, or involved in the preparation of, the Post-Closing Statement and otherwise to the extent reasonably related to Seller’s review of the Post-Closing Statement, and Purchaser shall reasonably cooperate with Seller in connection with Seller’s review of the Post-Closing Statement (the foregoing, the “Post-Closing Purchaser Access and Cooperation Covenants”).
(e)If Seller has any objections to any amounts reflected in the Post-Closing Statement, Seller shall deliver to Purchaser a written statement setting forth its objections thereto (an “Adjustment Objection”), which statement will identify in reasonable detail those items and amounts to which Seller objects and set forth, in reasonable detail, the basis for such objection (the “Disputed Items”). If Seller fails to deliver an Adjustment Objection to Purchaser by the end of the forty-five (45) day-period (subject to reasonable extension to the extent that Purchaser fails to substantially comply promptly with the Post-Closing Purchaser Access and Cooperation Covenants), Seller shall be deemed to have accepted the Post-Closing Statement delivered by Purchaser. Any items set forth on the Post-Closing Statement which are not Disputed Items shall be deemed accepted by Seller and shall not be subject to further dispute or review. Seller and Purchaser shall negotiate in good faith to resolve the Disputed Items, and any resolution agreed to in writing by Purchaser and Seller shall be final and binding upon the Parties.

(f)If Purchaser and Seller are unable to resolve any disagreement as contemplated by Section 1.7(e) within thirty (30) days after the delivery by Seller of the Adjustment Objection to Purchaser (or any such longer period as Purchaser and Seller may agree to in writing), Seller and Purchaser shall jointly engage the Neutral Accountant and instruct the Neutral Accountant to consider those items and amounts set forth in the Post-Closing Statement as to which Seller has disagreed pursuant to an Adjustment Objection and Purchaser and Seller have not resolved such disagreement. The scope of the disputes to be resolved by the Neutral Accountant shall be limited to whether such calculations were done in accordance with the terms hereof and the policies, procedures, principles and methods historically and consistently applied by Sigma, and the Neutral Accountant shall not make any other determinations. The Neutral Accountant shall act as an expert and not as an arbitrator, and shall make its determination based solely on written submissions, presentations and supporting material provided by Purchaser and Seller within ten (10) Business Days following the formal engagement of the Neutral Accountant for the purposes of this Section 1.7. The Neutral Accountant shall not make any determinations pursuant to any independent review. Seller and Purchaser shall use their respective reasonable best efforts to cause the Neutral Accountant to resolve such dispute and to issue a written determination as soon as practicable, but in any event within thirty (30) days after the date on which the Neutral Accountant receives the Post-Closing Statements prepared by Seller and Purchaser; provided, that any delay by the Neutral Accountant in issuing a written determination shall not impair its validity. The written determination of the Neutral Accountant shall be final and binding on the Parties (absent fraud, intentional misconduct, or manifest error) and upon which a judgment may be entered by a court having jurisdiction thereover. In resolving any Disputed Items, the Neutral Accountant may not assign a value to such item greater than the greatest value for such item claimed by Purchaser in the Post-Closing Statement or by Seller in the Adjustment Objection or less than the lowest value for such item claimed by Purchaser in the Post-Closing Statement or Seller in the Adjustment Objection. The fees, costs and expenses of the Neutral Accountant arising in connection with this Section 1.7 shall be borne by the Parties in such proportion to reflect the relative amount of each Party’s determination that has been modified pursuant to the Neutral Accountant’s report. For example, if Purchaser claims in the Adjustment Objection that it is entitled to an adjustment payment of $100,000, but the Neutral Accountant determines that Purchaser has a valid claim for only $30,000, then Seller shall bear 30% of the fees, costs and expenses of the Neutral Accountant and Purchaser shall bear the other 70% of such fees, costs and expenses; provided, that Seller and Purchaser shall each be responsible for one half of any retainers or other upfront fees or expenses, subject to re-allocation as set forth above.
(g)(i) If the Base Purchase Price based on the Post-Closing Statement as finally determined pursuant to this Section 1.7 is greater than the Estimated Base Purchase Price, then the amount of such difference shall be paid by Purchaser to Seller and (ii) if the Estimated Base Purchase Price is greater than the Base Purchase Price based on the Post-Closing Statement as finally determined pursuant to this Section 1.7, then the amount of such difference shall be paid by Seller to Purchaser, in each case of (i) and (ii), in cash by wire transfer of immediately available funds to a bank account previously designated in writing by the relevant Party and within two (2) Business Days of the date on which the Post-Closing Statement is finally determined pursuant to this Section 1.7.

1.8Tax Treatment of Purchase Price. To the extent either Party identifies that an allocation of Purchase Price and the Assumed Liabilities is needed at or shortly after Closing for Tax reporting purpose in any jurisdiction, the Parties shall cooperate promptly and in good faith to mutually agree such allocation in advance of Closing or other relevant filing deadline, such allocation being adjusted and updated if necessary in accordance with the allocations prepared pursuant to the rest of this Section 1.8. As promptly as practicable (and in any event, within ninety (90) days after the Closing Date, subject to reasonable extension to the extent that Seller, Sigma or the Sigma Entities fail to substantially comply promptly with the Seller Tax Access and Cooperation Covenants), Purchaser shall prepare and deliver to Seller a draft schedule allocating the Purchase Price and the Assumed Liabilities (plus other relevant items to the extent considered additional consideration for the Purchased Assets for U.S. federal income tax purposes) among the Purchased Assets and the restrictive covenants in Section 4.4 in accordance with Section 1060 of the Code and the Treasury Regulations thereunder and applicable rules in the jurisdiction in which the Purchased Assets are located (the “Allocation Schedule”). Purchaser and its Representatives shall be permitted to make inquiries of, and shall have reasonable access (including the right to make copies) during normal business hours to the books and records and Representatives of Seller, Sigma and the Sigma Entities to the extent reasonably related to Purchaser’s preparation of the Allocation Schedule and Seller, Sigma and the Sigma Entities shall reasonably cooperate with Purchaser in connection with Purchaser’s preparation of the Allocation Schedule (the foregoing, the “Seller Tax Access and Cooperation Covenants”). If Seller and Purchaser agree on any portion of the Allocation Schedule, then such portion of the Allocation Schedule shall be considered final. If Seller disagrees with any portion of the Allocation Schedule, Seller will notify Purchaser in writing of such disagreement within thirty (30) days of receipt of Purchaser’s draft Allocation Schedule. During such time period subject to reasonable extension to the extent that Purchaser materially breaches the Purchaser Tax Access and Cooperation Covenants, Seller and its Representatives shall be permitted to make inquiries of, and shall have reasonable access (including the right to make copies) during normal business hours to the books and records and Representatives of Purchaser to the extent reasonably related to Purchaser’s review of the Allocation Schedule and Purchaser shall reasonably cooperate with Seller in connection with Seller’s review of the Allocation Schedule (the foregoing, the “Purchaser Tax Access and Cooperation Covenants”). If Seller fails to timely notify Purchaser of its disagreement with any portion of the Allocation Schedule, then the Allocation Schedule shall be considered final. If Seller timely notifies Purchaser of its disagreement with any portion of the Allocation Schedule, then Purchaser and Seller shall work in good faith to resolve such disagreement and after such resolution, the agreed upon Allocation Schedule shall be considered final. If Purchaser and Seller are unable to resolve all disagreements within twenty (20) days of Seller first notifying Purchaser of its disagreement, then Purchaser and Seller shall submit their dispute to the Neutral Accountant for resolution, with the costs of the Neutral Accountant borne equally by the Parties. The determination of the Neutral Accountant shall be final and binding on the Parties and their Affiliates. Unless otherwise required by a “determination” (within the meaning of Section 1313 of the Code (or any analogous provision of state, local or foreign law)), the Parties (and their Affiliates, as applicable) shall file all Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation Schedule as finalized pursuant to this Section 1.8. If the Purchase Price is adjusted pursuant to this Agreement subsequent to the initial delivery of the Allocation Schedule by Purchaser to Seller, the Parties shall cooperate in good faith to mutually agree on amendments to the Allocation Schedule in accordance with this Section 1.8.

1.9Closing.
(a)Subject to the terms and conditions of this Agreement, the Closing shall take place remotely via electronic exchange of executed documents and other deliverables through electronic transmission in portable document format, on the same day as the date on which the Sigma Transaction is consummated (but, for the avoidance of doubt, immediately after the consummation of the Sigma Transaction); provided, that if each of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) shall not have been satisfied as of such date, then the Closing shall occur on the first (1st) Business Day after such conditions shall have been satisfied or waived, or at such other time or date as Purchaser and Seller may mutually agree in writing (the date on which the Closing occurs, the “Closing Date”); provided, that in no event shall the Closing occur prior to the date that is 60 days after the date of this Agreement (or if such date is not a Business Day, the Business Day immediately following such date) without the written consent of Purchaser.
(b)For the purposes of this Agreement and unless Purchaser and Seller agree otherwise, the Closing shall be deemed to have occurred at 12:01 A.M. local time in each applicable jurisdiction on the Closing Date, or, if the Sigma Transaction shall have been consummated on the Closing Date, one (1) minute after consummation of the Sigma Transaction.
1.10Closing Deliveries. At the Closing,
(a)Purchaser shall deliver, or cause to be delivered, to Seller:
(i)to one or more bank accounts designated by Seller (such designation to be made in writing at least two (2) Business Days before the Closing Date), the Estimated Base Purchase Price, less the amount of Purchaser Financing Fees (if any), by wire transfer of immediately available funds;
(ii)in the case of Section 1.6(f)(i), to one or more bank accounts designated by Seller (such designation to be made in writing at least two (2) Business Days before the Closing Date), the Incremental Base Purchase Price by wire transfer of immediately available funds;
(iii)an invoice in respect of the Purchaser Financing Fees owed by Seller (if any);
(iv)a counterpart to each of the Ancillary Agreements (other than each of the Assignment and Assumption Agreement and Bill of Sale delivered under Section 1.10(a)(v) and any Lease Assignment and Assumption Agreements delivered under Section 1.10(a)(vi)) to which Purchaser or its designated Affiliate is a party, substantially in the forms attached as exhibits hereto, duly executed by Purchaser and/or the applicable Purchaser Entity, as applicable;
(v)a counterpart to each Assignment and Assumption Agreement and Bill of Sale for Purchased Assets and Assumed Liabilities, by and among Seller, Sigma and/or any Sigma Entity and Purchaser and/or any Purchaser Entity, substantially in the form attached as Exhibit A hereto (the “Assignment and Assumption Agreement and Bill of Sale”), duly executed by Purchaser or the applicable Purchaser Entity;
(vi)with respect to each Business Lease to be assigned to Purchaser or a Purchaser Entity, a counterpart of a lease assignment and assumption agreement for such Lease (or the equivalent in any non-US jurisdiction), in substantially the form attached hereto as Exhibit C with such modifications or in such other form as may be reasonably requested or required by the landlord under such Lease (the “Lease Assignment and Assumption Agreement”), including for purposes of recordability in the applicable jurisdiction, and, if required, a Consent Agreement with respect thereto, in each case, duly executed by Purchaser or the applicable Purchaser Entity;

(vii)with respect to jurisdictions outside the United States in which Purchased Assets or Assumed Liabilities are located, other forms and agreements are reasonably necessary or appropriate to effect the transfer of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case, duly executed (as required) by Purchaser or the applicable Purchaser Entity;
(viii)counterparts to any other bills of sale, assignments and other customary instruments of assignment, transfer or conveyance in form and substance as are reasonably necessary, appropriate or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement; and
(ix)a duly executed counterpart to the Intellectual Property Assignment Agreement, substantially in the form attached hereto as Exhibit E (the “Intellectual Property Assignment Agreement”).
(b)Seller shall deliver, or cause to be delivered, to Purchaser:
(i)a counterpart of the Assignment and Assumption Agreement and Bill of Sale, duly executed by Sigma or the applicable Sigma Entity;
(ii)counterparts of the Foreign Closing Documents, duly executed (as required) by Sigma or the applicable Sigma Entity, as applicable;
(iii)counterparts to any other bills of sale, assignments and other customary instruments of assignment, transfer or conveyance in form and substance are reasonably necessary, appropriate or desirable to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets or the assumption of the Assumed Liabilities pursuant to this Agreement;
(iv)a duly completed IRS Form W-9 with respect to any of Seller, Sigma, each Sigma Entity, and any of their Affiliates, as applicable, that will sell, assign, transfer, convey or deliver the Business or any Purchased Assets under this Agreement;
(v)counterparts to the Ancillary Agreements (other than each Assignment and Assumption Agreement and Bill of Sale delivered under Section 1.10(b)(i) and any Lease Assignment and Assumption Agreements delivered under Section 1.10(b)(vi)), substantially in the forms attached as exhibits hereto, duly executed by Sigma or the applicable Sigma Entity;
(vi)a counterpart of each Lease Assignment and Assumption Agreement and, as to each of the foregoing, the related Consent Agreements, duly executed by Sigma or the applicable Sigma Entity
(vii)a receipt for the Estimated Base Purchase Price and (if applicable) the Incremental Purchase Price;
(viii)a duly executed Intellectual Property Assignment Agreement; and
(ix)all Books and Records and data and information (including copies of Know-How Documentation) included in the Purchased Assets as contemplated by Section 4.11(a), except with respect to any Books and Records and data and information that has not been segregated from any Sigma data and information as required therein, which Books and Records and data and information will be delivered and otherwise made available to Purchaser or its designees in accordance with the Mutual Transitional Services Agreement.

1.11Non-Assignment; Consents.
(a)Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any of the Purchased Assets or for Purchaser to assume an Assumed Liability if such sale, assignment, transfer, conveyance, delivery or assumption (“Assignment”) thereof (i) would be prohibited by applicable Law, or (ii) would, without the approval, authorization or consent of, filing with, notification to, or granting or issuance of any order, waiver or Permit by, any relevant Person (collectively, “Approvals”), (A) constitute a material breach or other material contravention thereof, or (B) be ineffective, void or voidable, in the case of each of clause (A) and (B) unless and until such Approval is obtained; provided, that upon the receipt of Approval, such Assignment thereof shall be deemed to automatically occur to Purchaser for no additional consideration; provided, further, such Assignment shall be deemed to have occurred as of the Closing unless such Assignment is deemed by applicable Law to have occurred on another date, in which case, such Assignment shall be deemed to have occurred as of such date.
(b)Seller and Purchaser shall use their respective reasonable best efforts to obtain, or cause to be obtained, any Approval, or any release, substitution or amendment, required to sell, assign or transfer any Purchased Asset to Purchaser or to make Purchaser be solely responsible for the Assumed Liabilities; provided, that any payments, fees, costs and expenses (including payments to third parties and payments, fees, costs and expenses payable to attorneys, consultants or other outside advisors) reasonably necessary to obtain any Approvals incurred by (i) Seller, Sigma or any of their Affiliates or its and their respective Representatives, to the extent consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (ii) Purchaser or any of its Affiliates, to the extent consented to in writing by Seller (which consent shall not be unreasonably withheld, conditioned or delayed), in each case, together with any Costs of obtaining any Third Party Consents (as defined in, and in accordance with, the Mutual Transition Services Agreement), shall be borne in accordance with Schedule 1.11(b). If any such Approval is not obtained prior to Closing, then from the Closing through the earlier of (i) such time as such Approval or Approvals are obtained and (ii) the first anniversary of the Closing, Seller and Purchaser will put in place any arrangement reasonably acceptable to Purchaser and Seller (with any appropriate “firewalls” or similar procedures required under applicable Competition Laws or Foreign Investment Laws) intended to both (1) provide Purchaser, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets (including by means of any subcontracting, sublicensing or subleasing arrangement) as if Purchaser had been assigned such Purchased Asset at the Closing and (2) so long as Purchaser is provided with the benefits contemplated in subsection (1) herein, cause Purchaser to bear all Assumed Liabilities thereunder in accordance with this Agreement.

(c)Any Contract to be assigned, transferred and conveyed in accordance with Section 1.1(b) that is not exclusively related to the Business (each, a “Shared Contract”) shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business to the extent so related to the Business, to Purchaser, if so assignable, transferable or conveyable, or appropriately amended or split prior to or on the Closing, so that at the Closing Purchaser shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and shall assume the related portion of any Liabilities contemplated by this Agreement (the “Purchaser Portion of the Shared Contract Liabilities”) and Seller (or its applicable Affiliate) shall be entitled to the rights and benefits of those parts of the Shared Contract other than those related to the Business and shall assume or retain the related portion of any Liabilities contemplated by this Agreement (the “Seller Portion of the Shared Contract Liabilities”); provided, however, that (i) in no event shall any Person be required to assign (or amend or split), either in its entirety or in part, any Shared Contract that is not assignable (or cannot be amended or split) by its terms without obtaining required Approvals and (ii) if any Shared Contract cannot be so partially assigned or split by its terms or otherwise, or cannot be amended, without such Approval or Approvals, then (subject to the regulatory requirements described in Section 1.11(b)) from the Closing through the earlier of (1) such time as such Approval or Approvals are obtained, and (2) the first anniversary of the Closing, Seller and Purchaser will establish an agency, or other similar arrangement reasonably satisfactory to Seller and Purchaser (with any appropriate “firewalls” or similar procedures required under applicable Competition Laws and Foreign Investment Laws) intended to both (x) provide Purchaser, to the fullest extent practicable under such Shared Contract, the claims, rights and benefits of those parts that relate to the Business (including by means of any subcontracting, sublicensing or subleasing arrangement) and (y) cause Purchaser to bear the Assumed Liabilities thereunder from and after the Closing in accordance with this Agreement to the extent that Purchaser receives the rights and benefits of the parts of the Shared Contracts that relate to the Business. In furtherance of the foregoing, (i) Purchaser will promptly pay, perform or discharge when due any Assumed Liability arising thereunder after the Closing Date to the extent that Purchaser receives the rights and benefits of the parts of such Shared Contracts that relate to the Business and (ii) Seller (or its applicable Affiliate) will promptly pay, perform or discharge when due any Excluded Liability arising thereunder after the Closing Date to the extent that Seller (or its applicable Affiliate) receives the rights and benefits of the parts of such Shared Contracts that do not relate to the Business. Following the Closing, (A) Seller shall use reasonable best efforts to enforce, at the request (and for the benefit) of Purchaser, any rights of Seller, Sigma or the Sigma Entities, as applicable, arising from the portion of any Shared Contract that is not assigned or transferred to Purchaser to the extent such rights are related to the Business and (B) Purchaser shall use reasonable best efforts to enforce, at the request (and for the benefit) of Seller or its Affiliates, any rights of Seller, Sigma or the Sigma Entities, as applicable, arising from the portion of any Shared Contract that is not retained by Seller or its Affiliates to the extent such rights are not related to the Business. Seller or its Affiliates shall not renew any expired Shared Contract without the prior written consent of Purchaser, unless Purchaser is no longer receiving the rights and benefits of those parts of the Shared Contract that relate to the Business and no longer bears the Purchaser Portion of the Shared Contract Liabilities with respect to such renewed Shared Contract.

(d)To the extent not prohibited by applicable Law (and to the extent consistent with the relevant arrangement agreed to by Seller and Purchaser pursuant to Sections 1.11(b) or 1.11(c)), Seller and Purchaser agree to treat and report, and to cause their respective Affiliates to treat and report, on their Tax Returns, (i) the Purchased Assets that are subject to the provisions of this Section 1.11 (the “Non-Transferred Purchaser Assets”) as assets owned by Purchaser or its Affiliates and (ii) the Excluded Assets that are subject to the provisions of this Section 1.11 (the “Non-Transferred Seller Assets”) as assets owned by Seller or its Affiliates. Each of Seller and Purchaser agrees to notify the other Party promptly in writing if it determines that such treatment (to the extent consistent with the relevant arrangement agreed to by Seller and Purchaser pursuant to Sections 1.11(b) or 1.11(c)) is not permitted under applicable Laws. Where such treatment is not permitted under applicable Law, and subject to the terms of any relevant arrangement agreed to by Seller and Purchaser pursuant to Sections 1.11(b) or 1.11(c), (i) the amount of the Taxes imposed on Seller or any of its Affiliates with respect to any Non-Transferred Purchaser Asset for any Post-Closing Tax Period, if any, for which Purchaser is responsible shall be calculated on a “with and without” basis and Purchaser shall pay such amounts over to Seller and (ii) the amount of the Taxes imposed on Purchaser or any of its Affiliates with respect to any Non-Transferred Seller Asset for any Post-Closing Tax Period, if any, for which Seller is responsible shall be calculated on a “with and without” basis and Seller shall pay such amounts over to Purchaser. Seller shall provide, and shall cause its Affiliates to provide, Purchaser with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Purchaser Assets (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining the amount of such Taxes; provided, however, that, in the case of Tax Returns of Seller, Sigma or any of their Affiliates (or of a consolidated, combined, unitary or Tax group including any of them), Seller may, in lieu of delivering the Tax Returns, deliver to Purchaser pro-forma statements setting forth in sufficient detail the information relevant for determining the amount of such Taxes. Purchaser shall provide, and shall cause its Affiliates to provide, Seller with a reasonable opportunity to review the relevant portion of any applicable Tax Returns relating to any Non-Transferred Seller Assets (and accompanying schedules, calculations and other reasonably requested work papers) as necessary for determining the amount of such Taxes; provided, however, that, in the case of Tax Returns of Purchaser or any of its Affiliates (or of a consolidated, combined, unitary or Tax group including any of them), Purchaser may, in lieu of delivering the Tax Returns, deliver to Seller pro-forma statements setting forth in sufficient detail the information relevant for determining the amount of such Taxes. If Seller and Purchaser are unable to reach an agreement in respect of any dispute concerning the amount of such Taxes, they shall promptly submit any such dispute for resolution to the Neutral Accountant. All costs and expenses of the Neutral Accountant shall be borne equally by Seller and Purchaser.
1.12Withholding. Purchaser shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any and all amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld under any applicable Tax Law (taking into account any administrative guidance issued by any Taxing Authority), provided that Purchaser shall use reasonable best efforts to provide reasonable advance notice to Seller prior to making any such deduction or withholding. Seller and Purchaser shall use reasonable best efforts to (a) cooperate to quantify any such withholding obligation, (b) promptly provide any reasonably requested information with respect thereto, and (c) cooperate to provide any Tax certificate or form that they are lawfully able to supply and required to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted and withheld, Purchaser shall (i) timely pay to the competent Taxing Authority the full amount so deducted or withheld and (ii) promptly forward to Seller an official receipt or other documentation reasonably necessary to evidence such payment. Such amounts so deducted and withheld and paid over to the applicable Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the disclosure letter delivered by Seller to Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to all other sections or subsections of the Seller Disclosure Letter to which applicability of such disclosure is reasonably apparent), Seller represents and warrants to Purchaser as follows:
2.1Organization and Authority.
(a)Each of Seller, Sigma and the Sigma Entities is duly organized, validly existing and in good standing (or its local equivalent) under the Laws of the jurisdiction of its formation, as applicable, except where the failure to be so in good standing would not reasonably be expected to materially interfere with, prevent or materially delay the consummation of the Transactions. Each of Seller, Sigma and the Sigma Entities has all the requisite corporate or similar organizational power and authority and possesses all the governmental franchises, licenses, permits, authorizations and approvals necessary (a) to enable it to own, lease or otherwise hold the Purchased Assets and (b) to conduct the Business as it is now conducted, except for any such failures to be so qualified or licensed, that would not (i) be material to the Business, taken as a whole or (ii) materially interfere with, prevent or materially delay the consummation of the Transactions. Each of Seller, Sigma and the Sigma Entities is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing, that would not (i) be material to the Business, taken as a whole or (ii) materially interfere with, prevent or materially delay the consummation of the Transactions.
(b)Each of Seller, Sigma and the Sigma Entities have all necessary corporate or similar organizational power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Ancillary Agreement to which it will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution and delivery of this Agreement and each Ancillary Agreement by Seller, Sigma and the Sigma Entities (as applicable), the performance by Seller, Sigma and the Sigma Entities (as applicable) of their respective obligations hereunder and thereunder and the consummation by Seller, Sigma and the Sigma Entities of the transactions contemplated hereby and thereby, including the Transaction, have been (or, in the case of the Ancillary Agreements, shall have been prior to the Closing) duly authorized by all requisite corporate or similar action on the part of Seller, Sigma and the Sigma Entities (as applicable). This Agreement and each Ancillary Agreement to which it will be a party has been (or, in the case of the Ancillary Agreements, shall have been prior to the Closing) duly executed and delivered by Seller, Sigma and the Sigma Entities (as applicable), and assuming due authorization, execution and delivery by Purchaser and the Purchaser Entities (as applicable), this Agreement and each Ancillary Agreement to which it will be a party is (or, in the case of the Ancillary Agreements, shall be prior to the Closing) a valid and binding obligation of Seller, Sigma and the Sigma Entities (as applicable), enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by any applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar Law relating to creditors’ rights generally and general principles of equity.

2.2No Conflicts. Except as may result from any facts or circumstances relating solely to Purchaser or its Affiliates, the execution and delivery of this Agreement and the Ancillary Agreements by Seller, Sigma and the Sigma Entities (as applicable) does not (or, in the case of the Ancillary Agreements, will not), the performance by Seller, Sigma and the Sigma Entities (as applicable) of their respective obligations hereunder and thereunder will not, and the consummation of the Transaction by Seller, Sigma and the Sigma Entities, will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Seller, Sigma or any Sigma Entity, (b) conflict with or violate any Law or Governmental Order applicable to Seller, Sigma, any Sigma Entity or any Purchased Assets or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights to, or result in termination, cancellation, amendment, suspension or revocation or acceleration of any obligation under, or result in the creation of an Encumbrance (other than a Permitted Encumbrance on Purchased Assets) on any of the Purchased Assets pursuant to, any Material Contract to which Sigma or any Sigma Entity is a party, or by which any of the Purchased Assets is bound or affected, except, in the case of the foregoing clauses (b) and (c), for any such violation, conflict or default that would not (i) be material to the Business, taken as a whole, and (ii) interfere with, prevent or materially delay the consummation of the Transaction.
2.3Governmental Consents and Approvals. Except (a) for the Sigma Transaction Clearances, (b) for any required filings for the Transaction under applicable Competition Laws, (c) for any required filings for the Transaction under Foreign Investment Laws, (d) as may be necessary as a result of any facts or circumstances relating solely to Purchaser or any of its Affiliates and (e) as otherwise set forth on Section 2.3 of the Seller Disclosure Letter, no Consent of, action by, filing with or notification to any Governmental Authority is required for the consummation by Seller, Sigma or any Sigma Entity, of the Transaction, except where the failure to obtain such Consent or action or to make such filing or notification would not (i) be material to the Business, taken as a whole, and (ii) interfere with, prevent or materially delay the consummation of the Transaction.
2.4Litigation. As of the date of this Agreement, with respect to the Business and the Purchased Assets, no Action by or against Seller, Sigma or any Sigma Entity, is pending or, to the Knowledge of Seller, threatened, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transaction. As of the date of this Agreement, and for the past three (3) years, with respect to the Business and the Purchased Assets, there is no Action pending or, to the Knowledge of Seller, threatened, by, against, or involving Seller, Sigma or any Sigma Entity, other than such Actions as would not be material to the Business, taken as a whole. None of Seller, Sigma or any Sigma Entity, or any of the Purchased Assets, is subject to any Governmental Order (nor, to the Knowledge of Seller, is there any such Governmental Order threatened to be imposed by any Governmental Authority) or settlement agreement.

2.5Business Financial Statements.
(a)Attached as Section 2.5 of the Seller Disclosure Letter are: (a) the unaudited carve-out summary of certain working capital balances, including Inventory, as of December 31, 2024 (the “Balance Sheet Date”), and the unaudited carve-out statements of income for the 12-month period ended December 31, 2024, of the Business (collectively, the “Business Financial Statements”). The Business Financial Statements present fairly, in all material respects, the net working capital balances and results of operations of the Business as of their respective dates, applied on a consistent basis during the periods involved, and provided that: (i) Sigma and the Sigma Entities do not maintain separate financial statements for the Business and therefore, the Business Financial Statements were derived from the books of account and other financial records of Sigma and the Sigma Entities with respect to the Business, which books of account and other financial records were prepared in conformity with IFRS as of and during the periods involved, (ii) in certain operational areas, the Business is dependent upon centralized functional activities of, and centralized corporate services from, Sigma and the Sigma Entities, which are not necessarily adequately reflected in the Business Financial Statements and (iii) the Business Financial Statements involve certain allocations and estimates and do not include all year-end adjustments or footnote disclosures required to present financial statements in conformity with IFRS.
(b)The books and records of Sigma and the Sigma Entities with respect to the Business have been maintained in all material respects in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and fairly and accurately reflect, in all material respects, on a basis consistent with past periods and throughout the periods involved, (i) the financial position and results of operations of Sigma and the Sigma Entities with respect to the Business, and (ii) all transactions related to the Business. Neither Sigma nor any Sigma Entity has received any advice or notification from its independent auditors that Sigma or any Sigma Entity has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books and records of Sigma or any Sigma Entity any properties, assets, Liabilities, revenues, expenses, equity accounts or other accounts, except for any such improper accounting practices which would not be material to the Business, taken as a whole.
2.6No Undisclosed Liabilities. Except for (a) Liabilities incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date, (b) Liabilities that would not be material to the Business, taken as a whole, (c) Liabilities set forth in Section 2.6 of the Seller Disclosure Letter or (d) Excluded Liabilities, the Business does not have any Liabilities that would be required to be reflected or reserved against in a balance sheet of the Business prepared in accordance with IFRS.
2.7Absence of Certain Changes. Since the Balance Sheet Date, except in connection with or in preparation for the Sigma Transaction or the Transaction or as disclosed in the Business Financial Statements: (a) the Business has been conducted in all material respects in the ordinary course consistent with past practice, (b) none of Seller, Sigma or any Sigma Entity has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 4.1 (with Section 4.1 being read for this purpose as constituting an affirmative obligation on the part of Seller to cause Sigma and the Sigma Entities to take the action, or refrain from taking the action referenced therein without taking into account any qualification as to “reasonable best efforts to”), and (c) there has not been, and no change, effect, event or development has occurred, that would have a Business Material Adverse Effect.

2.8Intellectual Property, Information Security and Data Privacy.
(a)Section 2.8(a) of the Seller Disclosure Letter contains a complete and accurate list of the (i) registered or applied-for Intellectual Property, (ii) material unregistered Trademarks; and (iii) domain names; in each case of (i)-(iii), included in the Transferred Intellectual Property. All renewal and maintenance fees in respect of the material registered Transferred Intellectual Property have been duly paid. The Transferred Intellectual Property is subsisting and, except as would not be material to the Business, taken as a whole, valid and enforceable. None of the Transferred Intellectual Property is subject to any outstanding Governmental Order adversely affecting any Purchased Assets or Sigma’s or any Sigma Entity’s use thereof or rights thereto, or that would impair materially the validity or enforceability thereof.
(b)Sigma or a Sigma Entity, except as would not be material to the Business, taken as a whole, (i) is the owner of the Transferred Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances), and, Sigma or a Sigma Entity otherwise has the right to use all Intellectual Property used in, held for use, or necessary for the conduct of the Business as currently conducted, and (ii) is licensed or otherwise possesses rights to use all Intellectual Property licensed or otherwise provided to it under the material Business IP Licenses, on and subject to the terms of such Business IP Licenses.
(c)Except as would not be material to the Business, taken as a whole, the consummation of the Transaction will not result in the grant, license or assignment to any Person of any interest in or to, the modification or loss of any rights with respect to, or the creation of any Encumbrance on, any Transferred Intellectual Property.
(d)(i) Except as would not be material to the Business, taken as a whole, the conduct of the Business by any of Sigma, the Sigma Entities, or their Affiliates, as applicable, does not, and has not within the past three (3) years, infringed upon, misappropriated or otherwise violated any Intellectual Property of any third party, (ii) except as would not be material to the Business, taken as a whole, there are no claims or Actions regarding infringement, misappropriation or other violation relating to the conduct of the Business that, as of the date of this Agreement, are pending before any Governmental Authority or threatened in writing against them, and (iii) to the Knowledge of Seller, as of the date of this Agreement, and for the past three (3) years, no third party is, or has been, infringing upon, misappropriating or otherwise violating any of the Transferred Intellectual Property, in each case, in any material respect.
(e)Sigma, the Sigma Entities, and their Affiliates have taken commercially reasonable measures intended to maintain and protect the confidential and proprietary nature of all trade secrets and other material confidential information included within any of the Transferred Intellectual Property and Sigma Licensed IP to the extent related to the Business. Except as would not be material to the Business, taken as a whole, no such trade secrets or confidential information have been disclosed by Sigma, any Sigma Entity, or their Affiliates to, or to the Knowledge of Seller, discovered by, any Person except pursuant to non-disclosure agreements that obligate that Person to maintain the confidentiality of the confidential information or trade secret.
(f)Each Person who has invented, developed or created material Transferred Intellectual Property for Sigma or a Sigma Entity has presently assigned all of its rights in the same to Sigma or a Sigma Entity, to the extent such rights do not vest in Sigma or a Sigma Entity by operation of applicable Law. Except as would not be material to the Business, taken as a whole, no present or former officer, director, consultant, contractor, advisor, employee, representative or agent of Sigma, the Sigma Entities, (or as it relates to the Business, of Sigma’s Affiliates) is in any material respect in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, use, or transfer of Intellectual Property. No such Person holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Transferred Intellectual Property, except to the extent such right, title or interest cannot be assigned or waived under applicable Law.

(g)Except as may be required pursuant to the Material Contracts, none of Sigma, the Sigma Entities, nor their Affiliates, have a duty or obligation to disclose, deliver, license, or otherwise make available to any other Person any source code of or for any Proprietary Software (“Purchased Source Code”), and no such source code has been disclosed to any Person (other than (i) employees and independent contractors of Sigma or the Sigma Entities that are subject to appropriate confidentiality obligations, and those counterparties of such Material Contracts that are subject to appropriate confidentiality obligations, (ii) such Purchased Source Code that has knowingly and intentionally been (A) licensed to customers on a non-exclusive basis in the ordinary course of business or (B) licensed by Sigma or the Sigma Entities as Public Software), and consummation of the Transaction will not result in the disclosure to any Person of any such Purchased Source Code, except, in each case, as would not be material to the Business, taken as a whole. Except as would not be material to the Business, taken as a whole, Sigma or the Sigma Entities have (and following Closing, Purchaser will have) in its or their possession the Purchased Source Code and related documentation reasonably sufficient to enable a skilled software developer with substantial experience in test and measurement software for high-speed ethernet and network security products to understand, modify, debug, enhance, compile, support and otherwise utilize the Purchased Source Code.
(h)In each case, except as would not be material to the Business, taken as a whole: (x) Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, are in compliance (and have in the last three (3) years been in compliance), in all material respects, with all terms of all licenses governing their use or distribution of third-party Software (including Public Software); and (y) no use of or activities with respect to Public Software by Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, or any of their contractors acting on their behalf, (i) requires the licensing, disclosure or distribution of any Purchased Source Code (other than Purchased Source Code that has knowingly and intentionally been licensed by Sigma or the Sigma Entities as Public Software) to licensees or other Person or other Transferred Intellectual Property, (ii) prohibits or limits the receipt of consideration in connection with licensing or otherwise distributing any Proprietary Software, (iii) except as specifically permitted by applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Proprietary Software, or (iv) requires the licensing or other distribution of any Proprietary Software or other Transferred Intellectual Property (in each case, other than Purchased Source Code that has knowingly and intentionally been licensed by Sigma or the Sigma Entities as Public Software) to any other Person for the purpose of making derivative works.
(i)Each material element of the Business IT Systems is either owned by, or used pursuant to a valid lease or license to, Sigma or the Sigma Entities.
(j) Sigma and its Affiliates have not granted any license to, option to license or option to acquire ownership interest in the material Sigma Licensed IP that materially conflicts with the license granted pursuant to Section 4.9.
(k)Except as would not be material to the Business, taken as a whole, the Business IT Systems (i) are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the Business, (ii) are, to the Knowledge of Seller, free from material bugs, errors or other defects, (iii) have not materially malfunctioned, crashed, failed, experienced denial of service attacks or continued substandard performance or other adverse events with respect to the Business within the past three (3) years, and (iv) to the Knowledge of Seller, do not contain any Malicious Code. Sigma and the Sigma Entities, and as it related to the Business, their Affiliates, have implemented commercially reasonable anti-malware, anti-virus, backup, security, business continuity, and disaster recovery measures and technology.

(l)Sigma and the Sigma Entities, and as it relates to the Business, their Affiliates, comply, and have in the past three (3) years complied, in each case in all material respects, with (i) their public-facing privacy and data security policies, (ii) all applicable rules of self-regulatory organizations and codes of conduct that are binding upon them by Law or Contract, including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS), (iii) all applicable Privacy Laws, (iv) all public representations, promises, and commitments published or otherwise issued by them concerning their practices regarding the privacy, security or the Processing of Personal Information, and (v) all of their contractual obligations concerning information security and data privacy (including the Processing of Personal Information) (collectively, the “Data Privacy/Security Requirements”). All vendors, processors, subcontractors and other Persons acting for or on behalf of Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, in connection with the Processing of Personal Information of the Business or that otherwise have been authorized to have access to the Business IT Systems or the Personal Information of the Business are subject to reasonable contractual requirements regarding the Processing of Personal Information, and comply, and have in the past three (3) years complied, with applicable Data Privacy/Security Requirements in all material respects. Except as would not be material to the Business, taken as a whole, there are no, and have not been in the last three (3) years, any Actions pending by or threatened in writing (or to the Knowledge of Seller, orally) against Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, concerning any Data Privacy/Security Requirement or compliance therewith or violation thereof.
(m)Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, have implemented and maintain a comprehensive information security plan with respect to the Business (a “Security Plan”), which includes commercially reasonable administrative, technical and physical safeguards designed to protect the confidentiality, availability, integrity and security of the Business IT Systems and the information and data stored therein (including Personal Information and other sensitive information) from loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, including cybersecurity and malicious insider risks. The Security Plan conforms in all material respects, and at all times has conformed in all material respects, to the Data Privacy/Security Requirements and any public statements made by Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, regarding the Security Plan. In the past three (3) years, there has been no material (i) loss, damage, misuse or unauthorized use, access, modification, destruction, or disclosure, or other breach of security of the Personal Information maintained by or on behalf of Sigma, the Sigma Entities or, as it relates to the Business, their Affiliates (including, but not limited to, any event that would give rise to a breach or incident for which notification by Seller or its Affiliates to individuals and/or Governmental Authorities is required under Data Privacy/Security Requirements), (ii) phishing, social engineering, or business email compromise incident that has resulted in a monetary loss or that has other-wise had or would have an adverse effect on the Business, or (iii) breaches or unauthorized intrusions of the security of any Business IT System.
2.9Contracts.
(a)As used in this Agreement, “Material Contracts” means all of the following Contracts to which Sigma or any Sigma Entity is a party that are to be transferred to Purchaser pursuant to Article I:
(i)leases or subleases for tangible personal property which require lease payments in excess of $50,000 in the twelve (12) month period immediately following the date of this Agreement;
(ii)Customer Contracts (or portion thereof) under which Sigma and the Sigma Entities collectively received payments from one or more Person (other than its Affiliates) of $500,000 or more during the twelve (12) months ending December 31, 2023 or December 31, 2024, respectively, other than purchase orders placed by customers or shared channel partners in the ordinary course of business;

(iii)Supplier Contracts (or portion thereof) under which Sigma and the Sigma Entities collectively made aggregate payments in excess of $1,000,000 during the twelve (12) months ending December 31, 2023 and December 31, 2024, respectively, other than purchase orders placed in the ordinary course of business;
(iv)Contracts containing any requirement to grant “most favored nation” pricing and terms in favor of a Person;
(v)Contracts that (i) contain “non-solicitation”, “no hire” or similar provisions that materially prevent Sigma or any Sigma Entity from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees or (ii) materially limit the freedom of the Business (or any owner or operator thereof or any of its respective Affiliates) to engage in any line of business, acquire any entity or compete with any Person or any market or geographical area;
(vi)Contracts under which Sigma or any Sigma Entity has granted material exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms to a customer, a supplier, or any Person;
(vii)Contracts with any Top Customer or Top Supplier, other than purchase orders placed in the ordinary course of business;
(viii)Contracts requiring future capital expenditures in excess of $500,000;
(ix)Contracts relating to Indebtedness in excess of $500,000 in principal amount, other than that which will be repaid in full prior to Closing;
(x)any supplier finance Contract having a value in excess of $500,000 in the aggregate;
(xi)any (i) partnership or joint venture Contract and (ii) any Contract involving sharing of revenues, profits, losses, costs or Liabilities with a Person;
(xii)Contracts that involve the payment of royalties to any Person (other than non-exclusive licenses entered into in the ordinary course of business);
(xiii)Contracts with any Governmental Authority;
(xiv)any collective bargaining agreement, works council agreement or similar agreement with any union, works council or other Employee Representative Body other than any National Collective Bargaining Agreements (collectively, “Collective Bargaining Agreements”);
(xv)Contracts constituting any Governmental Order or settlement agreement relating to any actual or threatened Action by, against, or involving the Business or the Purchased Assets for the past three (3) years;
(xvi)Contracts relating to the acquisition or disposition of any business or product line of any other Person primarily related to the Business entered into at any time during the last five (5) years;
(xvii)any Business IP License; and
(xviii)any other Contract not otherwise listed above that obligates Sigma or a Sigma Entity (with respect to the Business) to pay an aggregate amount in excess of $500,000 to a Person during any twelve (12) month period following the date of this Agreement other than an Employee Benefit Plan.

(b)Section 2.9(a) of the Seller Disclosure Letter lists all Material Contracts as of the date of this Agreement. Seller has made available to Purchaser true and complete copies of all Material Contracts, together with all modifications or supplements thereto. Each Material Contract is (i) in full force and effect and is a valid and binding obligation of Sigma or a Sigma Entity, as the case may be, and, to the Knowledge of Seller, each other counterparty thereto, and (ii) enforceable against Sigma or a Sigma Entity, as the case may be, and, to the Knowledge of Seller, against each other counterparty thereto, in accordance with its terms (in each case, except to the extent that the enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Law relating to the enforcement of creditors’ rights generally or by general principles of equity). Neither Sigma nor any Sigma Entity or, to the Knowledge of Seller, the counterparty thereto, is (with or without the lapse of time or the giving of notice, or both) in breach, violation or default in any material respect under the terms of any Material Contract, nor is there any event which, with or without notice, lapse of time or both, would or reasonably be expected to constitute a default, violation or breach in any material respect under the terms of any Material Contract by Sigma or a Sigma Entity, as the case may be, or, to the Knowledge of Seller, by any counterparty thereto. Neither Sigma nor any Sigma Entity has received any claim or notice (whether written or oral) of any such material breach, violation or default. No waiver has been granted by Sigma or any Sigma Entity or, to the Knowledge of Seller, any of the other parties thereto under any of the Material Contracts.
2.10Title; Sufficiency of Assets.
(a)Sigma and the Sigma Entities own (or have a leasehold interest in) all right, title and interests in and to the Purchased Assets free and clear of all Encumbrances, other than Permitted Encumbrances, except with respect to the Specified Business Contracts for restrictions contained in those agreements including restrictions on assignments, use and other Encumbrances granted thereunder.
(b)As of the Closing, the Purchased Assets (i) taking into account the provisions under Section 1.10(c) related to Shared Contracts, and all of the assets, services, products, real property, Intellectual Property to be provided, acquired, leased or licensed to Purchaser under the Ancillary Agreements (or, with respect to Intellectual Property, under Section 4.8 and Section 4.9 of this Agreement) and (ii) assuming all Approvals and Business Permits have been obtained or transferred (or the benefits or burdens thereunder have been provided to Purchaser), constitute all of the material rights, property and assets necessary for the conduct of the Business in all material respects as it is currently conducted; provided, that the foregoing is not, and shall not be construed as, a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property. The Purchased Assets, except as would not be material to the Business, taken as a whole, (A) are in good operating condition and repair, except for ordinary wear and tear, (B) are free of material defects and are not in need of maintenance or repair, except for ordinary routine maintenance or repairs and (C) conform to all Laws relating to their construction, manufacture, modification, use and operation, as applicable.
(c)The Inventory is of such condition, and consists of items of a quantity and quality, to be saleable, usable or merchantable, in each case, in the ordinary course of business. Such Inventory complies, in all material respects, with all applicable industry standards and specifications and applicable Law.
2.11Title to Business Real Property; Encumbrances.
(a)Sigma or a Sigma Entity has valid leasehold interests in all Business Real Property, pursuant to the applicable Business Leases, in each case free and clear of all Encumbrances, except Permitted Encumbrances. No third party has the right to sublease, license, use or occupy any Business Real Property. Sigma has made available true, complete and correct copies of all Business Leases to Purchaser.

(b)To the Knowledge of Seller, there are no pending, or threatened in writing, appropriation, condemnation, eminent domain or like Actions relating to the Business Real Property. Seller has not received any notice of any such Actions with respect to the Business Real Property.
(c)With respect to each Business Lease, none of Sigma and the Sigma Entities or any Affiliate has exercised or given any notice of exercise, nor has Sigma or a Sigma Entity, as of the date of this Agreement, received from any landlord or sublandlord any notice of exercise of, relocation or any right to terminate such Business Lease.
(d)The Business Leases are in full force and effect, are valid, binding and enforceable in accordance with their respective terms. There exists (i) no material and uncured default by any of Sigma or the Sigma Entities or any other tenant entity party thereto, as the case may be, or, to the Knowledge of Seller, by any landlord, with respect to the Business Leases, and (ii) no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default as described in clause (i) of this Section 2.11(d) by Sigma or Sigma Entities or, to the Knowledge of Seller, by any landlord thereto, (iii) to the Knowledge of Seller, none of Sigma, the Sigma Entities or any Affiliate has given or received any written notice of default that remains outstanding or uncured.
(e)The Business Real Property (together with the rights in the Mutual Transitional Services Agreement) constitutes all of the real property necessary to conduct the Business as currently conducted. All alterations, improvements, structures and fixtures at the Business Real Property are in good working condition and repair sufficient to operate the Business as conducted of the date this Agreement. To the Knowledge of Seller, neither Sigma nor any Sigma Entity has received notice that any such alterations, improvements, structures and fixtures at the Business Real Property are in violation of applicable Laws, except as would not reasonably be material to the Business, taken as a whole.
2.12Compliance with Law; Permits.
(a)Sigma and any Sigma Entity and the Business, and their respective employees, officers and directors in their capacities as such (i) are, and have been during the past three (3) years, in compliance, in all material respects, with all Laws of all applicable Governmental Authorities, and (ii) have not received written or, to the Knowledge of Seller, oral notice from any Governmental Authority alleging violation of any Law by Sigma or a Sigma Entity or the Business.
(b)Sigma or a Sigma Entity hold all material Permits necessary under applicable Laws for the conduct of the Business as presently conducted and for the ownership and use of the Purchased Assets (the “Business Permits”). No suspension, cancellation, Action or revocation of any Business Permit is pending or, to the Knowledge of Seller, threatened in writing.
(c)Nothing in this Section 2.12 shall be construed as a representation or warranty with respect to infringement, misappropriation or other violation of Intellectual Property.
2.13Environmental Matters.
(a)With respect to the operation of the Business, except as would not be material to the Business, taken as a whole: (i) Seller, Sigma and the Sigma Entities are, and for the past three (3) years have been, in compliance with all applicable Environmental Laws, (ii) Seller, Sigma and the Sigma Entities have all Environmental Permits, if any, which are required under applicable Environmental Laws for the conduct of the Business, and no Action is pending, or, to the Knowledge of Seller, threatened, to revoke, cancel or adversely modify any such Environmental Permits and (iii) Seller, Sigma and the Sigma Entities are, and for the past three (3) years have been, in compliance with the terms and conditions of such Environmental Permits.

(b)Except as would not be material to the Business, taken as a whole: (i) there is no Action pending or, to the Knowledge of Seller, threatened under any Environmental Laws with respect to the Business, (ii) Seller, Sigma and the Sigma Entities are not subject to any open or pending investigations with respect to the Business pursuant to Environmental Law or any Environmental Permit, including the receipt of any requests for information related to such investigations, and (iii) Sigma and the Sigma Entities are not subject to any Governmental Order pursuant to applicable Environmental Law or any Environmental Permit with respect to the Business.
(c)Except as would not be material to the Business, taken as a whole, there has been no Release of, or threatened Release of, or exposure to Hazardous Materials (i) at, on, under or migrating from any Business Real Property (including any structures, facilities or improvements located thereon) or, to the Knowledge of Seller, any location formerly owned, leased or operated by Sigma or the Sigma Entities, with respect to the Business or (ii) arising from or relating to the operations of or any products currently or formerly manufactured, marketed, sold or distributed by Sigma or the Sigma Entities, with respect to the Business.
(d)Neither Seller, Sigma nor the Sigma Entities, with respect to the Business, has entered into any written contract assuming the Liability of a third party or agreeing to indemnify a third party under Environmental Law or concerning any Hazardous Material that would reasonably be expected to give rise to material Liability to the Business under any Environmental Law (other than typical environmental indemnities in favor of landlords and similar arrangements set forth in real property leases).
(e)Seller has made available to Purchaser all environmental site assessments, reports and audits possessed or initiated by Seller pertaining to Environmental Law and relating to any Purchased Asset or Business Real Property.
2.14Labor & Employment.
(a)Subject to compliance with any data privacy or other applicable Law, Section 2.14(a) of the Seller Disclosure Letter sets forth, as of the date of this Agreement, for each Business Employee each such individual’s (identified by role on an anonymized basis) base rate of pay, cash incentive opportunities, job title, location and date of hire, years of service (including any prior service credit that would affect the calculation of years of service for any purpose), full-time or part-time status, temporary or permanent status, work permit or immigration visa status, status as a regular or leased employee, status as an active or inactive employee, date of commencement of leave (as applicable), anticipated date of return from leave (as applicable), and classification under applicable wage and hour Law.
(b)Sigma and the Sigma Entities, with respect to the Business Employees, (i) are, and for the past three (3) years have been, in material compliance with all applicable Laws, Collective Bargaining Agreements and National Collective Bargaining Agreements respecting employment and employment practices, terms and conditions of employment, workers compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of Taxes, worker classification, employment discrimination, harassment, disability rights or benefits, equal opportunity, affirmative action, labor relations, employee leave issues and unemployment insurance and related matters, (ii) are in material compliance with the U.S. Worker Adjustment and Retraining Notification Act of 1988, as amended, and all other similar U.S. state and non-U.S. Laws (collectively, “WARN”), (iii) have paid in full, or adequately accrued for, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such Business Employees and (iv) are not engaged in any unfair labor practice under applicable Law or the subject of any unfair labor practice charges or other complaints before the labor board of any Governmental Authority or otherwise subject to any actual claims or, to the Knowledge of Seller, claims that are threatened, by or on behalf of any Business Employees.

(c)(i) None of Seller, Sigma or the Sigma Entities is a party to any Collective Bargaining Agreement with respect to any Business Employees or the Business, (ii) to the Knowledge of Seller, there are no union organizing activities taking place among the Business Employees and there is no current attempt among the Business Employees to organize, certify or establish any Employee Representative Body, and (iii) since December 31, 2022, there has not occurred or, to the Knowledge of Seller, been threatened any material strike, slowdown, picketing, work stoppage or other similar labor activity with respect to all or any of the Business Employees.
(d)The material personnel necessary to operate the Business as it is currently operated as of the date of this Agreement are included on Section 2.14(a) of the Seller Disclosure Letter.
(e)In the past three (3) years, there have been no allegations of or Actions against the Business or any current or former director, officer, or employee of the Business with a title of Vice President (or its equivalent) or above relating to discrimination, sexual harassment, or abuse by any current or former employees, directors or independent contractors of the Business and, to the Knowledge of Seller, no such event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for any such allegation or Action.
2.15Employee Benefit Matters.
(a)Section 2.15(a) of the Seller Disclosure Letter contains a true and complete list of each material Employee Benefit Plan (excluding any Employee Benefit Plan required to be maintained by applicable Law); provided, that to the extent such information is required to be provided on an anonymized or redacted basis under applicable Law, it shall be so anonymized or redacted. Seller has made available to Purchaser true and complete copies or details of the material terms of Employee Benefit Plans listed on Section 2.15(a) of the Seller Disclosure Letter.
(b)With respect to each material Employee Benefit Plan: (i) each such Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including (where applicable) ERISA and the Code, (ii) all contributions required to be made pursuant to Law or the terms of any Employee Benefit Plan have been made on or before their applicable due dates, and (iii) Sigma and the Sigma Entities have performed all material obligations required to be performed under, and are not in any material respect in default under, or in material violation of, any such Employee Benefit Plan. There are no pending or, to the Knowledge of Seller, threatened claims (other than claims for benefits in the ordinary course), lawsuits, charges, complaints, grievances, investigations, audits, Actions or arbitrations that have been asserted or instituted with respect to any Employee Benefit Plan. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination or opinion letter from the IRS, and each Employee Benefit Plan intended to be qualified for special tax treatment under any other applicable Law is in material compliance with the requirements for such treatment, and, to the Knowledge of Seller, nothing has occurred that would reasonably be expected to adversely affect such qualification.
(c)None of Sigma or the Sigma Entities or any of their ERISA Affiliates (i) sponsors or contributes to an Employee Benefit Plan that is a “defined benefit plan” (as defined in ERISA Section 3(35)) or which outside of the U.S. provides benefits on a defined benefit basis; (ii) has an obligation to contribute to an Employee Benefit Plan that is a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)); (iii) has any liability, contingent or otherwise, under Title IV of ERISA, with respect to an Employee Benefit Plan; or (iv) sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Law).

(d)As of the date of this Agreement, no Key Employee has notified Sigma or a Sigma Entity in writing that he or she intends to terminate his or her employment with Sigma or any of the Sigma Entities. As of the date of this Agreement, except in connection with the transfer of Key Employees in accordance with Article V, none of Sigma or any of the Sigma Entities has a present intent to terminate the employment of any Key Employee and none of Sigma or any of the Sigma Entities has given notice of termination to any Key Employee.
(e)None of the execution and delivery of this Agreement, the consummation of the Transaction, or the consummation of the Sigma Transaction (either alone or in conjunction with any other event) will (i) result in any material payment becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable to any Business Employee under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits to any Business Employee or (iv) result in any Business Employee receiving or retaining a “parachute payment” within the meaning of Section 280G of the Code. None of Sigma or any of the Sigma Entities have any obligation to compensate any Business Employee for any excise Taxes incurred by such Business Employee, including under Section 4999 of the Code.
2.16Taxes.
(a)All material Tax Returns required to be filed with respect to the Business, the Purchased Assets or the Assumed Liabilities have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes with respect to the Business, the Purchased Assets or the Assumed Liabilities required to be paid (whether or not shown, or required to be shown, on any Tax Returns) have been paid.
(b)There is no material dispute, Action, audit, claim, or examination in any jurisdiction relating to Taxes with respect to the Business, the Purchased Assets or the Assumed Liabilities which has been claimed or raised by a Taxing Authority in writing and, to the Knowledge of each of Seller, Sigma, the Sigma Entities, and their Affiliates, as applicable, no such dispute, Action, audit, claim or examination has been proposed, pending or threatened. None of the Tax Returns filed or Taxes payable in connection with such Tax Returns by any of Seller, Sigma, the Sigma Entities, and their Affiliates, as applicable, with respect to the Business, the Purchased Assets or the Assumed Liabilities have been the subject of any material dispute, Action, audit, claim, or examination that has not been resolved or fully paid.
(c)No claim has been made by a Taxing Authority in a jurisdiction where any of Seller, Sigma, the Sigma Entities, or their Affiliates, as applicable, does not file Tax Returns with respect to the Business, the Purchased Assets, or the Assumed Liabilities, that any of Seller, Sigma, the Sigma Entities, or their Affiliates, with respect to the Business, the Purchased Assets, or the Assumed Liabilities, is or may be subject to Tax in that jurisdiction.
(d)There are no Encumbrances for Taxes upon the Business or any of the Purchased Assets, except for Permitted Encumbrances.
(e)Each of Seller, Sigma, the Sigma Entities, and their Affiliates, as applicable, with respect to the Business, the Purchased Assets, or the Assumed Liabilities, is not currently the beneficiary of any extension of time (other than any extension obtained in the ordinary course of business) within which to file any material Tax Return or any extension of time with respect to a Tax assessment or deficiency, and each of Seller, Sigma, the Sigma Entities, and their Affiliates, as applicable, with respect to the Business, the Purchased Assets, or the Assumed Liabilities, has not waived any statute of limitation with respect to any Tax.
(f)Each of Seller, Sigma, the Sigma Entities, and their Affiliates, as applicable, with respect to the Business, the Purchased Assets, and the Assumed Liabilities, has complied in all material respects with applicable Laws with respect to the withholding of Taxes and paid over any such withheld or deducted amounts to the relevant Taxing Authority as required by Law.

(g)None of the Purchased Assets consists of an interest that could be treated for U.S. federal income tax purposes as an equity interest in an entity treated as a partnership or corporation for U.S. federal income tax purposes.
2.17Brokers. Seller shall be solely responsible for the fees and expenses of any broker, finder, agent, financial advisory, investment banker or other intermediary entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller, Sigma or any Sigma Entity.
2.18Foreign Corrupt Practices Act; UK Bribery Act. None of Seller, Sigma or the Sigma Entities or, to the Knowledge of Seller, any director, officer, agent, employee, or other person acting on behalf of Seller, Sigma or the Sigma Entities (in each case, in their capacity as such) has, in the last five years, violated (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including by making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, (ii) the U.K. Bribery Act 2010 (iii) Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, or (iv) other applicable Laws prohibiting bribery or corruption.
2.19Economic Sanctions. None of Sigma or the Sigma Entities (in a manner related to the Business) has, in the last five (5) years, violated any Laws relating to economic, financial, or other trade-related sanctions, export or import controls, anti-boycott or anti-money laundering requirements administered by (a) the United States government, including the Departments of the Treasury, State and Commerce, (b) the United Kingdom, (c) the European Union or any European Union member state, (d) Japan, (e) Canada or (f) the United Nations or its Security Council (collectively, “Trade Controls”). None of Sigma, the Sigma Entities, or their directors, officers, partners, members, employees, or agents acting on their behalf is, or has been in the last five (5) years, (i) identified on any list of restricted or blocked persons under Trade Controls, (ii) controlled, or fifty (50) percent or greater owned by such Persons, or (iii) organized, located, or resident in any country or territory that is the subject of applicable comprehensive economic sanctions (which are, at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Kherson and Zaporizhzhia regions of Ukraine and the so-called People’s Republic of Donetsk and so-called People’s Republic of Luhansk). For the last five (5) years, Sigma and the Sigma Entities (solely with respect to the Business) have obtained, and are and have been in compliance with, all licenses and other required consents, authorizations, waivers, approvals, and orders required in connection with Trade Controls. There have been no material claims, complaints, charges, investigations, voluntary disclosures, or Actions under Trade Controls involving Sigma or the Sigma Entities (solely with respect to the Business), and to the knowledge of Seller, there are no pending or threatened material claims or investigations involving suspected or confirmed violations thereof.

2.20Customers and Suppliers. Section 2.20 of the Seller Disclosure Letter lists (i) the top 10 customers of the Business and (ii) the top 10 suppliers of Sigma and its Affiliates on group level, in each case for the 12-month period ended December 31, 2024 (determined based on, in the case of customers, the amount of revenues recognized by the Business during such fiscal year and, in the case of suppliers, on the dollar amount purchased therefrom by Sigma and its Affiliates on group level), for each such period and the dollar amount derived from each of them during each such period (each, respectively, the “Top Customers” and “Top Suppliers”). During the last twelve (12) months, prior to the date hereof, none of Seller, Sigma or any Sigma Entity has received any written notice that any such Top Customer or Top Supplier has terminated or plans to terminate, adversely alter in any material respect its relationship with such entity or the terms thereof, or materially decrease the amount of business conducted with the Business, other than as a result of expiration or termination of Contracts in accordance with their terms or as reflect ordinary course volume fluctuations as part of the normal product life cycle management. To the Knowledge of Seller, as of the date hereof there are no pending or threatened disputes between Sigma or any Sigma Entity, on the one hand, and any such Top Customer or Top Supplier, on the other hand, other than disputes which, would not be material to the Business, taken as a whole.
2.21Operations Insurance. Section 2.21 of the Seller Disclosure Letter sets forth a list of all material insurance policies, fiduciary liability and other casualty and property insurance, and fidelity bonds that provide coverage in respect of the Business (the “Operations Insurance Policies”) (including the name of the underwriter, the nature and the amount of coverage with respect thereto). There are no material claims in respect of the Business pending under any such policies or bonds as to which coverage has been denied or disputed by the underwriters or issuers of such policies or bonds or in respect of which such underwriters or issuers have reserved their rights, other than ordinary course reservations of rights. Seller, Sigma and the Sigma Entities, as the case may be, have timely filed all claims for which it is seeking payment or other coverage under any of the Operations Insurance Policies.

2.22Related Party Transactions. Except in the ordinary course of business consistent with past practice, no material revenue generated by the Business during the period since January 1, 2023 was generated from sales of products to, or the provision of services to, Sigma or any of its Affiliates.
2.23Disclaimer.
(a)EXCEPT AS SET FORTH IN THIS ARTICLE II (AS MODIFIED BY THE SELLER DISCLOSURE LETTER) OR OTHERWISE IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, NONE OF SELLER, SIGMA, ANY SIGMA ENTITY, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR AND THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLER, SIGMA, THE SIGMA ENTITIES, THEIR RESPECTIVE AFFILIATES OR THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS SET FORTH IN THIS ARTICLE II (AS MODIFIED BY THE SELLER DISCLOSURE LETTER) OR OTHERWISE IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, SELLER IS SELLING, ASSIGNING AND TRANSFERRING THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES TO PURCHASER ON AN “AS IS” BASIS. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT AS SET FORTH IN THIS ARTICLE II (AS MODIFIED BY THE SELLER DISCLOSURE LETTER) OR OTHERWISE IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS, SELLER MAKES NO REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE EXCLUDED ASSETS OR ASSUMED LIABILITIES.

(b)SELLER ACKNOWLEDGES AND AGREES, ON BEHALF OF ITSELF AND ITS AFFILIATES, THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN ARTICLE III OR OTHERWISE IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT TO WHICH SELLER IS OR WILL BE A PARTY, NEITHER SELLER NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAVE RELIED UPON ANY OTHER REPRESENTATIONS OR WARRANTIES OR ANY OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, AND SELLER AND ITS AFFILIATES AND REPRESENTATIVES ACKNOWLEDGE AND AGREE THAT NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAVE ANY LIABILITY OR RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, ADVICE, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SELLER, SIGMA, THE SIGMA ENTITIES AND ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.
Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the disclosure letter delivered by Purchaser to Seller concurrently with the execution and delivery of this Agreement, Purchaser represents and warrants to Seller as follows:
3.1Organization and Authority of Purchaser and Purchaser’s Affiliates. Each of Purchaser and the Purchaser Entities is duly organized, validly existing and in good standing (or its local equivalent) under the Laws of the jurisdiction of its formation, except where the failure to be so in good standing would not prevent or materially delay the performance by Purchaser or any Purchaser Entity of their respective obligations under this Agreement or any Ancillary Agreement or the consummation of the Transaction. Each of Purchaser and the Purchaser Entities have all requisite corporate or similar organizational power and authority to execute and deliver, and to perform its obligations under, this Agreement and each Ancillary Agreement to which it will be a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transaction. The execution and delivery of this Agreement and each Ancillary Agreement by Purchaser and the Purchaser Entities (as applicable), the performance by Purchaser and the Purchaser Entities (as applicable) of their respective obligations hereunder and thereunder and the consummation by Purchaser and the Purchaser Entities of the Transaction, have been (or, in the case of the Ancillary Agreements, shall have been prior to Closing) duly authorized by all requisite corporate or similar action on the part of Purchaser and the Purchaser Entities (as applicable). This Agreement and each Ancillary Agreement to which it will be a party has been (or, in the case of the Ancillary Agreements, shall have been prior to the Closing) duly executed and delivered by Purchaser and the Purchaser Entities (as applicable), and assuming due authorization, execution and delivery by Seller, Sigma and the Sigma Entities (as applicable), this Agreement and each Ancillary Agreement to which it will be a party is (or, in the case of the Ancillary Agreements, shall be prior to the Closing) a valid and binding obligation of Purchaser and the Purchaser Entities (as applicable), enforceable against it in accordance with its terms, except to the extent that the enforceability may be limited by any applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or other similar Law relating to creditors’ rights generally and general principles of equity.

3.2No Conflicts. Except as may result from any facts or circumstances relating to Seller, Sigma or the Sigma Entities, (a) the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser and the Purchaser Entities (as applicable) does not (or, in the case of the Ancillary Agreements, will not), (b) the performance by Purchaser and the Purchaser Entities (as applicable) of their respective obligations hereunder and thereunder will not, and (c) the consummation of the Transaction by Purchaser and the Purchaser Entities will not, in each case, (i) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of Purchaser or any Purchaser Entity, (ii) conflict with or violate any Law or Governmental Order applicable to Purchaser or any Purchaser Entity or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights to, or result in termination, cancellation, amendment, suspension or revocation or acceleration of any obligation under, or result in the creation of an Encumbrance under, any Contract to which Purchaser or any Purchaser Entity is a party, except, in the case of the foregoing clauses (ii) and (iii), for any of the foregoing that would not prevent or materially delay the performance by Purchaser or any Purchaser Entity of their respective obligations under this Agreement or any Ancillary Agreement or the consummation of the Transaction.
3.3Governmental Consents and Approvals. Except for (a) any required filings for the Transaction under applicable Competition Laws, and (b) any required filings for the Transaction under Foreign Investment Law, no Consent of, action by, filing with or notification to any Governmental Authority is required for the consummation by Purchaser or any Purchaser Entity of the Transaction, except where the failure to obtain such Consent or action or to make such filing or notification would not prevent or materially delay the performance by Purchaser or any Purchaser Entity of their respective obligations under this Agreement or any Ancillary Agreement or the consummation of the Transaction.
3.4Litigation. As of the date of this Agreement, no Action by or against Purchaser or any Purchaser Entity is pending or, to the Knowledge of Purchaser, threatened in writing, challenging the legality, validity or enforceability of this Agreement or the consummation of the Transaction, in each case that, if upheld, would reasonably be expected to prevent or materially delay the performance by Purchaser or any Purchaser Entity of their respective obligations under this Agreement or any Ancillary Agreements or the consummation of the Transaction. As of the date of this Agreement, none of Purchaser or any Purchaser Entity is subject to any Governmental Order (nor, to the Knowledge of Purchaser, is there any such Governmental Order threatened in writing to be imposed by any Governmental Authority) which would prevent or materially delay the performance by Purchaser or any Purchaser Entity of their respective obligations under this Agreement or any Ancillary Agreement or the consummation of the Transaction.
3.5Acquisition of Sigma Securities. Neither Purchaser nor any Person Acting in Concert with Purchaser has acquired any Interest in Securities of Sigma on or following December 5, 2023.
3.6Brokers. Purchaser shall be solely responsible for the fees and expenses of any broker, finder, agent, financial advisory, investment banker or other intermediary entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Purchaser.
3.7Sufficiency of Funds. At the Closing Purchaser will have cash proceeds on the Closing Date sufficient for the satisfaction of all of Purchaser’s and the Purchaser Entities’ (as applicable) obligations under this Agreement and the Ancillary Agreements on the Closing Date, including the payment of the Purchase Price and any fees and expenses of or payable by Purchaser or its Affiliates (the amount of all such obligations, in the aggregate, the “Required Closing Payments”).

3.8Financing.
(a)Purchaser has delivered to Seller true, correct and complete copies of the fully executed (i) debt commitment letter in the form attached hereto as Exhibit F, dated as of the date of this Agreement, by and among Purchaser and the Financing Parties (including all exhibits, annexes and schedules thereto), pursuant to which the Financing Parties have committed, on the terms and subject solely to the conditions set forth therein, to provide the committed amounts set forth therein to Purchaser for the purpose of funding the Transaction (the “Debt Financing”) and (ii) the fee letter referred to in the debt commitment letter, subject to redaction solely of fee amounts, “flex” provisions and any other economic terms that are customarily redacted in connection with transactions similar to the Transaction, in each case, to the extent such redactions do not redact any term or provision that would constitute or effect a Prohibited Modification (this clause (ii), the “Debt Fee Letter” and clauses (i) and (ii), collectively, the “Debt Commitment Letter”).
(b)Except as expressly contained in the Debt Commitment Letter, there are no conditions precedent relating to the obligations of the Financing Parties to provide the full committed amount of the Debt Financing contemplated by the Debt Commitment Letter, or any contingencies that would permit the Financing Parties to reduce the committed amount of the Debt Financing, including any condition or other contingency relating to the amount, availability or conditionality of the Debt Financing pursuant to the “flex” provisions. As of the date hereof, Purchaser does not have any reason to believe that (i) it will be unable to satisfy on a timely basis all terms and conditions to be satisfied by it in the Debt Commitment Letter on or prior to the Closing Date or (ii) the full committed amount of the Debt Financing would not be available to Purchaser on or prior to the Closing Date. As of the date hereof, there are no, and there are not contemplated to be any, amendments to which Purchaser or any of its Affiliates is a party or is otherwise aware relating to the Debt Commitment Letter (or the Debt Financing), other than amendments to the Debt Commitment Letter as expressly contemplated thereby as of the date of this Agreement solely to add as parties thereto lenders, lead arrangers, commitment parties, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, but only to the extent doing so would not constitute or effect a Prohibited Modification. As of the date hereof, except as expressly disclosed to Seller in writing prior to the date hereof, there are no, and there are not contemplated to be any side letters, understandings or other agreements, contracts or arrangements of any kind to which Purchaser or any of its Affiliates is a party or is otherwise aware relating to the Debt Commitment Letter.
(c)As of the date hereof, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligation of Purchaser and (to the Knowledge of Purchaser) the Financing Parties party thereto, enforceable against Purchaser and (to the Knowledge of Purchaser) such Financing Parties in accordance with its terms, except to the extent that the enforceability may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other Law relating to the enforcement of creditors’ rights generally or by general principles of equity. As of the date hereof, no event has occurred that (with or without notice, lapse of time or both) could constitute a default, breach or failure to satisfy a condition by Purchaser or, to the Knowledge of Purchaser, any other party thereto under the terms and conditions of the Debt Commitment Letter or would, or would reasonably be expected to, result in any portion of the committed Debt Financing contemplated thereby to be unavailable. Purchaser has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letter on or before the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto. As of the date hereof, Purchaser has no Knowledge of any fact, occurrence, circumstance or condition that would or would reasonably be expected to cause the Debt Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective.

(d)Notwithstanding anything in this Agreement to the contrary, Purchaser expressly represents, acknowledges and agrees that its obligations under this Agreement (including its obligation to consummate the Transaction) are not conditioned or in any way contingent on or otherwise subject to (i) the consummation of any financing arrangements or obtaining any financing (including the Debt Financing) or (ii) its or its Affiliates’ receipt or availability of any funds (including the Debt Financing) or ability to obtain any financing (including the Debt Financing).
3.9Solvency. Purchaser is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud present or future creditors of Purchaser or any of its Affiliates. After giving effect to the transactions contemplated by this Agreement (including the Debt Financing and the transactions in connection therewith), at and immediately after the Closing, Purchaser and its subsidiaries, taken as a whole, (a) will be solvent (in that both the Fair Value of the assets of Purchaser and its subsidiaries, taken as a whole, will be greater than the total amount of Purchaser’s and its subsidiaries’ Liabilities (including a reasonable estimate of any contingent Liabilities), taken as a whole, and that the present fair saleable value of its assets will be greater than the amount required to pay Purchaser’s and its subsidiaries’ probable Liabilities, taken as a whole, as such Liabilities mature or become due), (b) will have adequate capital and liquidity to carry on their businesses and all businesses in which they are about to engage, and (c) shall be able to pay their debts and obligations in the ordinary course of business as they mature or become due. For the purposes of this Section 3.9, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Purchaser and its subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
3.10Competing Business. Purchaser has the financial resources, expertise (including the managerial, operational and technical capability), incentive and intention to maintain and operate the Business as part of a viable and active business in competition with Seller and other competitors in the sale of wireline products.
3.11Investigation.
(a)EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III OR OTHERWISE IN THIS AGREEMENT OR IN THE ANCILLARY AGREEMENTS TO WHICH PURCHASER IS OR WILL BE A PARTY, PURCHASER HAS NOT MADE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY NATURE TO SELLER, AT LAW OR IN EQUITY, WITH RESPECT TO MATTERS RELATING TO PURCHASER, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT TO WHICH PURCHASER IS OR WILL BE A PARTY, NONE OF PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES HAVE MADE ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, INCLUDING WITH RESPECT TO ANY PROJECTIONS, FORECASTS, ESTIMATES OR BUDGETS OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF PURCHASER OR THE BUSINESS (INCLUDING THE REASONABLENESS OF WHETHER THE ASSUMPTIONS UNDERLYING ANY OF THE FOREGOING), WHETHER OR NOT INCLUDED IN ANY MANAGEMENT PRESENTATION OR IN ANY OTHER INFORMATION MADE AVAILABLE TO SELLER, SIGMA OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE EXPRESSLY DISCLAIMED.

(b)Purchaser acknowledges and agrees, on behalf of itself, the Purchaser Entities and their respective Affiliates, that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning the Purchased Assets, the Assumed Liabilities and the Business and (b) has been furnished with or given access to such information about the Purchased Assets, the Assumed Liabilities and the Business as it has requested. Purchaser further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by Seller, Sigma, the Sigma Entities or any of their Affiliates or Representatives are the representations, warranties, covenants and agreements made in this Agreement, (ii) except as set forth in Article II, none of Seller, Sigma or the Sigma Entities or any of their respective Affiliates or its Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to Seller, Sigma or the Sigma Entities, the Purchased Assets, the Assumed Liabilities, the Business, this Agreement or the Ancillary Agreements (or the transactions contemplated hereby or thereby), including representations, warranties, covenants and agreements relating to the financial condition, results of operations, assets or Liabilities of any of the foregoing entities and (iii) none of Seller, Sigma or the Sigma Entities nor any of their respective Affiliates or Representatives makes any representation or warranty as to (A) the operation of the Business by Purchaser after the Closing in any manner or (B) the probable success or profitability of the Business (whether before or after the Closing). Except for the representations and warranties contained in Article II, neither Purchaser, the Purchaser Entities nor any of their respective Affiliates have relied upon any other representations or warranties or any other information made or supplied by or on behalf of Seller, Sigma, the Sigma Entities or any of their respective Affiliates or Representatives, and Purchaser acknowledges and agrees that none of Seller, Sigma, the Sigma Entities or their respective Affiliates or Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Purchaser, the Purchaser Entities, their Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to Purchaser or the Purchaser Entities by any Affiliate or Representative of Purchaser).
Article IV
COVENANTS AND AGREEMENTS
4.1Conduct of the Business. From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 8.1), except (1) as required by applicable Law or Governmental Order, (2) for matters identified in Section 4.1 of the Seller Disclosure Letter, (3) as expressly permitted by this Agreement or any Ancillary Agreement, (4) as otherwise waived or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), or (5) to the extent reasonably necessary to complete or required in connection with the consummation of the Sigma Transaction and would not be material to the Business, taken as a whole, with respect to the Business, Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to:

(a)(i) carry on the Business in all material respects in the ordinary course of business consistent with past practice, (ii) maintain its Books and Records in the ordinary course consistent with past practice, and (iii) maintain and preserve in all material respects the relationships and goodwill of the Business with its customers, suppliers, channel partners, distributors, landlords and other Persons having material business relationships with the Business;
(b)not grant, create, assume or otherwise incur any Encumbrance on any of the Purchased Assets, other than (i) Permitted Encumbrances, and (ii) Encumbrances permitted under Section 4.1(h);
(c)except with respect to Intellectual Property (which is addressed in Section 4.1(l)) not sell, transfer or dispose of any Purchased Assets (or change the use or location of any rights or assets so that they cease to constitute Purchased Assets), other than (i) the sale of Inventory in the ordinary course of business consistent with past practice or (ii) disposals of obsolete assets and scrap Inventory in the ordinary course of business consistent with past practice;

(d)not change or amend any data privacy or information security practices in a manner materially adverse to the Business, except as required by applicable Law;
(e)not amend the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of Sigma or any Sigma Entity or take any action with respect to any recapitalization, reorganization, liquidation or dissolution, file a petition in bankruptcy under any provisions of bankruptcy Law or consent to the filing of any bankruptcy petition;
(f)not disclose or allow to be disclosed any trade secrets or other material confidential information to any Person, other than Persons that are subject to a confidentiality or a non-disclosure covenant protecting against further disclosure thereof;
(g)except in the ordinary course of business consistent with past practice, (i) not enter into any Contract that would constitute a Material Contract or any Lease that would constitute a Purchased Asset or Assumed Liability, (ii) not enter into any Contract which would materially limit, curtail or restrict the Business or otherwise bind the Purchased Assets in the foregoing manner, (iii) not extend or renew any Material Contract or Lease that would constitute a Purchased Asset or Assumed Liability (other than the renewal of a Material Contract or Lease (A) occurring automatically in accordance with its terms, or (B) in the ordinary course of business on terms that are not materially less favorable to the Business than the terms of the respective Material Contract or Lease being renewed); or (iv) not accelerate, terminate, cancel, amend or otherwise modify any Material Contract or Lease that would constitute a Purchased Asset or Assumed Liability in any material respect;
(h)not incur, assume or guarantee any new Indebtedness other than (i) Indebtedness in an outstanding principal amount not exceeding $250,000 in the aggregate, (ii) Indebtedness that will be repaid prior to the Closing or that will not be an Assumed Liability, and (iii) deferred revenue;
(i)not enter into any hedging arrangement that would be a Purchased Asset or an Assumed Liability that will not be terminated prior to the Closing;
(j)not incur any obligations in respect of capital expenditures related to the Business or any Purchased Asset to be incurred after Closing, other than in an amount not exceeding $500,000 individually or $2,000,000 in the aggregate;
(k)not initiate any Action outside the ordinary course of business nor settle, pay, discharge or satisfy any Action where such settlement, payment, discharge or satisfaction would impose (i) any Liabilities (other than Excluded Liabilities) on the Business in excess of $1,000,000 individually or $2,500,000 in the aggregate, in each case, which Liabilities are not reasonably expected to have a material impact on the operation of the Business; or (ii) material restrictions or limitations (including by way of non-monetary relief) upon the operation of the Business following the Closing, or contain any admissions of liability or wrongdoing;
(l)not abandon, fail to maintain or otherwise dispose of any of the Transferred Intellectual Property other than (i) in the ordinary course of selling products and services, (ii) at the end of an item’s statutory term or as required by applicable Law, or (iii) decisions to dispose of, abandon or allow to lapse trade secrets disclosed in Patent applications and the prosecution thereof in the ordinary course of business consistent with past practices;

(m)except as required under the terms of the Co-operation Agreement, any Employee Benefit Plan, Collective Bargaining Agreement or National Collective Bargaining Agreement in effect on the date hereof, not (i) enter into, adopt or materially amend any material compensation or benefit plan, policy, practice, arrangement or agreement for any Business Employee (other than the adoption of or amendment to a welfare benefit plan that is generally applicable to employees of Sigma and Sigma Entities and does not materially increase the costs of such plan), (ii) increase the compensation or benefits payable or to become payable to any Business Employee, except with respect to individual increases of up to three percent (3%) in the annual base salary of any Business Employee whose annual base salary is less than $150,000 in the ordinary course of business, or (iii) grant any new awards, or amend or modify the terms of any outstanding awards, under any Employee Benefit Plan, in each case, as it applies to Business Employees;
(n)except as required by any Governmental Authority, not (i) transfer or permit to be transferred any Business Employee, or offer any Business Employee the opportunity to transfer, to another business unit of Seller, Sigma or any of their Affiliates or (ii) terminate the employment of any Business Employee other than for cause;
(o)except as required under the terms of any Collective Bargaining Agreement or National Collective Bargaining Agreement, not enter into or materially amend any Collective Bargaining Agreement or National Collective Bargaining Agreement (or enter into any other material commitment with any Employee Representative Body) covering Business Employees;
(p)not make, change or revoke any Tax elections, or change any method of Tax accounting, file any amended Tax Return, file any Tax Return inconsistent with past practices, file any claims for material Tax refunds, enter into any closing agreement or similar agreement with respect to Taxes, request a ruling from any Taxing Authority, or grant an extension of any applicable statute of limitations that relates to Taxes, in each case, only to the extent such action, change, filing, claim, agreement, ruling request or extension, as the case may be, relates exclusively to the Business or the Purchased Assets;
(q)not settle or compromise any Tax liability or surrender any right to claim a Tax refund, offset or other reduction in Tax liability or change or agree to any change of the value of any real, personal or intangible property for Tax assessment or other Tax purposes;
(r)not cause or permit the termination or expiration of any Permit, including Business Permits and Environmental Permits, primarily used in, and material to, the Business;
(s)maintain all insurance policies currently in effect with respect to, and material to, the Business (or replacements continuing similar coverage);
(t)not cause or permit the Business to acquire (including by merger, consolidation, share exchange or purchase of all or substantially all the assets of) any Person or business unit thereof; and
(u)not enter into or agree to a binding agreement or commitment to do any of the foregoing.

4.2Prior Notice to Invoke Certain Conditions. On the Confirmation Date, Seller will deliver to Purchaser (x) no later than 7:00 a.m. New York time, the certificate contemplated by Section 7.1(a)(v), if the conditions set forth in clauses (i), (ii), (iii) and (iv) of Section 7.1(a) have been satisfied, (y) no later than 12:00 p.m. New York time, a notice (the “Seller Condition Failure Notice”) in writing if Seller considers any of the conditions set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(d) not to be satisfied and intends to invoke such condition (in such case, providing reasonable details of the event which has occurred, or circumstance which has arisen, which it considers as being sufficiently material to permit Seller to invoke the relevant condition(s)). Without prejudice to Purchaser’s and Seller’s rights set forth in Section 7.3, if any of the conditions set forth in Section 7.2(a), Section 7.2(b), or Section 7.2(d) are not invoked by provision of the Seller Condition Failure Notice, such conditions shall be deemed waived and may not thereafter be invoked by Seller, unless the Closing fails to occur in accordance with Section 1.9 and Section 1.10 within three (3) Business Days of the date on which the Scheme is approved at the Sanction Hearing by reason of a breach on the part of Purchaser of Section 1.9 or Section 1.10 or by reason of the failure of the conditions set forth in Section 7.2(c) (a “Post Sanction Hearing Purchaser Breach”). On the Confirmation Date, Purchaser will deliver to Seller (x) no later than 7:00 a.m. New York time, the certificate contemplated by Section 7.2(a)(iv), if the conditions set forth in clauses (i), (ii), and (iii) of Section 7.2(a) have been satisfied and (y) no later than 12:00 p.m. New York time, a notice (the “Purchaser Condition Failure Notice”) in writing if Purchaser considers any of the conditions set forth in Section 7.1(a), Section 7.1(b), or Section 7.1(d) not to be satisfied and intends to invoke such condition (in such case, providing reasonable details of the event which has occurred, or circumstance which has arisen, which it considers as being sufficiently material to permit Purchaser to invoke the relevant condition(s)). Without prejudice to Purchaser’s and Seller’s rights set forth in Section 7.3, if any of the conditions set forth in Section 7.1(a), Section 7.1(b), or Section 7.1(d) are not invoked by provision of the Purchaser Condition Failure Notice, such conditions shall be deemed waived and may not thereafter be invoked by Purchaser, unless the Closing fails to occur in accordance with Section 1.9 or Section 1.10 within three (3) Business Days of the date on which the Scheme is approved at the Sanction Hearing by reason of a breach on the part of Seller or as a result of the court order sanctioning the Scheme not being delivered to the Registrar of Companies in England and Wales by this date or by reason of the failure of the conditions set forth in Section 7.1(c) (each a “Post Sanction Hearing Seller Breach”); provided, that notwithstanding any other provision of this Agreement, Seller shall use its reasonable best efforts to cause Sigma to deliver the court order sanctioning the Scheme to the Registrar of Companies in England and Wales within two (2) Business Days of the date on which the Scheme is approved at the Sanction Hearing. Seller shall inform Purchaser of the Unconditional Date by written notice delivered to Purchaser at least five (5) Business Days prior to the Unconditional Date. Notwithstanding anything in this Section 4.2, if the Scheme is not approved at the Sanction Hearing or the date of the Sanction Hearing is delayed, rescheduled or otherwise adjourned to a later date, any deemed waiver of all or any of the conditions set forth in Section 7.2 by Seller or Section 7.1 by Purchaser pursuant to this Section 4.2 shall be automatically rescinded and shall be null and void, and the obligations of Purchaser and Seller set forth in this Section 4.2 shall remain applicable with respect to the date to which the Unconditional Date has been delayed, rescheduled or adjourned and the corresponding Confirmation Date.

4.3Access to Information; Confidentiality.
(a)From the date of this Agreement until the Closing (or until the earlier termination of this Agreement in accordance with Section 8.1), upon reasonable notice, Seller shall, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to: (i) afford Purchaser and its authorized Representatives reasonable access to all of the Business Real Property and Books and Records, Contracts to be included in the Purchased Assets and the Assumed Liabilities and all Business Employees who are members of management or key employees of the Business, and (ii) reasonably cooperate with Purchaser and its Representatives and furnish to the authorized Representatives of Purchaser such additional financial and operating data and other information regarding the Business (or copies thereof) previously prepared by Sigma or the Sigma Entities in the ordinary course of business or that may be prepared by Sigma or the Sigma Entities without undue effort, as Purchaser may from time to time reasonably require in order to prepare for the Closing and the integration of the Purchased Assets by Purchaser following the Closing; provided, however, that any such access or furnishing of information shall be scheduled and coordinated through the Person(s) set forth on Schedule 4.3 and shall be conducted during normal business hours, under the supervision of Seller’s or Sigma’s, as applicable, or their Affiliates’ personnel and in such a manner as not to interfere with the normal operations of the Business; further provided, that neither Seller nor Sigma shall be required to disclose (or cause their respective Affiliates to disclose) any information to Purchaser if such disclosure would be reasonably likely to: (A) jeopardize any attorney-client or other legal privilege (provided that Seller shall, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to, disclose such information in a manner that would not jeopardize such attorney-client or other legal privilege), or (B) contravene any applicable Laws (including any Competition Law and Foreign Investment Law and any applicable Law relating to data protection) or fiduciary duties, or breach in any material respect any Contracts (provided that Seller shall, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to, disclose such information in a manner that would not give rise to such contravention of Law or fiduciary duties, or breach of Contract); and provided, further, that notwithstanding anything to the contrary herein, access to the Business Real Property shall not include the right to collect or otherwise take samples at said properties of environmental media such as air, soils, surface waters, sediments or groundwater, or building materials.
(b)From the date hereof until the Closing, Seller shall (and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to) deliver to Purchaser, within thirty (30) days after the end of each quarter of Sigma, management financial information with respect to the Business on a quarterly basis, in each case prepared in accordance with their respective past practice, except as otherwise set forth below, comprising (i) order volume by product type (Hardware, Software, Services, Support), (ii) revenue and gross margin by product type (hardware, software, services, support), (iii) revenue and gross margin by product family (STC, Calnex, Automotive, Security), (iv) Inventory and (v) contract liabilities, provided, that neither Seller nor Sigma shall be required to disclose (or cause their respective Affiliates to disclose) any information to Purchaser if such disclosure would be reasonably likely to contravene any applicable Laws (including any Competition Law and Foreign Investment Law and any applicable Law relating to data protection) or fiduciary duties (provided that Seller shall, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to, use reasonable best efforts to disclose such information in a manner that would not give rise to such contravention of Law or fiduciary duties).

(c)The terms of the Confidentiality Agreement, dated as of October 7, 2024, by and between Purchaser and Seller (the “Confidentiality Agreement”), shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser and Seller under this Section 4.3(c) shall terminate; provided, however, that, for a period of three (3) years from and after the Closing, except as would have been permitted under the terms of the Confidentiality Agreement, (i) Purchaser shall, and shall cause its Affiliates and their respective Representatives to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the Parties regarding this Agreement and the Transaction and all confidential information relating to Seller and Sigma or their respective subsidiaries and Affiliates (other than confidential information relating to the Purchased Assets), and (ii) Seller shall, and shall cause Sigma and the Sigma Entities and their respective Representatives to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the Parties regarding this Agreement and the Transaction and all confidential information relating to Purchaser and its Affiliates (other than confidential information relating to the Excluded Assets). If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall (if then otherwise in effect) continue in full force and effect in accordance with its terms.
(d)Nothing provided to Purchaser pursuant to Section 4.3(a) shall in any way amend or diminish Purchaser’s obligations under the Confidentiality Agreement. Purchaser acknowledges and agrees that, subject to the last paragraph of Section 4.15(a), any information provided to Purchaser or its Affiliates or their respective Representatives pursuant to Section 4.3(a) or otherwise by or on behalf of Seller, Sigma or any Affiliate or Representative of any of them shall be subject to the terms and conditions of the Confidentiality Agreement.

(e)From and after the Closing for a period of three (3) years, Seller agrees to, and shall cause Sigma and the Sigma Entities and Seller’s other Affiliates to, and to use reasonable best efforts to cause their respective Representatives to, (i) treat and hold as confidential (and not (except as expressly permitted by this Agreement or any Ancillary Agreement) disclose or provide access to any Person (other than Seller’s Affiliates and Representatives) to) any confidential and proprietary information to the extent relating to the Business, Purchased Assets or Assumed Liabilities and relating to trade secrets, processes, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Purchased Assets, the Assumed Liabilities or the Business unless such information (A) is or becomes generally available to, or known by, the public through no disclosure in violation hereof by Seller, Sigma, the Sigma Entities or their respective Affiliates or any of its or their Representatives, (B) is required to be publicly disclosed by Law or the rules or regulations of any U.S. or foreign securities exchange or similar organization, or (C) becomes available to Seller or its Affiliates or their respective Representatives from and after the Closing, from a third party source that is not known by Seller, Sigma, the Sigma Entities or Seller’s other Affiliates to be under any obligations of confidentiality in respect of such information, (ii) in the event that Seller or its Affiliates or their respective Representatives becomes legally compelled to disclose any such information, provide Purchaser (to the extent permitted by Law and reasonably practicable) with prompt written notice of such requirement so that Purchaser may seek, at Purchaser’s sole expense, a protective order or other remedy or waive compliance with this Section 4.3(e) and (iii) in the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with this Section 4.3(e), furnish only that portion of such confidential information which is legally required to be provided. In addition, the foregoing shall not prohibit Seller, its Affiliates or any of their respective Representatives from using the confidential information described in clause (i) for the purpose of complying with the terms of this Agreement or any of the Ancillary Agreements or any Contract that has not been assigned or transferred pursuant to Section 1.11. Furthermore, the provisions of this Section 4.3(e) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements or Tax Returns of Seller or its Affiliates or any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby; provided, that any such retained confidential information shall remain subject to the confidentiality obligations herein. Notwithstanding the foregoing, any restrictions on the use and disclosure set forth in the Confidentiality Agreement or otherwise in this Agreement shall not apply to the extent reasonably necessary for Purchaser or Seller to, in connection with any claims from one Party, enforce their respective rights or remedies relating to this Agreement.
(f)Purchaser hereby agrees that for a period commencing on the date of this Agreement and ending on the earlier to occur of (i): the Business Day following the consummation of the Sigma Transaction, (ii) a termination of this Agreement pursuant to Section 8.1(e), (iii) the ninetieth (90th) day following a termination of this Agreement pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c) or Section 8.1(d), if such termination occurs on or before June 30, 2025, (iv) September 29, 2025, if this Agreement is terminated pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c) or Section 8.1(d) and such termination occurs following June 30, 2025 and on or before September 29, 2025, (v) the date of the termination of this Agreement pursuant to Section 8.1(a), Section 8.1(b), Section 8.1(c) or Section 8.1(d), if such termination occurs following September 29, 2025, and (vi) the lapsing of the Offer, unless specifically invited in writing by the board of directors of Seller or a duly constituted committee thereof (and only to the extent set forth in such invitation); provided, however, that the foregoing (iii), (iv) and (v) shall not apply in the event that at the time of such termination Seller is entitled to terminate pursuant to Section 8.1(f), neither Purchaser nor its Affiliates or other representatives (acting on behalf of or at the direction of Purchaser or its Affiliates) will in any manner, directly or indirectly:

(i)effect or seek, offer or propose (whether publicly or otherwise) to make, effect, or participate in, facilitate or knowingly cause or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to make, effect or participate in:
(ii)(A)    any acquisition of, or offer to acquire, any securities (or beneficial ownership thereof), or rights or options to acquire any securities (or beneficial ownership thereof) of Sigma or, except pursuant to this Agreement, assets of Sigma constituting a material portion of the consolidated assets of Sigma;
(iii)(B)    any announcement of an offer to acquire Sigma or (unless required to do so by the UK Takeover Panel pursuant to Rule 2.2 of the City Code or by law) announce that Purchaser, any of its group undertakings or any other person, is interested in acquiring Sigma;
(iv)(C)    any agreement, arrangement or understanding (whether or not legally binding) or do any act with Knowledge of Purchaser that as a result of such act any other person will or may acquire an interest in any shares or other securities of Sigma;
(v)(D)    any agreement, arrangement or understanding (whether or not legally binding) or do any act with Knowledge of Purchaser that as a result of such act other person may become obliged (under the City Code or otherwise) to announce or make an offer to acquire Sigma;
(vi)(E)    any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Sigma; or
(vii)(F)    any agreement, arrangement or understanding (whether or not legally binding) with any person with respect to the holding, voting or disposition of any shares or other securities of Sigma;
(g)(ii)    solicit, or make or participate in any solicitation of, or seek to persuade, shareholders of Sigma to vote in a particular manner at any meeting of the shareholders of Sigma, or otherwise requisitioning or joining in requisitioning any general meeting of Sigma;
(h)(iii)    act in concert with or enter into any agreement, arrangement or understanding (whether or not legally binding) with any other person in connection with any offer to acquire Sigma to be made or announced by that person or any of its group undertakings (other than Seller and its Affiliates);
(i)(iv)    otherwise act, alone or in concert with others (other than Seller and its Affiliates) (A) to seek or obtain representation on or to control, change, advise or influence the management, board of directors or policies of Sigma, or (B) to propose any matter to be voted upon by the stockholders of Sigma or that any meeting of the stockholders of Sigma be called or held;
(j)(v)    disclose or direct any person to disclose any intention, plan or arrangement inconsistent with the foregoing; or

(k)(vi)    advise, assist or encourage or direct any person (including serving as a financing source for any other person) to advise, assist or knowingly encourage any other persons in connection with any of the foregoing.
Furthermore, Purchaser confirms that Purchaser and its Affiliates do not currently hold, and will not deal in any: (1) securities of Sigma which are being offered for or which carry voting rights; (2) securities constituting part of the equity share capital of Sigma; and/or (3) securities of Sigma carrying conversion or subscription rights into any of the foregoing. Nothing in this paragraph (e) shall restrict Purchaser’s ability to: (x) accept an offer for any shares Purchaser holds in Sigma as part of an offer for the entire issued share capital of Sigma at any stage (whether implemented by offer or scheme of arrangement); or (y) give an irrevocable undertaking to accept such an offer either before or after its announcement.
(l)Nothing in Section 4.3(f) (without prejudice to any other applicable obligations or restrictions) shall prevent any acquisition of any Interest in Securities of Sigma:
(i)by any exempt principal trader in the same group of Purchaser’s financial advisers on the Transaction, provided any such dealings comply with Rule 38 of the City Code; or
(ii)by any of the financial advisers or finance providers to Purchaser in connection with the Transaction (provided that, if and to the extent a finance provider has received confidential information relating to the Transaction or Sigma and where applicable, Purchaser has obtained confirmation from the finance provider that it has in place effective information barriers that comply with the requirements of Practice Statement 25 of the Code) in the ordinary course of their investment or advisory business, provided that such action did not arise, directly or indirectly from the instructions of, or otherwise in conjunction with or on behalf of, Purchaser or its Affiliates.
4.4Non-Solicitation. Seller agrees that for a period of two (2) years following the Closing, none of Seller or any of its controlled Affiliates shall, without the prior written consent of Purchaser, solicit to employ or hire (whether as an officer, employee or consultant or other independent contractor) any Transferred Business Employee; provided, however, that the restrictions of this Section 4.4 shall not apply (a) to any general advertisement or any search firm engagement which, in any such case, is not directed or focused on any such Transferred Business Employee and any resultant hiring, or (b) the hiring of any such Transferred Business Employee who directly or indirectly contacts Seller or its Affiliates of her or his own accord without encouragement or solicitation on the part of Seller provided Seller can demonstrate the contact was initiated by any such Transferred Business Employee, or (c) the solicitation or hiring of any such Transferred Business Employee whose employment by or term in office with Purchaser or its Affiliates is terminated prior to the date of the applicable solicitation.
4.5Regulatory and Other Authorizations; Notices and Consents.

(a)Each of Seller and Purchaser shall (and Seller shall use its reasonable best efforts to cause Sigma to) use its reasonable best efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and assist and cooperate with each other in doing, all things necessary and advisable (subject to applicable Law) to cause the Closing conditions set forth in Article VII to be satisfied and to consummate and make effective the Transaction as soon as practicable in accordance with the terms hereof, including using reasonable best efforts to obtain promptly all Consents, including but not limited to (i) any required filings for the Transaction under the Hart Scott Rodino Antitrust Improvements Act of 1976, (ii) all necessary filings under Foreign Investment Laws for the Transaction and (iii) any other submissions (including, as the case may be, submissions in connection with Seller’s efforts to obtain the Sigma Transaction Clearances), notifications or filings under applicable Competition Laws and Foreign Investment Laws for the Transaction ((i)-(ii)-(iii) collectively, the “Regulatory Filings”). Seller and Purchaser shall not, and Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities not to, knowingly enter into any acquisition or other agreement, make any announcement with respect to any transaction (except as required pursuant to applicable Law or the rules of any applicable stock exchange) or take any other action that could reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any Sigma Transaction Clearance or Consents of any Governmental Authority with respect to the Transaction, provided, however, nothing in this Section 4.5(a) shall be interpreted to restrict, or as an attempt to restrict, (i) Purchaser’s ability to respond to inquiries from any Governmental Authority or (ii) Purchaser’s ability to make statements in any litigation (and preparation for litigation), or investigation by any Governmental Authority, arising in connection with either the Transaction or the Sigma Transaction.

(b)In furtherance and not in limitation of the foregoing, each Party hereto shall (and Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to), in consultation and cooperation with the other, prepare and file those Regulatory Filings under the Competition Law and Foreign Investment Law as promptly as reasonably practicable after the execution of this Agreement (in each case, unless another date is mutually agreed between the Parties hereto), or where the ability to control timing of the application, notice, petition or filing is not within the control of the submitting party, commence pre-submission consultation procedures for, any Regulatory Filings with such Governmental Authorities and thereafter make any other required submissions. Purchaser and Seller shall (and Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to) use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries or requests for additional information or documentary material received from any Governmental Authority, and to supply promptly any additional information and documentary material that may be reasonably requested pursuant to any Competition Law and Foreign Investment Law (including, in the case of Purchaser, to promptly make available to any relevant Governmental Authority information and appropriate personnel in response to any queries made by them that are raised in connection with the Sigma Transaction Clearances or the Consents, which may include information regarding this Agreement, Purchaser’s capabilities as the potential purchaser of the Business, or other matters). If any objections are asserted with respect to the Transaction under any Competition Law or Foreign Investment Laws or if any suit or Action is instituted or threatened by any Governmental Authority or any private party challenging the Transaction as violative of any Competition Law or Foreign Investment Law, each of Seller and Purchaser shall (and Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to) use its reasonable best efforts to promptly resolve such objections. Except as otherwise provided in this Agreement, each Party shall bear its own costs of preparing its own filings pursuant to Competition Law and Foreign Investment Law and related expenses incurred to obtain any required approval from a Governmental Authority. Purchaser shall be required to, and shall cause its subsidiaries to, agree to any commitments to maintain selected activities, maintain in good shape associated tangible and intangible assets, and maintain associated human resources within a given territory, abide by contractual or regulatory obligations, ensure continuity of availability of certain intellectual property rights in certain territories, ensure continuity of supply of certain products or services, protect the confidentiality of information, or provide information to Governmental Authorities, as may be necessary to obtain (i) any approval, or any expiration or termination of any waiting period, under the Foreign Investment Laws of the jurisdictions listed in Schedule 7.1(b), or (ii) any determination that Purchaser is an acceptable acquirer of the Business in connection with Seller’s efforts to obtain the Sigma Transaction Clearances, so long as complying with any such commitment would not have a material adverse effect on Purchaser’s ability to conduct the Business post-Closing. For the avoidance of doubt, any commitment requiring the sale, divestiture, or disposition of all or any part of the assets of the Business or of Purchaser’s existing businesses shall be considered a material adverse effect for purposes of Section 4.5(b)(i)-(ii). Except for the foregoing commitments described in Section 4.5(b)(i)-(ii), and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall require Purchaser to agree to (A) sell, divest, license, dispose of, or hold separate any assets or businesses of Purchaser or any of its Affiliates or the Business; (B) terminate, amend, or otherwise modify any contract or other business relationship; (C) agree to or be required to obtain “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction, or to make any notification or provide prior notice to any Governmental Authority regarding any proposed transaction (except for notifications or notices for the Transaction); or (D) otherwise take or commit to take any action that could limit its freedom with respect to, or its ability to retain, one or more of its or any of its Affiliates’ businesses, product lines or assets.

(c)Prior to the Closing, to the extent any Consent from any Governmental Authority is required or necessary, the Parties shall as promptly as practicable (i) furnish to each other Party’s counsel such reasonably necessary business information and provide reasonable assistance in preparing the filing party may reasonably request in connection with its preparation of any such filing or submission (ii) cooperate, by providing appropriate information regarding Purchaser’s business, in the preparation of substantive written or oral submissions or other communications to any Governmental Authority explaining, defending or advocating for the Transaction; and (iii) supply any additional or supplemental information that may be required or reasonably requested by any Governmental Authority within the time allowed by that request. The Parties shall additionally, and shall cause each of their respective Affiliates, as applicable, to, subject to any restrictions under applicable Law, or objection from any Governmental Authority (A) promptly notify the other Party of (and, if in writing, furnish them with copies of (or, in the case of oral communications, advise them of the contents of)) any substantive communication or inquiry received by such party from a Governmental Authority in connection with the Transaction and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other party in relation to) any proposed draft notifications, formal notifications, filings, submissions or other written communications (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transaction to a Governmental Authority; (B) keep the other Party reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transaction and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (I) the receipt of any nonaction, action, clearance, consent, approval or waiver; (II) the expiration of any waiting period; (III) the commencement or proposed or threatened commencement of any Action; and (IV) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transaction; and (C) not independently participate in any meeting, hearing, Action or discussions with or before any Governmental Authority in respect of the Transaction without giving the other party reasonable prior notice of such meeting, hearing, Action or discussion, and, unless prohibited by such Governmental Authority, the opportunity to attend or participate.
(d)Purchaser and Seller may as it deems advisable and necessary, reasonably designate any non-public competitively sensitive material to be provided to the other Party under this Section 4.5(d) as “Outside Counsel Only Material” and such materials and information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside legal counsel to employees (including in-house legal counsel), officers, directors or other independent contractors (including accountants and expert witnesses) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
4.6Permits Transfer. Seller and Purchaser shall, and Seller shall use its reasonable best efforts to cause Sigma to, coordinate and cooperate with each other in exchanging information and assistance in connection with making all filings or notifications necessary to transfer any Business Permits (and any applications therefor) and Environmental Permits that are part of the Purchased Assets to Purchaser, or in connection with any applications for new Permits relating to the Business.
4.7Insurance Coverage.
(a)Purchaser acknowledges and agrees that, effective as of the Closing Date, except as provided in Section 4.7(c) below:
(i)all insurance coverage for the Business, the Purchased Assets and the Assumed Liabilities under policies of Seller, Sigma, the Sigma Entities, and their respective Affiliates shall terminate as of the Closing and, following the Closing, no claims may be brought against any such policy of Seller, Sigma, the Sigma Entities and their respective Affiliates in respect of the Business, the Purchased Assets and the Assumed Liabilities regardless of whether the events underlying such claim arose prior to or after the Closing; and

(ii)from and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for the Business, the Purchased Assets and the Assumed Liabilities.
(b)Except as expressly set forth in Section 4.7(c) and Section 4.7(d) below, Purchaser further covenants and agrees not to seek to assert or to exercise any rights or claims of, or in respect of, the Business, the Purchased Assets or the Assumed Liabilities under or in respect of any past or current insurance policy of Seller, Sigma, the Sigma Entities, or any of their Affiliates (and for the avoidance of doubt excluding the R&W Insurance Policy) under which any of the foregoing is a named insured.
(c)To the extent Sigma and the Sigma Entities maintain third-party occurrence-based insurance policies for the benefit of Sigma and Sigma Entities covering certain Liabilities relating to claims arising out of acts, omissions, occurrences, facts or circumstances (solely to the extent) relating to the Business, the Purchased Assets and the Assumed Liabilities that may exist or occur on or prior to the Closing Date (the “Insurance Coverage”), Seller agrees to use reasonable best efforts to take any and all such actions as may be reasonably necessary (without incurring incremental expenses not reimbursed by Purchaser, commencing any litigation or offering or granting any material accommodation (financial or otherwise)) to, to the extent reasonably practicable (including considering the type of insurable interest in such risk and the nature of the policies) and at Purchasers’ sole expense (but only with respect to incremental expenses incurred by Seller), (i) maintain the Insurance Coverage after the Closing Date for the benefit of Purchaser and its Affiliates and (ii) not to voluntarily relinquish or terminate such Insurance Coverage, in each case (i) and (ii) for a maximum period of two (2) years following the Closing (the “Effective Period”). To the extent that any claim arising out of any act, omission, occurrence, fact or circumstance (solely to the extent) relating to the Business, the Purchased Assets and the Assumed Liabilities and existing or occurring on or prior to Closing Date is made against Purchaser or any of its Affiliates within the Effective Period following the Closing and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), Seller shall, and shall cause its applicable Affiliate(s) to, upon Purchaser’s request, submit such Insurance Coverage Claim to the applicable insurer(s) under the respective insurance policies providing Insurance Coverage, and shall use its reasonable best efforts (without incurring incremental expenses not reimbursed by Purchaser, commencing any litigation or offering or granting any material accommodation (financial or otherwise)) to obtain the maximum recovery from the provider of the applicable Insurance Coverage. In addition, Seller agrees to, and shall cause its applicable Affiliate(s) to, cooperate with Purchaser to make any benefits provided by the Insurance Coverage available to Purchaser and its applicable Affiliate(s) (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Closing Date for the duration of the Effective Period, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims are processed as of the date hereof. In the event that (i) Seller or any of its respective Affiliates receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by Purchaser or any of its Affiliates, Seller shall promptly remit, or cause to be remitted, the proceeds of the Insurance Coverage to Purchaser (net of any reasonable costs or expenses incurred by Seller and its Affiliates in connection with such recovery, including any deductible or co-payment, and any increases in insurance premiums payable by Seller and its Affiliates as a result of such recovery).

(d)To the extent Sigma and the Sigma Entities maintain third-party claims-made insurance policies for the benefit of Sigma and Sigma Entities covering certain Liabilities relating to claims arising out of acts, omissions, occurrences, facts or circumstances (solely to the extent) relating to the Purchased Assets or Assumed Liabilities that may exist or occur on or prior to the Closing Date, and, to the Knowledge of Seller, any such acts, omissions, occurrences, facts or circumstances occur or exist prior to the Closing Date (each, a “Pre-Closing Insurance Event”), and the relevant claims-made insurance policy by its terms applies to such Pre-Closing Insurance Event, from the date of this Agreement until the date that is three (3) years after the Closing Date (or the earlier termination of this Agreement in accordance with Section 8.1) the Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to: (i) submit a claim for such Pre-Closing Insurance Event to the applicable insurer(s) under the respective insurance policies, and shall use its reasonable best efforts (without incurring incremental expenses not reimbursed by Purchaser, commencing any litigation or offering or granting any material accommodation (financial or otherwise)) to obtain the maximum recovery from the applicable insurer(s), (ii) cooperate with Purchaser to make any benefits provided by the insurer(s) in respect of the Pre-Closing Insurance Event available to Purchaser and its applicable Affiliate(s) (subject to the terms and conditions of the applicable insurance policies), and (iii) process such insurance claims in the ordinary course of business in substantially the same manner as similar claims are processed as of the date hereof. In the event that (i) Sigma or any Sigma Entity receives any proceeds in respect of a Pre-Closing Insurance Event under any of its third-party claims-made insurance policies, Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities to promptly remit such proceeds to Purchaser (net of any reasonable costs or expenses incurred by or on behalf of Sigma or the Sigma Entities in connection with such recovery, including any deductible or co-payment, and any increases in insurance premiums payable by or on behalf of Sigma and the Sigma Entities as a result of such recovery). Purchaser acknowledges and agrees that Seller is not making any representation or warranty with respect to the existence of any Pre-Closing Insurance Events or claims relating thereto, including with respect to its, Sigma’s or any of their respective Affiliates’ ability to successfully realize or collect any such claims in whole or in part.
4.8Use of Sigma Names and Marks.
(a)Notwithstanding anything to the contrary herein, following Closing, Purchaser and its Affiliates shall have no rights (other than as separately agreed by the Parties in writing) to use any Trademarks of Seller, Sigma, or any of their respective Affiliates other than as expressly provided in this Section 4.8. Any use by Purchaser or any of its Affiliates of any of the Sigma Marks as permitted in this Section 4.8 is subject to their use of such Sigma Marks in a form and manner, and with standards of quality, consistent with any written usage requirements in effect for the Sigma Marks as of the Closing Date of which Purchaser is made aware. Purchaser and its Affiliates shall, in accordance with the procedures set forth in Section 9.3, and subject to the terms of Section 9.2(c), indemnify and hold harmless Seller and Sigma and each of their Affiliates for any Losses arising from the use of any of the Sigma Marks (i) in breach of this Agreement or (i) in a manner inconsistent with past practices within the Business. All use of the Sigma Marks under this Section 4.8 shall inure to the benefit of Seller and Sigma and their Affiliates.
(b)Effective as of the Closing, with respect to the Inventory of the Business that bears any of the Sigma Marks existing in the possession or control of Purchaser and its Affiliates as of the Closing Date (or that is produced bearing Sigma Marks in accordance with this Section 4.8(b)), Purchaser and its Affiliates shall have the right to (i) continue producing such Inventory as well as the same products that bear any of the Sigma Marks in a manner consistent with the use by the Business prior to Closing (and not for any new products lines developed following the Closing), until twelve (12) months following the Closing, and (ii) exhaust all such Inventory (whether existing as of the Closing Date or produced in accordance with clause (i)) in the ordinary course of conducting the Business until eighteen (18) months following Closing.

(c)Effective as of the Closing, Purchaser shall, and shall cause its Affiliates to, as soon as reasonably practicable, cease any and all uses of any Trademarks that constitute, include or are derived from any of the Trademarks of Seller or Sigma set forth on Schedule 4.8(c), or any other Trademarks confusingly similar to any of the foregoing (collectively, the “Sigma Marks”), including by (i) subject to the right to use the Sigma Marks pursuant to Section 4.8(a) and advertise, market, sell and distribute Inventory bearing such Sigma Marks pursuant to Section4.8(b), no later than (A) twelve (12) months after the Closing Date, deleting all Sigma Marks from all packaging materials, promotional materials, displays, vehicles, computer Software, websites (subject to the disclaimer stating “A Former Spirent Business” next to the corresponding Sigma Mark on the website) and systems and other materials, and deleting or stickering over the Sigma Marks in all manuals, and (B) six (6) months after the Closing Date, deleting all Sigma Marks from all datasheets, product specifications and forms, and (C) three (3) months after the Closing Date, deleting all Sigma Marks from all business cards and stationery, in each case for (A), (B) and (C), used in connection with the Business, and (ii) no later than three (3) months after the Closing Date or after obtaining any necessary Consents required by any Governmental Authority with respect to such removal, whichever is later, removing all Sigma Marks from all signage of any of the Business Real Property and (iii) immediately following the Closing Date, ceasing use of any Sigma Mark in any internet or email domain or address. Notwithstanding anything in this Agreement to the contrary, and without limiting the rights otherwise granted in this Section 4.8, nothing shall prevent Purchaser or its Affiliates from using any Sigma Marks (x) to the extent already shipped to or in use by customers of Seller, Sigma, the Sigma Entities, or their Affiliates, or required or permitted under Contracts of Seller, Sigma, the Sigma Entities, or their Affiliates as of the Closing, and (y) to the extent required by or permitted as a fair use or otherwise under applicable Law (including factual historical references).
(d)Purchaser acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.8 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available (in accordance with Section 11.10), Seller shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.8.
(e)Following Closing, Seller, Sigma, the Sigma Entities, and their Affiliates shall have no rights (other than as separately agreed by the Parties in writing) to use any Trademarks that are included in the Purchased Assets, and shall not hereafter adopt, use, apply to register or register, or authorize others to adopt, use, apply to register or register, any such Trademarks, or contest the ownership or validity of any rights of Purchaser or its Affiliates in or to any such Trademarks, in each case, except (i) to the extent required by or permitted as a fair use or otherwise under applicable Law (including to make factual historical references) or (ii) for any such Trademarks that Purchaser or its Affiliates sell, transfer, assign, abandon under applicable Law, or otherwise dispose of.
4.9Licenses to Intellectual Property.
(a)Effective as of the Closing, Seller hereby grants, on behalf of itself and its Affiliates, to Purchaser and its Affiliates (the “Purchaser Licensees”) a perpetual, irrevocable, non-exclusive, non-sublicensable (subject to Section 4.9(c)), non-transferable (subject to Section 4.9(d)), fully paid-up, royalty-free, worldwide license under all (i) Intellectual Property (other than any Trademarks); and (ii) proprietary Software, including copies of source code and documentation, in each case of (i) and (ii), that is owned by Sigma or any of the Sigma Entities as of the Closing Date and used in the Business as of the Closing (the “Sigma Licensed IP”), in each case solely for use in the development, manufacture, marketing, distribution or sale of Licensed Business Products in the conduct of the Licensed Business and any natural evolutions or developments thereof.

(b)Effective as of the Closing, Purchaser hereby grants, on behalf of itself and its Affiliates, to Seller, Sigma and their respective Affiliates (the “Seller Licensees”) a perpetual, irrevocable, non-exclusive, non-sublicensable (subject to Section 4.9(c)), non-transferable (subject to Section 4.9(d)), fully paid-up, royalty-free, worldwide license under all Transferred Intellectual Property (other than any Trademarks) that is used in any of the Seller Licensees’ businesses other than the Business as of the Closing Date (such Business, collectively, the “Retained Business”, and such Intellectual Property, the “Purchaser Licensed IP”), in each case solely for use in the development, manufacture, marketing, distribution or sale of Licensed Retained Products in the conduct of the Retained Business and any evolutions or developments thereof.
(c)Neither the Purchaser Licensees nor the Seller Licensees (each, a “Licensee Party”) may sublicense their rights under the licenses granted under Section 4.9(a) or Section 4.9(b), respectively, without the prior written consent of Seller or Purchaser (each, a “Licensor Party”), respectively; provided, that each such license shall be sublicensable without consent solely to the relevant Licensee Party’s (i) Affiliates, (ii) successors or acquirors (in whole or in part) and (iii) customers of its Licensed Products (but solely as end users of such Licensed Products) or service providers solely in connection with the development, manufacture, marketing, distribution or sale of its Licensed Products for or on behalf of the relevant Licensee Party in the conduct of the Licensed Business or the Retained Business and any evolutions or developments thereof (as applicable) and not for the use or benefit of any third party. Without limiting the foregoing, any sublicense to a third party of any trade secrets or confidential information licensed to any Licensee Party under Section 4.9(a) or Section 4.9(b) (as applicable) shall be subject to the following:
(i)the relevant Licensee Party shall, and shall cause its Affiliates, and its and their respective sublicensees or other third parties to whom they provide or disclose any trade secrets or other confidential information comprising Sigma Licensed IP (where the Licensee Party is a Purchaser Licensee) or Purchaser Licensed IP (where the Licensee Party is a Seller Licensee), to (A) treat such trade secrets and confidential information with at least the same degree of care as such sublicensees or recipients treat their own similar trade secrets and confidential information, but in no event with less than reasonable care and, in the case of trade secrets, in a manner so as to preserve their trade secret status; and (B) not disclose any such trade secrets or confidential information to any other Person; and
(ii)the relevant Licensee Party shall be responsible and liable hereunder for any act or omission of a sublicensee or recipient as if such act or omission were that of such Licensee Party directly.
(d)The licenses granted under Section 4.9(a) and Section 4.9(b) shall each be personal, non-assignable and non-transferable, in whole or in part, whether voluntarily or involuntarily or by operation of Law or otherwise, without the prior written consent of the applicable Licensor Party. Notwithstanding the foregoing, each Licensee Party may assign its license to a third party in connection with any merger, change of control or sale or transfer of all or substantially all of the equity, assets or business of such Licensee Party to such third party; provided, that (i) such third party assumes all of the applicable obligations of such Licensee Party by operation of Law or by express assignment, as the case may be, and (ii) in no event shall the licenses granted under Section 4.9(a) or Section 4.9(b) (as applicable) extend to any products or services of such third party, other than the applicable Licensed Products. Any purported assignment or transfer in violation of this Section 4.9(d) shall be null and void ab initio.
(e)All confidential Sigma Licensed IP shall be deemed to be confidential information of Seller and Sigma, and all confidential Purchaser Licensed IP shall be deemed to be confidential information of Purchaser, and, in each case, subject to Section 4.3.

(f)Purchaser and its Affiliates shall, in accordance with the procedures set forth in Section 9.3, and subject to the terms of Section 9.2(c), indemnify and hold harmless the Seller Indemnitees for any Losses arising from any Third Party Claim relating to the use of any of the Sigma Licensed IP pursuant to this Section 4.9 or any violation hereof.
(g)Each Party acknowledges and agrees that the remedy at Law for any breach of the requirements of this Section 4.9 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available (in accordance with Section 11.9 and Section 11.10), the other Party shall be entitled to a temporary or permanent injunction, without proof of actual damage or inadequacy of legal remedy, and without posting any bond or other undertaking, in any Action which may be brought to enforce any of the provisions of this Section 4.9.
(h)WITHOUT LIMITING THE APPLICABLE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE II OR OTHERWISE IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT (AND SUBJECT TO THE EFFECTIVENESS, SURVIVAL AND OTHER TERMS AND CONDITIONS OF THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT WITH RESPECT THERETO), (i) NONE OF SELLER, SIGMA, THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR AND THEIR AFFILIATES’ RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE SIGMA LICENSED IP AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED AND (ii) SELLER, SIGMA AND THEIR AFFILIATES, AS APPLICABLE, ARE LICENSING SIGMA LICENSED IP TO THE PURCHASER LICENSEES UNDER THIS SECTION 4.9 ON AN “AS IS” BASIS. WITHOUT LIMITING THE APPLICABLE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III OR OTHERWISE IN THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT (AND SUBJECT TO THE EFFECTIVENESS, SURVIVAL AND OTHER TERMS AND CONDITIONS OF THIS AGREEMENT OR IN ANY ANCILLARY AGREEMENT WITH RESPECT THERETO), (i) NONE OF PURCHASER, ITS AFFILIATES OR ANY OF ITS AND ITS AFFILIATES’ RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASER LICENSED IP AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED AND (ii) PURCHASER AND ITS AFFILIATES, AS APPLICABLE, ARE LICENSING PURCHASER LICENSED IP TO THE SELLER LICENSEES UNDER THIS SECTION 4.9 ON AN “AS IS” BASIS.
(i)Without limiting the scope of the Purchased Assets or the terms of the Mutual Transition Services Agreement, nothing in this Section 4.9 shall require any Licensor Party to deliver or make available to any Licensee Party or any other Person any embodiments (in any form, including digital) of any Sigma Licensed IP or Purchaser Licensed IP, except that to the extent any object code or source code (or associated documentation) for any Software that is Sigma Licensed IP or Know-How Documentation, in each case, is not delivered to Purchaser at Closing or available to Purchaser immediately thereafter (other than any of the foregoing that is immaterial to the operation of the ongoing operation of the Business), then Seller shall (to the extent permitted by any applicable Contracts) promptly deliver to Purchaser such Know-How Documentation or object code, source code or documentation upon Purchaser’s request, but only if such request is made during twenty-four (24) months following the Closing. For purposes of this Section 4.9, any references to Affiliates of Purchaser or Seller shall only apply for so long as they remain Affiliates of Purchaser or Seller, it being understood and agreed that, except as expressly permitted under the second sentence of Section 4.9(d), any license or sublicense to an Affiliate of Purchaser or Seller under this Section 4.9 shall terminate automatically upon such Affiliate ceasing to be an Affiliate of Purchaser or Seller, as applicable. Notwithstanding the foregoing, if Purchaser or Seller divests an Affiliate that is engaged in the Licensed Business or Retained Business, as applicable, such that it is no longer an Affiliate of Purchaser or Seller, Purchaser or Seller may, in accordance with and subject to the terms of Section 4.9(c), grant the divested Affiliate or its acquiror a sublicense under the licenses granted under Section 4.9(a).

4.10Credit and Performance Support Obligations. Purchaser agrees to use all reasonable best efforts (without incurring incremental expenses not otherwise allocated between Seller and Purchaser as per Schedule 1.11(b), commencing any litigation or offering or agreeing to an amendment that materially increases Purchaser’s obligations with respect to the applicable Assumed Liability) to cause Seller, Sigma and their respective Affiliates to be absolutely and unconditionally relieved on or prior to the Closing of all Liabilities arising out of the letters of credit, performance bonds, corporate guarantees and other similar items issued and outstanding in respect of the Purchased Assets or Assumed Liabilities (together the “Seller Guarantees”) and Seller’s, Sigma’s and their respective Affiliates obligations under any Assumed Lease to the extent that the same is a Purchased Asset or an Assumed Liability, and Purchaser shall, in accordance with the procedures set forth in Article IX, indemnify Seller, Sigma and their respective Affiliates against any Losses arising with respect to such Liabilities. Purchaser agrees to continue to use all reasonable best efforts after the Closing (without incurring incremental expenses not otherwise allocated between Seller and Purchaser as per Schedule 1.11(b), commencing any litigation or offering or agreeing to an amendment that materially increases Purchaser’s obligations with respect to the applicable Assumed Liability) to relieve Seller and its Affiliates of all such Seller Guarantees and such Liabilities under any Assumed Lease. With respect to any Assumed Lease, reasonable best efforts shall include but not be limited to, if requested by the landlord, (i) providing additional credit support (whether in the form of a letter of credit, additional security deposit or similar form of credit support) and/or a guaranty, whether new or replacement, with a guarantor reasonably acceptable to landlord on such landlord’s commercially reasonable form, and (ii) entering into a consent agreement on landlord’s commercially reasonable form. In connection with the foregoing, Purchaser shall provide landlord with such information reasonably requested by landlord (including financial information) to facilitate landlord’s review and approval of any such additional credit support, the creditworthiness of such guarantor and/or the projected creditworthiness of the tenant provided, that, except as set forth in the foregoing, nothing in this Section 4.10 shall obligate or in any way require Purchaser or any of its Affiliates to incur incremental expenses not otherwise allocated between Seller and Purchaser as per Schedule 1.11(b), commence any litigation or amend the applicable Lease to materially increase the tenant’s obligations thereunder. Notwithstanding the foregoing, any fees, costs or expenses, incurred by Purchaser or charged by a counterparty under any Assumed Lease or Seller Guarantee reasonably necessary to obtain the foregoing releases shall be borne in accordance with Schedule 1.11(b).
4.11Data Segregation; Mutual Transition Services Agreement.
(a)From the date of this Agreement until the Closing Date, Seller shall use reasonable best efforts to cause the Sigma and the Sigma Entities to, at no additional cost to Purchaser, use reasonable best efforts to cause all Books and Records and data and information included in the Purchased Assets (including all e-mail to the extent related to and reasonably necessary for the operation of the Business) to be segregated from any data and information not included in the Purchased Assets such that it is delivered to Purchaser at Closing and otherwise made available to Purchaser pursuant to the Mutual Transitional Services Agreement. Such Books and Records and data and information will be provided to Purchaser in the form and format in which they are maintained by Seller or its Affiliates as of the date hereof, except to the extent Purchaser reasonably requests that such Books and Records and data and information be delivered in a different form or format, and Seller shall not unreasonably withhold, condition or delay its agreement thereto (it being agreed that Seller has no obligation to incur material costs in connection therewith unless Purchaser agrees to reimburse Seller for such costs).

(b)At the Closing, Purchaser and Seller shall enter into a mutual transition services agreement substantially in the form of Exhibit B (the “Mutual Transition Services Agreement”), provided, that the form of Mutual Transition Services Agreement will be updated prior to Closing to (i) add any services that would constitute an Additional Service (as defined therein) if reasonably requested by Purchaser at least fifteen (15) days prior to the Closing Date and with respect to which Purchaser and Seller mutually agree prior to Closing to the relevant Service Charge and Service Term (as those terms are defined therein) that should apply to the provision of such service (which Service Charges and Service Terms must be determined in good faith in a manner consistent with the methodology used to determine the Service Charges and Service Terms for Forward Services similar to such service), (ii) remove any of the Forward Services (as defined therein), or modify the Forward Services or Service Term for any of the Forward Services, in each case, to the extent Purchaser delivers notice of such removal or modification at least fifteen (15) days prior to the Closing Date (and to the extent Purchaser modifies the scope of the Forward Services to remove any Forward Services, the Service Charges shall be reduced accordingly), and (iii) identify any Transition Services that are interdependent on any other Transition Services. Additionally, promptly following the date hereof and until Closing, the Parties shall cooperate to identify any legal restrictions, licensing requirements, regulations or other limitations on providing the Transition Services relating to human resources, payroll services, benefits programs, benefits administration, or pension funds, and the Parties will cooperate to take such measures as may be reasonable under the circumstances to implement such Transition Services as of Closing, including, but not limited to, engaging a third-party agency, specialized payroll or benefits provider, employer of record, professional employer organization, or other alternative arrangements to comply with applicable Law.
4.12Contact with Customers and Suppliers. From the date of this Agreement until the Closing Date, Purchaser and its Affiliates and their respective Representatives shall contact or communicate with the customers, suppliers, distributors and licensors of the Business in connection with the Transaction only with the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Seller and from the date of this Agreement until the closing of the Sigma Transaction, of Sigma. Nothing in this Section 4.12 shall prohibit Purchaser from contacting the customers, suppliers and licensors of the Business in the ordinary course of Purchaser’s businesses for the purposes of selling products of Purchaser’s businesses or for any other purpose unrelated to the Business and the Transaction; provided, however, that Purchaser does not discuss this Agreement or the Transaction in doing so.
4.13Further Assurances; Post-Closing Cooperation.
(a)Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and to cause the Transaction to occur.

(b)Purchaser agrees to retain and maintain such Books and Records or other books and records related to the Purchased Assets for a period of at least seven (7) years after Closing or such longer minimum period as is required by applicable Law (plus, in each case, any additional time during which Purchaser has been advised by Seller that (i) there is an ongoing Tax audit with respect to periods prior to the Closing or (ii) any such period is otherwise open to assessment). During any such period, Purchaser agrees to give Seller and its Affiliates and their respective Representatives reasonable cooperation, access (including copies) and staff assistance (including from Transferred Business Employees) with respect to the Books and Records or any other books and records delivered to Purchaser hereunder as may be necessary for general business purposes, including the defense of litigation, and in particular, the Specified Litigation, the preparation of Tax Returns and financial statements and the management and handling of Tax audits; provided, however, that (unless mutually agreed otherwise in writing among the Parties) any such access shall be scheduled and coordinated through the Person(s) in accordance with Section 11.15 and shall be conducted at Seller’s expense, during normal business hours, under the supervision of Purchaser’s, or its Affiliates’ personnel and in such a manner as not to interfere with the normal operations of the Business; further, provided, that Purchaser shall not be required to disclose (or cause its Affiliates to disclose) any information to Seller if such disclosure would be reasonably likely to: (A) jeopardize any attorney-client or other legal privilege (provided that Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to disclose such information in a manner that would not jeopardize such attorney-client or other legal privilege); or (B) contravene any applicable Laws (including any Competition Law and Foreign Investment Law and any applicable Law relating to data protection) or breach in any material respect any Contracts (provided that Purchaser shall, and shall cause its Affiliates to, use reasonable best efforts to disclose such information in a manner that would not give rise to such contravention of Law, or breach of Contract).
(c)If, following the Closing, any right, property or asset not forming part of the Purchased Assets (and not required to be transferred to Purchaser or any of its Affiliates in accordance with this Agreement or any Ancillary Agreement) is found to have been transferred to Purchaser or any of its Affiliates (including the Purchaser Entities) in error, either directly or indirectly, Purchaser shall transfer, or shall cause its Affiliates to transfer, at no cost to Seller or its Affiliates, such right, property or asset (and any related Liability) as soon as reasonably practicable to the Affiliate of Seller indicated by Seller, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance, in form and substance mutually agreed by the Parties. If, following the Closing, any right, property or asset forming part of the Purchased Assets is found to have been retained by Sigma or any Sigma Entity in error, either directly or indirectly, Seller shall transfer, or shall cause its Affiliates to transfer, at no cost to Purchaser, such right, property or asset (and any related Liability) as soon as reasonably practicable to Purchaser or an Affiliate of Purchaser indicated by Purchaser, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance, in form and substance mutually agreed by the Parties. Without limiting the generality of the foregoing, if at any time after the date hereof until and including the date that is one (1) year after the Closing Date, Purchaser identifies a specific item of Fixtures, Equipment and Tangible Personal Property or other rights or assets owned by Sigma and the Sigma Entities that (i) is primarily used in the Business but was not transferred to Purchaser or the Purchaser Entities as part of the Purchased Assets and (ii) Purchaser reasonably determines is reasonably necessary for the conduct of the Business as it is currently conducted, then Seller will (A) reasonably cooperate with Purchaser to, in good faith, consent in writing to Purchaser’s determination as to the necessity of such item for the conduct of the Business (which consent shall not be unreasonably withheld, conditioned or delayed) and (B) if the necessity of such item is so confirmed, transfer, or shall cause its Affiliates to transfer, at no cost to Purchaser, such item as soon as reasonably practicable to Purchaser or an Affiliate of Purchaser designated by Purchaser, and shall execute such further documents and instruments necessary to give effect to and evidence such assignment, transfer and conveyance, in form and substance mutually agreed by the Parties.

(d)To the extent that, after the Closing (i) (A) Purchaser or any of its Affiliates (including the Purchaser Entities) receives any cash, checks with appropriate endorsements, or other payment that is properly for the account of Seller, Sigma or any of their Affiliates according to the terms of this Agreement (including any payment otherwise due to Seller, Sigma or any of their Affiliates), or (B) Seller, Sigma or any of their respective Affiliates makes a payment on behalf of Purchaser or any of its Affiliates attributable to periods after the Closing Date (including any payment otherwise payable by the Business), and provides evidence of the same to Purchaser, Purchaser shall as promptly as practicable deliver such amount to Seller, and (ii) (A) Seller, Sigma or any of their Affiliates receives any cash, checks with appropriate endorsements, or other payment that is properly for the account of Purchaser or any of its Affiliates according to the terms of this Agreement (including any payment otherwise due to the Business) or (B) Purchaser or any of its Affiliates makes a payment attributable to periods prior to the Closing Date on behalf of Seller, Sigma or any of their Affiliates (including any payment otherwise payable by Seller, Sigma or any of their Affiliates) and provides evidence of the same to Seller, Seller shall as promptly as practicable deliver such amount to Purchaser or an Affiliate of Purchaser indicated by Purchaser. All amounts due and payable under this Section 4.13(d) shall be due and payable by the applicable Party in immediately available funds, by wire transfer to the bank account designated in writing by the other Party.
(e)To the extent that Purchaser or any of its Affiliates (including the Purchaser Entities) receives any payments, refunds, credits, offsets, reimbursements or other amounts under any Assumed Leases with respect to rent or other payments made by Seller, Sigma or its Affiliates prior to the Closing Date or otherwise attributable to periods prior to the Closing Date, including with respect to reconciliations of operating expenses, insurance costs, real estate taxes and common area charges under the Assumed Leases, then Purchaser shall promptly pay such amounts to Seller and provide Seller with copies of any notices, ledgers, accountings, reconciliation statements and other documents received by Purchaser or any of its Affiliates in connection therewith. Moreover, Purchaser shall deliver to Seller any reconciliation or similar annual statement provided by or on behalf of the landlord under any such leases, such delivery to occur promptly after Purchaser’s or (or its Affiliates’) receipt thereof. Amounts payable under the Assumed Leases (including pre-paid amounts) or otherwise with respect to the operation or maintenance of the Business Real Property thereunder, and liability for other operation and maintenance expenses of and other recurring costs shall be apportioned as of the Closing Date and Seller shall be responsible for all such costs incurred prior to the Closing. To the extent that any such amounts have been pre-paid by Seller, then the Purchase Price shall be increased by the amount of such pre-payment apportioned to the period on and after the Closing Date.
4.14Financing.
(a)Purchaser shall use reasonable best efforts, and shall cause its Affiliates to use reasonable best efforts to take all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Debt Financing. In furtherance and not in limitation of the foregoing, Purchaser shall use reasonable best efforts to, and shall cause its Affiliates to use reasonable best efforts to, take all actions and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the committed Debt Financing on or prior to the Closing Date on the terms and subject only to the conditions described in the Debt Commitment Letter (and on such other terms to the extent not constituting a Prohibited Modification), including by (i) maintaining in full force and effect the Debt Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) substantially consistent with the terms and conditions contained therein (including, to the extent exercised in accordance with the terms of the Debt Commitment Letter, the “flex” provisions contained therein) and without effecting any Prohibited Modification, (iii) satisfying or obtaining a waiver of, on a timely basis (and in any event prior to the Closing Date), all conditions in the Debt Commitment Letter and the Definitive Financing Agreements and complying with their respective obligations thereunder and (iv) enforcing its rights under the Debt Commitment Letter and the Definitive Financing Agreements. Without limiting the generality of the foregoing, in the event that all conditions contained in the Debt Commitment Letter or the Definitive Financing Agreements (other than the consummation of the Transaction and those conditions that by their nature are to be satisfied or waived at Closing) have been satisfied, Purchaser shall use reasonable best efforts to cause the Financing Parties to comply with their respective obligations thereunder, including to fund the Debt Financing at or prior to the Closing.
(b)Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of Seller: (i) permit or consent or agree to any amendment, replacement, supplement or other modification of, or waive any of its rights or remedies or any other party’s obligations under, the Debt Commitment Letter or, to the extent entered into prior to the Closing Date, any Definitive Financing Agreement, in each case, if such amendment, replacement, supplement, other modification or waiver would or would reasonably be expected to (A) impose new or additional conditions or other contingencies or otherwise expand, amend or modify any of the conditions or other contingencies, in each case, to the consummation or receipt of all or any portion of the committed Debt Financing on or prior to the Closing Date, (B) reduce any portion of the committed Debt Financing contemplated by the Debt Commitment Letter as in effect on the date hereof, (C) adversely affect the ability of Purchaser to (1) perform its obligations thereunder on a timely basis (and in any event prior to the Closing Date) or (2) enforce its rights under the Debt Commitment Letter or the Definitive Financing Agreements as so amended, modified or waived, relative to the ability of Purchaser to enforce its rights under the Debt Commitment Letter as in effect as of the date of this Agreement, (D) make the timely funding of the committed Debt Financing or satisfaction of the conditions to obtaining the Debt Financing, in each case on or prior to the Closing Date, less likely to occur or (E) otherwise prevent, impede or materially delay the availability of all or any portion of the committed Debt Financing, the timing of the Closing or the consummation of the Transaction and other transactions contemplated by this Agreement; or (ii) terminate or cause the termination of the Debt Commitment Letter or any Definitive Financing Agreement (each of the effects described in the foregoing clauses (i) and (ii), collectively, the “Prohibited Modifications”); provided, however, that, for the avoidance of doubt, Purchaser may amend, replace, supplement and/or modify the Debt Commitment Letter as expressly contemplated thereby as of the date of this Agreement solely to add as parties thereto lenders, lead arrangers, commitment parties, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, but only to the extent doing so would not constitute or effect a Prohibited Modification Purchaser shall (x) notify Seller of any amendment, replacement, supplement or other modification of, or waive any of its rights or remedies under the Debt Commitment Letter (or to the extent entered into prior to the Closing Date, any Definitive Financing Agreement) and, upon reasonable request of Seller, keep Seller reasonably informed of the terms thereof and (y) provide Seller executed copies of any proposed amendment, replacement, supplement, other modification or waiver to the Debt Commitment Letter and any Definitive Financing Agreement (to the extent executed prior to the Closing Date). Purchaser shall deliver to Seller true, complete and correct copies of all amended Debt Commitment Letters (provided that any fee letter so delivered may be redacted in a manner consistent with the permitted redactions set forth in Section 3.8(a)(ii)) and Definitive Financing Agreements (to the extent executed prior to the Closing Date) promptly upon being obtained by Purchaser. Upon the effectiveness of any such amendment, replacement, supplement, modification or waiver of or under the Debt Commitment Letter not constituting or effecting a Prohibited Modification and otherwise in express compliance with this Section 4.14(b), other than with respect to representations in this Agreement made by Purchaser that speak as of the date of this Agreement, the term “Debt Commitment Letter” shall mean the Debt Commitment Letter as amended, replaced, supplemented or modified or subject to such waiver, in each case, in express compliance with this Section 4.14(b).

(c)In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including, to the extent exercised in accordance with the terms of the Debt Commitment Letter, the “flex” provisions contained therein), regardless of the reason therefor, Purchaser shall, (i) promptly notify Seller of such unavailability and the reason therefor and (ii) use reasonable best efforts to arrange and obtain from the same or alternative sources, as promptly as practicable, alternative financing in an amount sufficient, when taken together with the available portion of the committed Debt Financing (if any) and readily available cash of Purchaser, to pay the Required Closing Payments, on terms and conditions not materially less favorable, taken as a whole, to Purchaser than those contained in the Debt Commitment Letter as in effect as of the date of this Agreement and after giving full effect to the “flex” provisions in the Debt Commitment Letter as in effect on the date of this Agreement as if such “flex” provisions were fully executed (for the avoidance of doubt, it being understood that Purchaser shall not be required to pay fees, economics or other amounts materially in excess in the aggregate of such amounts contemplated by the Debt Commitment Letter in effect on the date of this Agreement after giving full effect to the “flex” provisions in the Debt Commitment Letter as in effect on the date of this Agreement as if such “flex” provisions were fully executed); provided that no New Debt Commitment Letter shall contain any terms or conditions that would constitute or effect a Prohibited Modification if implemented as an amendment or other modification to the Debt Commitment Letter in effect as of the date of this Agreement (such alternative financing, the “Alternate Debt Financing”), and to obtain a new financing commitment letter with respect to such Alternate Debt Financing (together with any related fee letter, the “New Debt Commitment Letter”) (it being understood and agreed that any fee letter delivered in connection with any New Debt Commitment Letter may be redacted in the same manner as set forth in the definition of “Debt Commitment Letter” as in effect as of the date of this Agreement). Purchaser shall (i) upon request of Seller, keep Seller reasonably informed of the terms of any Alternate Debt Financing and (ii) deliver to Seller true, complete and correct copies of all New Debt Commitment Letters provided that any fee letter so delivered may be redacted in a manner consistent with the permitted redactions set forth in Section 3.8(a)(ii) promptly upon being obtained by Purchaser. In the event any New Debt Commitment Letter is obtained in accordance with this Section 4.14(c), other than with respect to representations in this Agreement made by Purchaser that speak as of the date of this Agreement, (A) the term “Debt Commitment Letter” shall be deemed to include the New Debt Commitment Letters (as may be subsequently amended, replaced, supplemented or modified in accordance with Section 4.14(b)), (B) the term “Debt Financing” shall be deemed to include such Alternate Debt Financing and (C) the term “Debt Financing Sources” shall be deemed to include the lender(s) party to the New Debt Commitment Letters. In the event that Alternate Debt Financing shall be obtained pursuant to this Section 4.14(c), Purchaser shall comply with the covenants and prohibitions in this Section 4.14 with respect to such Alternate Debt Financing and New Debt Commitment Letters.
(d)Purchaser shall (1) provide Seller with prompt written notice of (A) any actual breach, breach that is threatened in writing, default, termination or written repudiation by any party to the Debt Commitment Letter (including the New Debt Commitment Letter) or any Definitive Financing Agreement with respect to which Purchaser is aware, and a copy of any written notice or other written communication from any Debt Financing Source with respect to any actual breach, breach that is threatened in writing, default, termination or written repudiation by any party to the Debt Commitment Letter or any Definitive Financing Agreement of any provision thereof, and (B) any event, information, development or circumstance of which Purchaser is aware that would or would reasonably be expected to result in any condition precedent to the funding of the Debt Financing (including any Alternate Debt Financing) not being satisfied on the Closing Date and (2) as soon as reasonably practicable, and in any event not later than three (3) Business Days following Seller’s request therefor, provide any information reasonably requested by Seller relating to any circumstance referred to in the preceding clause (1). Without limiting the foregoing, Purchaser shall, upon written request by Seller, keep Seller reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing (including any Alternate Debt Financing) and, shall, upon the reasonable request by Seller, provide Seller copies of all material definitive documents related thereto.

(e)The foregoing notwithstanding, compliance by Purchaser with this Section 4.14 shall not relieve Purchaser of its obligations to consummate the Transaction whether or not the Debt Financing is available, and Purchaser acknowledges, agrees and represents that (x) in no event shall the receipt or availability of any funds or financing (including the Debt Financing) by Purchaser or any of its Affiliates, or the consummation of any other financing or other transactions, be a condition to any of Purchaser’s obligations under this Agreement and (y) (except, solely in the case of the Seller Cooperation Parties, as expressly set forth in Section 4.15(a) with respect to cooperation with Purchaser in connection with its obtaining the Debt Financing and subject to the limitations thereon set forth in Section 4.15(b)), Seller and its Affiliates have no responsibility for any financing Purchaser may raise in connection with the Transaction, in each case of the foregoing clauses (x) and (y) including, for the avoidance of doubt, the Debt Financing (including any Alternate Debt Financing).
4.15Financing Cooperation.
(a)Prior to the Closing Date, Seller shall, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to, use reasonable best efforts to, provide reasonable cooperation that is customarily required for debt financings similar to the Debt Financing, to the extent reasonably requested in writing by Purchaser and at Purchaser’s sole cost and expense, in connection with the arrangement of the Debt Financing (provided that (x) such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or any of its Affiliates and (y) each Party hereto acknowledges and agrees that none of Sigma or the Sigma Entities undertakes or will be required to undertake any direct duty to provide any such assistance), including using reasonable best efforts to:
(i)furnish to Purchaser such readily available financial information and materials regarding the Business and the Purchased Assets as is reasonably requested in writing by Purchaser in connection with the Debt Financing, and assist Purchaser in connection with Purchaser’s preparation of pro forma financial statements reflecting the Debt Financing and the other transactions contemplated by this Agreement (it being understood and agreed that Purchaser shall be responsible for the preparation of any pro forma financial statements for the Debt Financing and that Seller shall not be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information)), in each case, as may be reasonably requested by Purchaser to consummate the Debt Financing, and solely to the extent such information requested pursuant to this clause (B) is of the type customarily provided by a borrower in connection with debt financings of a type similar to the Debt Financing (it being understood and agreed that, notwithstanding anything to the contrary contained herein, none of Seller, Sigma or the Sigma Entities shall be required to provide any Excluded Information);
(ii)provide reasonable and customary assistance to Purchaser and the Debt Financing Sources in the preparation of any confidential information memoranda, lender presentations and other similar customary marketing materials required to obtain the Debt Financing (including customary authorization letters); (it being understood and agreed that, notwithstanding anything to the contrary contained herein, none of Seller, Sigma or the Sigma Entities shall be required to provide any Excluded Information);
(iii)to the extent required to be obtained pursuant to the Debt Commitment Letter, cooperate with Purchaser to obtain reasonable and customary corporate and facilities credit ratings (it being understood and agreed that, notwithstanding anything to the contrary contained herein, none of Seller, Sigma or the Sigma Entities shall be required to provide any Excluded Information);

(iv)participate (and use reasonable best efforts to cause appropriate members of senior management of the Business to participate) in a reasonable number of meetings (which may be virtual) and presentations with rating agencies and potential lenders, to the extent customarily required for debt financings of a type similar to the Debt Financing and at reasonable times during normal business hours and with reasonable advance notice to Seller (it being understood and agreed that, notwithstanding anything to the contrary contained herein, none of Seller, Sigma or the Sigma Entities shall be required to provide any Excluded Information);
(v)cooperate with the Debt Financing Sources’ due diligence efforts, to the extent reasonable and customary for financings similar to the Debt Financing;
(vi)subject to the limitations set forth in Section 4.15(b), take all corporate actions reasonably requested by Purchaser that are necessary or advisable to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available on the Closing Date to consummate the Transaction;
(vii)providing all information regarding the Business required in connection with the Debt Financing by the Debt Financing Sources in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, in each case, as reasonably requested in writing by Purchaser at least ten (10) Business Days prior to the Closing Date; and
(viii)to the extent required pursuant to the Debt Commitment Letter, facilitate the pledging of the Purchased Assets as collateral for the Debt Financing, including assisting with the preparation of, and executing and delivering, any customary pledge and security documents and any other agreements, documents or certificates that facilitate the pledging of collateral as reasonably requested by Purchaser and required for the funding of the Debt Financing, subject in each case of the foregoing to the limitations set forth in Section 4.15(b); (it being understood and agreed that Seller shall have satisfied the obligations set forth in Section 4.15(a)(i) through 4.15(a)(viii) if Seller shall have used reasonable best efforts to comply with such obligations whether or not any applicable deliverables are actually obtained or provided).
Without prejudice to Section 4.3, Purchaser may disclose confidential information relating to Seller and Sigma or their respective Affiliates to Debt Financing Sources who need to know the same for the purposes of considering, evaluating or advising on the Debt Financing, provided that, prior to any such disclosure each Debt Financing Source is informed of and agrees to observe to keep confidential any confidential information on terms no less onerous than the Confidentiality Agreement; provided, that notwithstanding anything to the contrary, confidential information customarily included in syndicated loan marketing may be shared with prospective lenders solely to the extent that they are subject to customary confidentiality arrangements, including “clickthrough” confidentiality agreement and provisions contained in customary bank information memorandum.

(b)Notwithstanding anything to the contrary in Section 4.15(a) or otherwise in this Agreement, none of Seller, Sigma nor any of their Affiliates shall be required to take or permit the taking of any action pursuant to Section 4.15(a) that would (i) require any of Seller, Sigma or the Sigma Entities, any of their respective Affiliates or any Representative of any of the foregoing (collectively, the “Seller Cooperation Parties”) to (A) pass resolutions or consents to approve or authorize the execution of the Debt Financing or (B) enter into, execute or deliver any certificate, document, instrument or agreement (other than the customary authorization letters referred to in Section 4.15(a)(ii)) or agree to any change or modification of any existing certificate, document, instrument or agreement in connection with the Debt Financing, in each case of the foregoing clauses (A) and (B) the effectiveness of which is not conditioned on the occurrence of the Closing; provided, that in no event shall any director, member, partner, manager or officer of any applicable Seller Cooperation Party be required to take any action described in this clause (i) unless such director, member, partner, manager or officer will retain its respective position on and after the Closing Date (other than, to the extent required pursuant to the Debt Commitment Letter, the execution of notices of prepayment or redemption or borrowing notices in connection with the obligations set forth above; provided, that in no event shall any Seller Cooperation Party be required to assume any expense in connection with the execution of such documents), (ii) cause any representation or warranty in this Agreement to be breached by any Seller Cooperation Party or (other than the customary authorization letters referred to in Section 4.14(a)(ii)) require any Seller Cooperation Party to make a representation, warranty or certification that (A) in the good faith determination of such Person is not true or (B) results in any Seller Cooperation Party being responsible to any third parties for any such representation, warranties or certification, (iii) require any Seller Cooperation Party to (A) pay any commitment or other similar fee or incur or assume or become responsible for the payment of any other expense, liability or obligation in connection with the Debt Financing that is not reimbursed by Purchaser at the Closing or (B) enter into or approve any Debt Financing that is not conditioned on the occurrence of the Closing or have any obligation under any agreement, certificate, document or instrument that is effective prior to the occurrence of the Closing, (iv) subject any director, officer, employee or shareholder of a Seller Cooperation Party to any actual or potential personal liability, (v) conflict with or violate the organizational documents of a Seller Cooperation Party or any applicable Laws or any applicable judgment or result in the disclosure of trade secrets or competitively sensitive information to third parties and/or jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege so long as Seller shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege or protection, (vi) conflict with or be reasonably expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Contract to which any Seller Cooperation Party is a party, (vii) without limiting the obligations of the applicable Seller Cooperation Parties to use reasonable best efforts to assist Purchaser in connection with Purchaser’s preparation of pro forma financial statements, pursuant to Section 4.15(a)(i) require any Seller Cooperation Party to prepare or deliver any pro forma financial statements, pro forma adjustments, projections or any other type of Excluded Information, (viii) require delivery of any internal or external legal opinions by any Seller Cooperation Party, or (ix) require any Seller Cooperation Party to consent to a pre-filing of UCC-1 financing statements or any other grant of Encumbrance prior to the Closing. Nothing contained in this Section 4.15 or otherwise in this Agreement shall require any Seller Cooperation Party, prior to the Closing, to be a borrower, issuer or other obligor with respect to the Debt Financing or any other financing prior to the Closing.

(c)Purchaser shall from time to time promptly upon written request by Seller or Sigma (and in any event within three (3) Business Days following receipt of invoice), (1) reimburse such Person for all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable attorneys’ fees and expenses) incurred by such Person or its Affiliates in connection with the Debt Financing, including in connection with the cooperation of such Person or its Affiliates contemplated by Section 4.15(b) and (2) indemnify, defend and hold harmless Seller and Sigma, their Affiliates and their respective Representatives from and against any and all Losses, damages, claims, interest, awards, judgments, penalties, costs and expenses suffered or incurred by any of them in connection with any Action commenced against any of them in connection with the Debt Financing, any action taken by any of them at the request of Purchaser or its Representatives pursuant to this Section 4.15 and any information used in connection therewith or with the cooperation of the Seller Cooperation Parties, except to the extent that any of the foregoing arises from the bad faith, gross negligence, or willful misconduct of Seller or its Affiliates, in each case, as determined by a court of competent jurisdiction in a final and non-appealable decision.
(d)Without limiting the cooperation provisions of Section 4.15(b) in any respect, all non-public or otherwise confidential information regarding any of Seller, Sigma and their respective Affiliates that is obtained by Purchaser, its Affiliates, the Debt Financing Sources or their respective Representatives (for the purpose of this Section 4.15 treating the reference to “Seller” in such definition as a reference to each “Debt Financing Source”) pursuant to this Section 4.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that notwithstanding anything to the contrary, confidential information customarily included in syndicated loan marketing may be shared with prospective lenders solely to the extent that they are subject to customary confidentiality arrangements, including “clickthrough” confidentiality agreements and provisions contained in customary bank information memoranda. Seller hereby consents to the customary use of its logo in connection with the Debt Financing prior to the Closing Date and agrees, to the extent requested in writing by Purchaser, to use reasonable best efforts to obtain such consent from Sigma to the customary use of its logos for the same purpose; provided that such logos are used solely in a manner that is not intended or reasonably likely to (i) harm or disparage Seller, Sigma or its or their respective Subsidiaries or its or their reputation, goodwill or marks or (ii) otherwise materially adversely affect Seller, Sigma or any of its or their respective Subsidiaries.
(e)The Parties hereto acknowledge and agree that the provisions contained in this Section 4.15 represent the sole obligations of the Seller Cooperation Parties with respect to cooperation in connection with the arrangement of any financing (including the Debt Financing) to be obtained by Purchaser with respect to the Transaction and the Debt Commitment Letter, and no other provision of this Agreement (including the exhibits and schedules hereto), the Debt Commitment Letter or any definitive agreements with respect to the Debt Financing shall be deemed to expand or modify such obligations and if, in connection with any Alternate Debt Financing, the scope of assistance required under this Section 4.15 as compared to the assistance that would be required or expected to be required in connection with the Debt Commitment Letter in effect as of the date of this Agreement and the related Debt Financing is changed or expanded, Seller shall be deemed to have complied with this Section 4.15 for purposes of Article VII of this Agreement if it has provided Purchaser with the assistance that would otherwise be required under this Section 4.15 with respect to the Debt Commitment Letter and the Debt Financing as in effect on the date of this Agreement, in each case without giving effect to any New Debt Commitment Letter and Alternate Debt Financing to the extent such New Debt Commitment Letter and Alternate Debt Financing provide for such additional or different requirements.
(f)Notwithstanding anything to the contrary in this Agreement, the failure of Seller to comply with this Section 4.15 shall not give rise to the failure to satisfy a condition precedent set forth in Section 7.1(a) or a right to terminate this Agreement pursuant to Section 8.1(e), unless Purchaser’s failure to obtain any portion of the proceeds of the Debt Financing was a direct result of the knowing and intentional material breach of the obligations of Seller to comply with its obligations under the cooperation items specified in Section 4.15(a) following Purchaser’s written request for such cooperation item.

4.16R&W Insurance Policy. Purchaser acknowledges that the R&W Insurance Policies insuring Purchaser for any Losses due to breaches of representations and warranties of Seller under Article III substantially in the form attached as Exhibit D hereto (collectively, the “R&W Insurance Policy”) have been obtained as of the date hereof. For the avoidance of doubt, Seller and Purchaser agree that the effectiveness of the R&W Insurance Policy is not a condition to Closing and Purchaser shall remain obligated, subject to the satisfaction or waiver of the Closing conditions set forth in Article VII and subject to the provisions set forth in Article VIII, to consummate the Transaction contemplated by this Agreement in its entirety. The Parties will cooperate and use their reasonable best efforts to cause the R&W Insurance Policy to be issued to Purchaser as of the Closing Date. Seller and Purchaser shall each bear fifty percent (50%) of all costs and expenses related to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, underwriting costs, deductible, taxes, brokerage commissions and other fees, costs and expenses of any nature whatsoever of the R&W Insurance Policy; provided that Seller’s responsibility for any such costs and expenses under this sentence shall in no event exceed an amount of $552,500. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any claims of subrogation rights against Seller, Sigma or the Sigma Entities, or any current or former Representatives or equity holders of any of the foregoing with respect to any claim made by any insured thereunder, which waiver Seller may enforce directly against the insurer of the R&W Insurance Policy, other than in the event of Fraud. Purchaser shall not, and shall cause their Affiliates not to, amend the subrogation or third party beneficiaries provisions contained in the R&W Insurance Policy benefitting Seller and its Affiliates and its and their Representatives and equity holders, without the express prior written consent of Seller.
4.17Pre-Closing Business Employee Information Obligations. As soon as reasonably practicable following the execution of this Agreement and in no event fewer than thirty (30) days prior to the Closing Date, and subject to compliance with any data privacy or other applicable Law, Seller shall (a) update Section 2.14(a) of the Seller Disclosure Letter to the extent any of the information provided has changed, and (b) provide any other compensation- and benefits-related data, in each case, that is reasonably required to enable Purchaser to make offers of employment that are compliant with the terms of Section 5.1 hereof to the extent not provided or made available to Purchaser prior to the date of this Agreement.
4.18Exclusivity. Between the date hereof and the earlier to occur of (a) the termination of this Agreement in accordance with its terms and (b) the Closing Date, Seller shall not (and Seller shall use its reasonable best efforts to cause Sigma and the Sigma Entities not to) solicit, encourage or facilitate (including by way of providing information regarding the Business to any Person or providing access to any Person) any inquiries, discussions or proposals regarding, continue or enter into discussions or negotiations with respect to, or enter into or consummate any agreement or understanding in connection with any proposal regarding, any purchase or other acquisition of all or any portion of the Business (other than the sale of products or services in the ordinary course of business consistent with past practices), and Seller shall cause its directors, officers, employees, agents, representatives and Affiliates to refrain from any of the foregoing.

4.19Releases.
(a)Effective as of the Closing, Seller, Sigma, the Sigma Entities and their respective Affiliates, successors and assigns (the “Seller Releasing Parties”), release, acquit, and forever discharge Purchaser, the Business, and their respective Affiliates, successors and assigns, together with all of their respective past, present and future managers, directors, officers employees, partners, members, shareholders, agents, and representatives (the “Seller Released Parties”), from any and all manner of claims, Actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which any of the Seller Releasing Parties ever had, has or may have against any of the Seller Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Seller Released Parties, from the beginning of time up to and including the Closing Date arising out of or relating to the Business (“Seller Released Claims”); provided, that (i) the Seller Released Claims shall not include any claims of the Seller Releasing Parties arising under this Agreement or the Ancillary Agreements and (ii) nothing in this Section 4.19(a) shall affect the scope of, or shall operate, or be deemed to operate, as a limitation of Purchaser’s indemnification obligation under Article IX with respect to, any of the Assumed Liabilities specifically addressed in Section 1.3.
(b)Effective as of the Closing, Purchaser and its Affiliates, successors and assigns (the “Purchaser Releasing Parties”), release, acquit, and forever discharge Seller, Sigma, the Sigma Entities, and their respective Affiliates, successors and assigns, together with all of their respective past, present and future managers, directors, officers employees, partners, members, shareholders, agents, and representatives (the “Purchaser Released Parties”), from any and all manner of claims, Actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which any of the Purchaser Releasing Parties ever had, has or may have against any of the Purchaser Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Purchaser Released Parties, from the beginning of time up to and including the Closing Date arising out of or relating to the Business (“Purchaser Released Claims”); provided, that (i) the Purchaser Released Claims shall not include any claims of the Purchaser Releasing Parties arising under this Agreement or the Ancillary Agreements and (ii) nothing in this Section 4.19(b) shall affect the scope of, or shall operate, or be deemed to operate, as a limitation of Seller’s indemnification obligation under Article IX with respect to, the Excluded Liabilities specifically addressed in Section 1.4.
Article V
EMPLOYEE MATTERS
5.1Employee Benefit Matters.
(a)Transferred Business Employees.
(i)Each Offer Employee shall receive an offer of employment from Purchaser or an Affiliate of Purchaser no fewer than ten (10) Business Days before the Closing Date, which shall comply with the requirements of Section 5.1(a) and Section 5.1(b). All offers of employment from Purchaser or an Affiliate of Purchaser will provide that the employment of Offer Employees will commence effective as of the start of business on the Closing Date (the “Offer Effective Date”); provided, that for any Offer Employee who, at the time the offer of employment is provided by Purchaser or an Affiliate of Purchaser, is absent from active service due to an authorized or protected leave of absence, such employee’s offer of employment will provide for employment with Purchaser or an Affiliate of Purchaser to commence on the later of (i) the Offer Effective Date and (ii) the earlier of the day following expiration of such employee’s authorized or protected leave of absence or the date when such employee returns to active employment (the “Return Date”). Each Offer Employee who accepts the offer of employment provided pursuant to this Section 5.1(a) and commences employment with Purchaser or one of its Affiliates shall become a Transferred Business Employee as of the Offer Effective Date or the Return Date, as applicable (the “Employment Transfer Date”).

(ii)Where in accordance with the Transfer Regulations the contract of employment of any Business Employee transfers automatically to Purchaser or any of its Affiliates in connection with the transfer of the Purchased Assets, such contract of employment shall have effect from the Closing Date as if originally made between Purchaser or such Affiliate of Purchaser and all rights, powers, duties, liabilities and obligations of Sigma or the applicable Sigma Entity in respect of or in relation to such Business Employees and their contracts of employment in force immediately before the Closing Date shall transfer to Purchaser or its applicable Affiliate in accordance with the Transfer Regulations.
(b)Employment Terms, Compensation and Benefits. Effective immediately upon the Employment Transfer Date, Purchaser shall or shall cause its respective Affiliates to provide to each Transferred Business Employee who remains in the employment of Purchaser or any of its Affiliates employment in the same or an equivalent position and, continuing until the day falling nine (9) months following the Closing Date with (i) base pay and cash incentive opportunities that are no less favorable than those in effect for such Transferred Business Employee immediately prior to the Closing; (ii) benefits and allowances (including equity incentives and pension benefits) which are substantially comparable, in the aggregate, to the benefits and allowances in effect for such Transferred Business Employee immediately prior to the Closing; and (iii) notice and severance benefits that are no less favorable than the notice and severance benefits in effect for such Transferred Business Employee immediately prior to Closing as set out in Section 5.1(b)(iii) of the Seller Disclosure Letter. This Section 5.1(b) is subject to the Transfer Regulations and any other applicable Law that protects any Transferred Business Employee’s acquired rights or otherwise requires Purchaser or any of its Affiliates to provide more generous terms and conditions, compensation or benefits to the Transferred Business Employees following the Closing. Anything herein to the contrary notwithstanding, Purchaser and its Affiliates will have no obligation to continue the employment of any Transferred Business Employee for any period following the Closing Date.
(c)Retention Liabilities and Incentives. Seller, Sigma and the Sigma Entities shall be solely responsible for all Liabilities related to (i) any outstanding equity awards or equity-related arrangements granted to Transferred Business Employees by Sigma or a Sigma Entity on or prior to the Employment Transfer Date and (ii) the payment of any cash retention and long and short-term incentive awards granted by Sigma or a Sigma Entity and payable to Transferred Business Employees on or before the Employment Transfer Date, in each case in accordance with the terms of the applicable Employee Benefit Plan. Seller shall cause each outstanding and unvested long-term incentive award and each cash retention award granted to each Transferred Business Employee and annual bonus arrangements in which Transferred Business Employees participate, in each case to be treated in accordance with Section 5.1(c) of the Seller Disclosure Letter.

(d)Severance Liabilities. Purchaser and its Affiliates shall be solely responsible for any contractual or statutory severance, change in control, accrued paid time off, annual leave, vacation days, holiday pay, redundancy, termination indemnitees or similar termination payments or benefits or Liabilities that may become payable (i) to any Transferred Business Employee terminated by Purchaser or its Affiliates (or who otherwise experiences a “constructive dismissal” or resigns for “good reason” as a result of one or more actions by Purchaser or any of its Affiliates) on or following the Employment Transfer Date and (ii) in respect of (A) any Business Employee who does not receive an offer of employment pursuant to Section 5.1(a) and Section 5.1(b) and who (1) resigns prior to or as of the Closing Date or (2) is terminated by Seller within three (3) months after receiving notice of such termination from Seller on or prior to the Closing Date under circumstances entitling the Business Employee to any such payments and benefits (provided, that, under these circumstances, Purchaser and its Affiliates shall have no Liability for any payments or amounts for which Seller would have been responsible under Section 5.1(c) or Section 5.1(h) if the applicable Business Employee had been a Transferred Business Employee) or (B) any Business Employee who asserts a statutory right to object to the transfer of employment contemplated by Section 5.1(a)(ii) where Purchaser and its Affiliates fail to comply with the Transfer Regulations or otherwise do not honor Section 5.1(a) or Section 5.1(b) and who is entitled to severance on the termination of his or her employment following such objection, or (C) any claims in relation to any failure by Purchaser and its Affiliates to comply with its statutory obligations in respect of the information and consultation of the Business Employees, and Purchaser shall indemnify Seller, Sigma and each of their respective Affiliates from any and all Liabilities for such payments and benefits and Liabilities. To the extent that Seller, Sigma or any of their respective Affiliates become liable for, or are legally required to make, contractual or statutory severance, change in control, accrued paid time off, annual leave, vacation days, holiday pay, redundancy, termination indemnity or similar termination payments or benefits or Liabilities to any Transferred Business Employee terminated by Purchaser or its Affiliates (or who otherwise experiences a “constructive dismissal” or resigns for “good reason” as a result of one or more actions by Purchaser or any of its Affiliates) on or following the Employment Transfer Date or to any Business Employee described in the foregoing clause (ii), Purchaser shall, or shall cause its Affiliates to, reimburse Seller, Sigma or any of their respective Affiliates, as applicable, as soon as practicable but in any event within thirty (30) days of receipt from Seller, Sigma and each of their respective Affiliates, as applicable, of appropriate verification, for all payments, costs and expenses actually incurred in respect thereof by Seller, Sigma or any of their respective Affiliates, as applicable, as required by applicable Law, any Contract or any Employee Benefit Plan. Except as provided above in this Section 5.1(d), Seller and its Affiliates shall be solely responsible for any severance, change in control, accrued paid time off, redundancy, termination indemnitees or similar termination payments or benefits or Liabilities that may become payable to Business Employees (A) dismissed by Seller or its Affiliates or (B) under circumstances set forth on Section 5.1(d) of the Seller Disclosure Letter.

(e)Service Credit. To the extent that any Transferred Business Employee’s acquired rights pre-Closing service are not already protected by the Transfer Regulations or other applicable Law, Purchaser shall, and shall cause its Affiliates to, recognize the prior service of, or recognized with respect to, each Transferred Business Employee as if such service had been performed with Purchaser for purposes of determining eligibility for participation, vesting, service-related level of benefits and benefit accrual under the employee benefit plans and policies provided by Purchaser to such Transferred Business Employee following the Closing, to the same extent such service was recognized by Sigma or the applicable Sigma Entity, as applicable, immediately prior to the Closing; provided, that, unless otherwise required by applicable Law, nothing herein shall require taking into account service for the purposes of any employee benefit plan subject to Title IV of ERISA, any frozen or grandfathered employee plan, or any plan or policy providing retiree health or life benefits or to the extent that such credit would result in the duplication of any benefits for the same period of service. Purchaser shall, or shall cause its Affiliates to, use reasonable best efforts to (i) waive any preexisting condition limitations, actively-at-work requirements, exclusions, waiting periods and evidence of insurability requirements, if any, otherwise applicable to Transferred Business Employees and their spouse and eligible dependents under any plan of Purchaser or any Affiliate of Purchaser that provides group health, benefits in which the Transferred Business Employees may be eligible to participate following the Closing and any other restrictions that would prevent immediate or full participation by such Transferred Business Employees or spouse or eligible dependent thereof, other than any limitations that were in effect with respect to a Transferred Business Employee as of the Closing under the analogous Employee Benefit Plan, and (ii) honor any deductible, co-payment and out-of-pocket expenses and lifetime maximums incurred by the Transferred Business Employees and their eligible dependents under the group health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under group health plans of Purchaser or any of its Affiliates in which they are eligible to participate after the Closing in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.
(f)WARN. Purchaser shall not take any action during the ninety (90)-day period following the Closing with respect to the Transferred Business Employees that would give rise to a “plant closing” or “mass layoff” or group termination under WARN, whether standing alone or when aggregated with applicable pre-Closing employee layoffs. Purchaser agrees to provide, or to cause its Affiliates to provide, any required notice under WARN with respect to any “plant closing” or “mass layoff” (as defined under WARN) or group termination or similar event affecting Transferred Business Employees (including as a result of the consummation of the Transaction) and occurring on or after the Closing Date. Purchaser shall assume liability for, and fully indemnify and hold harmless Seller and its Affiliates with respect to, any Liability incurred by Seller or any of its Affiliates pursuant to WARN in connection with any Business Employee, to the extent such liability arises from actions of Purchaser or any of its Affiliates on or after the Closing, including with respect to the actions described in the immediately preceding sentences (including a failure to extend an offer of employment complying with the requirements of Section 5.1(a)(i) and Section 5.1(b) to a Business Employee).
(g)401(k) Plan.
(i)Effective not later than the Closing Date, Purchaser shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Purchaser 401(k) Plan”). Each Transferred Business Employee participating in an Employee Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (a “Sigma Group 401(k) Plan”) immediately prior to the Closing Date shall become a participant in the corresponding Purchaser 401(k) Plan as of the Closing Date.

(ii)Purchaser agrees to cause the Purchaser 401(k) Plan to allow each Transferred Business Employee to make a “direct rollover” to the Purchaser 401(k) Plan of the account balances of such Transferred Business Employee (including promissory notes evidencing any outstanding loans) under the Sigma Group 401(k) Plan in which such Transferred Business Employee participated prior to the Closing if such Sigma Group 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Transferred Business Employee. The rollovers described herein shall comply with applicable Law, and each relevant party shall make all filings and take any actions required of such party under applicable Law in connection therewith.
(h)Accrued Base Salary; Accrued Paid Time Off. Seller shall, or shall cause Sigma or the Sigma Entities to, pay to each Transferred Business Employee (i) all accrued but unpaid base salary due and owing to such Transferred Business Employee as of the Closing Date and (ii) other than those Transferred Business Employees whose employment transfers to Purchaser or any of its Affiliates in accordance with Section 5.1(a)(ii), all amounts in respect of vacation days and other paid time off accrued but not taken by such Transferred Business Employee on or prior to the Closing. Purchaser shall have no obligation to honor such accrued vacation days or paid time off after the Closing with respect to any Transferred Business Employee other than those Transferred Business Employees who transfer to Purchaser or any of its Affiliates in accordance with Section 5.1(a)(ii).
(i)Cooperation. Seller, Sigma, the Sigma Entities, Purchaser and their respective Affiliates shall cooperate in good faith to provide reasonable access to and delivery of information on a timely basis, in each case, as is reasonably necessary to carry out the actions contemplated by this Article V, including to comply with (i) any legal requirement (whether statutory or pursuant to any Collective Bargaining Agreement with, or the constitution of, any Employee Representative Body) in relation to the transfer of employees, pension arrangements or to consult with or inform the Business Employees (or any of them) or any relevant Employee Representative Body and (ii) the provisions of the Co-Operation Agreement.
(j)280G Matters. As soon as reasonably practicable after the date hereof, Seller shall provide, and shall cause the Sigma Entities to provide, Purchaser with true and complete copies of the most recent analysis and calculations (as well as any subsequent updates thereto) covering payments or benefits that reasonably may result, separately or in the aggregate, in a Business Employee being subject to an excise tax under Section 4999 of the Code in connection with the consummation of the Transaction or the consummation of the Sigma Transaction (either alone or in conjunction with any other event). Seller shall, and shall cause the Sigma Entities to, cooperate in good faith with Purchaser between the date of this Agreement and the Closing Date to, where commercially reasonable, eliminate and, otherwise, reduce the amount of any such excise tax, as permitted by law without the Parties, individually or collectively, incurring any additional material cost or liabilities as a result of such mitigation.
(k)No Third-Party Beneficiaries. The provisions of this Section 5.1 are solely for the benefit of the Parties, and no Business Employee or other employee or former employee of Seller or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Employee Benefit Plan or any employee benefit plan of Purchaser for any purpose. The Parties acknowledge and agree that nothing contained in this Agreement, including in this Section 5.1, shall require Purchaser or any of its Affiliates to maintain the employment of any Business Employee, except as required by applicable Law or an applicable Collective Bargaining Agreement.

5.2Foreign National Employees. Purchaser shall, or shall cause a Purchaser Entity to, employ the Transferred Business Employees who are foreign nationals working in the United States or are working outside of the jurisdiction of his or her citizenship under terms and conditions such that Purchaser or the applicable Purchaser Entity will be considered, to the extent permitted by applicable Law, the successor employer or successor-in-interest to the Business for the applicable country’s immigration purposes. Commencing on the date of this Agreement, Seller shall cooperate, and shall use its reasonable best efforts to cause Sigma and the Sigma Entities to cooperate, in good faith with Purchaser to facilitate each Business Employee who is a foreign national employee obtaining his or her work permit or immigration visa to work for the applicable Purchaser Entity.
5.3Delayed Transfer Employees. Notwithstanding anything to the contrary in this Agreement, the employment of any Delayed Transfer Employee shall not transfer to Purchaser or any of its Affiliates as of the Closing Date. The Parties will cooperate in good faith to cause the employment of any Delayed Transfer Employee to transfer to Purchaser or one of its Affiliates as soon as reasonably practicable following the Closing Date and in accordance with applicable Law and in any event by no later than six (6) months following the Closing Date unless a later date is mutually agreed upon between the Parties. In the case any Delayed Transfer Employee remains employed in active status by Seller or its Affiliates after the Closing Date, the Parties will cooperate in good faith in respect of the (a) provision of such employee’s services to Purchaser and its Affiliates after the Closing Date and (b) the allocation of costs associated with respect to such services to the extent such costs are not covered by the Mutual Transition Services Agreement or other agreement between the Parties. Any Delayed Transfer Employee who commences employment with Purchaser or one of its Affiliates shall become a Transferred Business Employee effective as of the Employment Transfer Date, which, for purposes of such Delayed Transfer Employee, may be a date that is mutually agreed upon by the Parties.

Article VI
TAXES
6.1Apportionment of Taxes.
(a)In the case of any Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period shall be deemed to be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis, the amount of such Taxes allocable to the Straddle Period multiplied by a fraction, the numerator of which is the number of days of such taxable period included in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon production or occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of such taxes allocable to the Pre-Closing Tax Period, computed as if such taxable period ended as of the end of the day on the Closing Date (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership, other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date); provided, that (x) exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each period and (y) items arising from transactions undertaken on the Closing Date after the Closing by Purchaser or any of Purchaser’s Affiliates outside the ordinary course of business shall be treated as arising on the day after the Closing Date. Subject to the provisions of this Agreement, Seller shall be liable for Taxes (other than Purchaser’s allocable share of Transfer Taxes pursuant to Section 6.2) that are attributable to any Pre-Closing Tax Period, and Purchaser shall be liable for Taxes solely attributable to the Purchased Assets (for the avoidance of doubt, other than Excluded Taxes) that are attributable to any Post-Closing Tax Period. Seller shall also be responsible, without duplication, for any Excluded Taxes.
(b)Payment by Seller, Sigma, the Sigma Entities, or any of their Affiliates of any amounts due with respect to the Pre-Closing Tax Period of any Straddle Period Tax Returns and any other amount due under this Article VI shall be made no later than three (3) Business Days prior to the date such amounts are required to be paid to the appropriate Taxing Authority or other appropriate party.
6.2Transfer Taxes. All excise, sales, use, registration, stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees, other than any Restructuring Taxes (collectively, “Transfer Taxes”) incurred in connection with the Transaction shall be borne and paid 50% by Seller and 50% by Purchaser. The Party required to do so by applicable Laws shall timely file any Tax Return or other document with respect to such Transfer Taxes, and to the extent required by applicable Law, the other Party will, or will cause its Affiliates to, join in the execution of any such Tax Return or other document. The non-paying Party shall promptly reimburse the paying Party for any Transfer Taxes required to be borne by the non-paying Party under this Section 6.2. The Parties shall reasonably cooperate to minimize, to the extent permissible under applicable Law, any Transfer Taxes. For the avoidance of doubt, Transfer Taxes shall not include any amounts described in the definition of Excluded Taxes or VAT described in Section 6.6.

6.3Tax Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to Books and Records with the assistance of employees) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or Action relating to any Tax. Such cooperation and information shall include providing copies of relevant Tax Returns, together with accompanying schedules and related work papers, which any of Purchaser, Seller, Sigma, the Sigma Entities, or any of their Affiliates, as applicable, may possess concerning the Purchased Assets. Purchaser and Seller shall, and shall cause their Affiliates to, make their employees available to each other on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Notwithstanding anything in this Agreement to the contrary, Seller shall, and shall cause its Affiliates to, retain without charge to Purchaser, copies of all Tax Returns, schedules and work papers and all material records or other documents relating to the Purchased Assets, until the expiration of the period of time beginning on the Closing Date and ending on the date on which Taxes may no longer be assessed under the applicable statutes of limitation, including the period of waivers or extensions thereof. Any information obtained under this Section 6.3 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit or other Action. Notwithstanding anything to the contrary in this Agreement, in the case of Tax Returns of either Party or their Affiliates (or of a consolidated, combined, unitary or Tax group of any of them), the Party providing the Tax Return may, in lieu of delivering the Tax Return, deliver to the other Party pro-forma statements setting forth in sufficient detail the relevant information.
6.4Refunds or Credits; Tax Returns.
(a)Purchaser shall promptly pay to Seller any refunds or credits (to the extent such credits are utilized to reduce a cash Tax liability) of Taxes received by Purchaser or any of its Affiliates (i) relating to any Pre-Closing Tax Period in respect of Taxes previously paid by Seller, Sigma or any Sigma Entity with respect to the Purchased Assets during a Post-Closing Tax Period, other than refunds or credits that are a result of Tax attributes created or events occurring during a Post-Closing Tax Period, or (ii) otherwise constitute Excluded Assets, other than, in each case, such refunds or credits, if any, that have been taken into account expressly and with specificity in the determination of the Purchase Price. Purchaser shall be entitled to all other refunds and credits of Taxes attributable to the Business of the Purchased Assets and Seller shall promptly pay, or cause to be paid, to Purchaser any such other refunds or credits (to the extent such credits are utilized to reduce a cash Tax liability) received by Seller, Sigma, the Sigma Entities, or any of their Affiliates.
(b)Seller shall prepare and file, or cause to be prepared and filed, any Tax Return relating to the Business or the Purchased Assets that is required to be filed prior to the Closing Date (a “Pre-Closing Separate Tax Return”). Seller shall deliver, or cause to be delivered, to Purchaser all Pre-Closing Separate Tax Returns that relate exclusively to the Business or the Purchased Assets (together with schedules, statements and, to the extent reasonably requested by Purchaser, supporting documentation) at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any extensions) for Purchaser’s review and comment. Seller shall consider in good faith any reasonable and timely comments received from Purchaser not later than fifteen (15) days before the due date thereof (taking into account any extensions).

(c)Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed with respect to the Business or the Purchased Assets for all Straddle Periods (each such Tax Return, a “Straddle Period Tax Return”); provided, for the avoidance of doubt, that “Straddle Period Tax Return” shall not include any Pre-Closing Separate Tax Return, any consolidated, combined, unitary or similar Tax Return of a Tax group including any of Seller, Sigma or any of their Affiliates, or any other Tax Return required by applicable Laws to be filed by Seller or any of its Affiliates. Purchaser shall deliver, or cause to be delivered, to Seller (together with schedules, statements and, to the extent reasonably requested by Seller, supporting documentation) for its review and comment at least fifteen (15) days prior to the due date (including any applicable extension) for filing such Tax Return. Purchaser shall consider in good faith any reasonable and timely comments received from Seller not later than fifteen (15) days before the due date thereof (taking into account any extensions). Seller shall pay, or cause to be paid, any amount due with respect to the Pre-Closing Tax Period of any Straddle Period Tax Return in accordance with Section 6.1.
(d)Other than with respect to any Straddle Period Tax Return, Purchaser shall not (i) amend any Tax Return with respect to the Purchased Assets for any Pre-Closing Tax Period,(ii) agree to any waiver or extension of the statute of limitations relating to Taxes with respect to the Purchased Assets for any Pre-Closing Tax Period, or (iii) make any Tax election with respect to the Purchased Assets for any Pre-Closing Tax Period, in each case without the consent of Seller, which such consent shall not be unreasonably withheld, conditioned, or delayed. Purchaser shall prepare and file any amended Tax Return as may be reasonably requested by Seller, provided (1) that Seller shall bear any and all costs of preparing, filing and pursuing such Tax Return, and (2) that Purchaser shall not be required to take any action that Purchaser determines could prejudice Purchaser or any of its Affiliates.
6.5Contests. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes with respect to the Purchased Assets relating solely to any Tax period ending on or before the Closing Date, Purchaser shall upon receipt of such assertion, use reasonable best efforts to promptly inform Seller in writing and Seller shall have the right to control any resulting Actions and to determine whether and when to settle any such claim, assessment or dispute to the extent such Actions or determinations affect the amount of Taxes for which Seller may be liable under this Agreement; provided, however, that to the extent such claim, assessment, or dispute is reasonably expected to affect Purchaser or any of its Affiliates for any Post-Closing Tax Period, Purchaser shall be entitled to participate in such Tax Action at its own expense and attend any meetings or conferences with the relevant Taxing Authority, and Seller, Sigma, the Sigma entities, or their Affiliates, as applicable shall not settle, compromise or abandon any such claim, assessment or dispute without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Whenever any Taxing Authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes relating to any Straddle Period or any Post-Closing Tax Period, Purchaser shall have the right to control any resulting Actions and to determine whether and when to settle any such claim, assessment or dispute, except in the case of a Straddle Period Tax Return to the extent such claim, assessment, or dispute is reasonably expected to affect Seller or any of its Affiliates, Seller shall be entitled to participate in such claim, assessment, or dispute at its own expense and attend any meetings or conferences with the relevant Taxing Authority, and Purchaser shall not settle, compromise or abandon any such claim, assessment or dispute without obtaining the prior written consent of Seller, which such consent shall not be unreasonably withheld, conditioned or delayed.
6.6VAT. The Purchase Price shall be exclusive of VAT and if VAT is properly charged or chargeable upon Seller or any of its Affiliates (other than pursuant to a reverse charge mechanism), Purchaser shall pay or procure payment by the recipient of such supply to Seller or (at Seller’s discretion) the maker of the relevant supply (in addition to the Purchase Price) the amount of such VAT within five (5) Business Days of receipt of a valid VAT invoice in compliance with local Laws, or, if later, at the same time as the payment of the Purchase Price.

Article VII
CONDITIONS
7.1Conditions to the Obligations of Purchaser. The obligations of Purchaser hereunder to consummate the Transaction shall be subject to the fulfillment, on or before the Closing Date, other than in respect of the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(d) which shall be subject to the fulfillment, on or before the Confirmation Date (or, where a Post Sanction Hearing Seller Breach has occurred, the Closing), of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion, to the extent permitted by Law):
(a)(i) The representations and warranties of Seller contained in the first sentence of Section 2.1(a), Section 2.1(b), and Section 2.17 shall be true and correct in all material respects as of the date hereof and as of the Confirmation Date (or, where a Post Sanction Hearing Seller Breach has occurred, the Closing) with the same force and effect as if made as of such date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such other date), (ii) all of the other representations and warranties of Seller contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Business Material Adverse Effect) shall be true and correct as of the date hereof and as of the Confirmation Date (or, where a Post Sanction Hearing Seller Breach has occurred, the Closing), with the same force and effect as if made as of such date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such other date), except in either case where any failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Business Material Adverse Effect, (iii) the covenants and agreements contained in this Agreement to be complied with by Seller on or before the Closing shall have been complied with in all material respects as of the Confirmation Date (or, where a Post Sanction Hearing Seller Breach has occurred, the Closing) (iv) since the date of this Agreement, no Business Material Adverse Effect shall have occurred and be continuing on the Confirmation Date (or, where a Post Sanction Hearing Seller Breach has occurred, the Closing), and (v) Purchaser shall have received a certificate signed on behalf of Seller by an officer of Seller to the effect that the conditions set forth in the foregoing clauses (i), (ii), (iii) and (iv) have been satisfied.
(b)All approvals shall have been obtained, and all waiting periods shall have expired or been terminated, under the Competition Laws and Foreign Investment Laws of the jurisdictions listed in Schedule 7.1(b).
(c)No Governmental Authority shall have enacted, issued, promulgated, enforced, entered any Law or issued any Governmental Order (whether temporary, preliminary or permanent) that remains in effect that makes the Transaction illegal or otherwise prohibits the consummation of the Transaction or implicitly rejected the consummation of the Transaction following the expiration of a waiting period.
(d)All conditions to the consummation of the Sigma Transaction (other than, if the Sigma Transaction is being implemented by way of a Scheme, the approval at the Sanction Hearing) shall have been satisfied or, if applicable, waived.
7.2Conditions to the Obligations of Seller. The obligations of Seller to consummate the Transaction shall be subject to the fulfillment, on or before the Closing Date, other than in respect of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(d) which shall be subject to the fulfillment, on or before the Confirmation Date (or, where a Post Sanction Hearing Purchaser Breach has occurred, Closing), of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion, to the extent permitted by Law):

(a)(i) The representations and warranties of Purchaser contained in Section 3.1 and Section 3.5 shall be true and correct in all material respects as of the date hereof and as of the Confirmation Date (or, where a Post Sanction Hearing Seller Breach has occurred, the Closing) with the same force and effect as if made as of such date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such other date), (ii) all of the other representations and warranties of Purchaser contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct as of the date hereof and as of the Confirmation Date (or, where a Post Sanction Hearing Purchaser Breach has occurred, the Closing), with the same force and effect as if made as of such date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such other date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the Transaction in accordance with the terms hereof, and (iii) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing, shall have been complied with in all material respects as of the Confirmation Date (or, where a Post Sanction Hearing Purchaser Breach has occurred, the Closing), and (iv) Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to the effect that the conditions set forth in the foregoing clauses (i), (ii) and (iii) have been satisfied.
(b)All approvals shall have been obtained, and all waiting periods shall have expired or been terminated, under the Competition Laws and Foreign Investment Laws of the jurisdictions listed in Schedule 7.1(b).
(c)No Governmental Authority shall have enacted, issued, promulgated, enforced, entered any Law or issued any Governmental Order (whether temporary, preliminary or permanent) that remains in effect that makes the Transaction illegal or otherwise prohibits the consummation of the Transaction or implicitly rejected the consummation of the Transaction following the expiration of a waiting period.
(d)All conditions to the consummation of the Sigma Transaction (other than, if the Sigma Transaction is being implemented by way of a Scheme, the approval at the Sanction Hearing) shall have been satisfied or, if applicable, waived.
7.3Additional Condition to Obligations of Seller and Purchaser. The obligations of each of Seller and Purchaser hereunder to consummate the Transaction shall be subject to the fulfillment, on or before the Closing, of the additional condition that, if the Sigma Transaction is implemented by way of a Scheme, the Scheme becomes effective in accordance with its terms or if the Sigma Transaction is implemented by way of an Offer, the Offer becomes or is declared unconditional in all respects.
Article VIII
TERMINATION
8.1Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated, and the Transaction abandoned at any time prior to the Closing:
(a)by mutual written consent of Seller and Purchaser;
(b)by either Seller or Purchaser, upon prior written notice to the other Party in the event that any Governmental Order or Law permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the Transaction shall have become final and non-appealable; provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to: (A) Seller, if Seller’s failure to perform any material covenant or obligation under this Agreement shall have been the principal cause of, or shall have resulted in, such Governmental Order or Law being final and non-appealable; or (B) Purchaser, if Purchaser’s failure to perform any material covenant or obligation under this Agreement shall have been the principal cause of, or shall have resulted in, such Governmental Order or Law being final and non-appealable;

(c)upon written notice by Seller or Purchaser to the other Party in the event that one or more Governmental Authorities (i) informs Seller or its Representatives and Purchaser or its Representatives (but with respect to Purchaser and its Representatives, only to the extent accepted under local agency practice as a matter of course or upon request from Seller and/or Purchaser) with reasonable clarity that Purchaser is not an acceptable purchaser of the Purchased Assets and Assumed Liabilities, or (ii) commences an Action against Seller, Sigma or any of their respective Affiliates after Seller has proposed a remedy contemplating Purchaser as a purchaser of the Purchased Assets and Assumed Liabilities; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to: (A) Seller, if Seller’s failure to perform any material covenant or obligation under this Agreement shall have been the principal cause of, or shall have resulted in, such notification; or (B) Purchaser, if Purchaser’s failure to perform any material covenant or obligation under this Agreement shall have been the principal cause of, or shall have resulted in, such notification;
(d)by either Seller or Purchaser, upon written notice to the other Party, if the Closing shall not have occurred by September 29, 2025 (the “End Date”); provided, however, that (i) to the extent the “Long Stop Date” (as defined in the Rule 2.7 Announcement) is extended as permitted under the Scheme Document, the End Date shall be extended until the equivalent date of such extension; provided that the End Date may not be so extended beyond March 31, 2026 without the consent of Purchaser, and (ii) the right to terminate this Agreement under this Section 8.1(d) shall not be available to: (A) Seller, if Seller’s failure to perform any material covenant or obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or (B) Purchaser, if Purchaser’s failure to perform any material covenant or obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
(e)by Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement of Seller such that the conditions to Closing set forth in Section 7.1(a) would not be satisfied as of such time and such breach, if curable, has not been cured by the earlier of (i) the date that is thirty (30) days after Purchaser has notified Seller in writing of such breach or (ii) the End Date (as such date may be extended pursuant to Section 8.1(d)); provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Purchaser is then in breach of this Agreement that would result in a failure of a condition set forth in Section 7.1;
(f)by Seller, if there has been a material breach of any representation, warranty, covenant or agreement of Purchaser such that the conditions to Closing set forth in Section 7.2(a) would not be satisfied as of such time and such breach, if curable, has not been cured by the earlier of (i) the date that is thirty (30) days after Seller has notified Purchaser in writing of such breach or (ii) the End Date (as such date may be extended pursuant to Section 8.1(d)); provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Seller is then in breach of this Agreement that would result in a failure of a condition set forth in Section 7.2; or
(g)immediately, without action of any Party, if the Sigma Transaction is terminated, withdrawn or lapses.

8.2Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, any obligation to complete the Closing or any other transaction contemplated hereunder shall terminate and this Agreement shall forthwith become null and void and there shall be no liability on the part of any Party, except: (i) Section 4.3(b), Section 4.3(c), Section 4.3(f), Section 4.15(c), this Section 8.2, Section 8.3, and Article XI (the “Surviving Provisions”) (and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions (which shall survive solely to the extent required to do so)) and the Confidentiality Agreement shall survive any termination of this Agreement in accordance with their respective terms and conditions; and (ii) that nothing herein shall relieve (A) Seller or Purchaser from liability for any willful breach of this Agreement occurring prior to such termination, or (B) Seller from its obligations under Section 8.3, in which case the other non-breaching Party shall be entitled to all rights and remedies available at law or equity. For purposes of this Section 8.2, “willful breach” or “willfully breached” shall mean a deliberate act by a Party, which act constitutes, in and of itself, a material breach of this Agreement and such Party knew such act would constitute such material breach.
8.3Expense Reimbursement. The Parties agree that the provisions of Schedule 8.3 shall apply with respect to certain expense reimbursements.
Article IX
INDEMNIFICATION AND SURVIVAL
9.1Survival of Representations, Warranties, Covenants and Agreements. The Parties, intending to modify any applicable statute of limitations, agree that (a) representations and warranties of Purchaser and Seller contained in this Agreement and in any certificate delivered hereunder shall terminate at, and shall not survive, the Closing, (b) the covenants and agreements of Seller and Purchaser that contemplate actions to be taken or not taken, in respect of Seller, Purchaser and Sigma, or obligations in effect, in each case, at or after the Closing, shall survive in accordance with their terms, and (c) the covenants and agreements of Seller or Purchaser that contemplate actions to be taken or not taken prior to the Closing shall survive the Closing and remain in full force and effect until the one (1) year anniversary of the Closing Date (or, if written notice of a good faith claim for indemnification shall have been duly given prior to such time, until the final resolution of such claim); provided, however, that the covenants and agreements of Seller and Purchaser with respect to indemnification for Taxes shall survive the Closing Date until ninety (90) days following the expiration of the applicable statutory periods of limitations for the assessment and collection of Tax (or, if written notice of a good faith claim for indemnification shall have been duly given prior to such time, until the final resolution of such claim). Nothing in this Agreement (including the survival periods set forth in this Section 9.1) shall modify the terms of the R&W Insurance Policy or limit, reduce or restrict any rights or remedies of Purchaser or any of its Affiliates under the R&W Insurance Policy.
9.2Indemnification.
(a)Subject to the provisions of this Article IX, from and after the Closing, Seller shall indemnify and defend Purchaser and its Affiliates and its and their respective officers, directors, managers and employees, and each of their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against, and hold them harmless from and against, and shall pay and reimburse each of them for, any and all Losses suffered, incurred or sustained by a Purchaser Indemnitee based upon, arising out of, with respect to or by reason of, but without duplication:
(i)any nonfulfillment of or failure to perform any covenant or agreement on the part of Seller (either in respect of itself or Sigma or their respective Affiliates) contained in this Agreement and that contemplate actions to be taken or not taken at or after the Closing;

(ii)any nonfulfillment of or failure to perform any covenant or agreement on the part of Seller (either in respect of itself or Sigma or their respective Affiliates) contained in this Agreement and that contemplate actions to be taken or not taken prior to the Closing; provided, that, for purposes of determining whether any covenant or agreement contained in Section 4.1, Section 4.3(a), Section 4.5(a), Section 4.5(b), Section 4.6 and Section 4.15(a) has been complied with by Seller, such covenants shall be deemed to be affirmative obligations on the part of Seller to cause Sigma and the Sigma Entities to take the applicable action without qualification as to “use its reasonable best efforts”; and
(iii)the Excluded Assets and the Excluded Liabilities, including, for the avoidance of doubt, any Excluded Taxes;
(iv)provided, however, that (1) no claim for indemnification shall be made under Section 9.2(a)(ii) unless and until the aggregate amount of indemnifiable Losses which may be recovered under Section 9.2 by the Purchaser Indemnitees exceeds such amount set forth under section 1 on Schedule 9.2(a), in which case the Purchaser Indemnitees shall be entitled to seek compensation for all Losses (from the first dollar), subject to the other limitations set forth in this Agreement, (2) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnitees under Section 9.2(a)(ii) or Section 9.2(a)(iii) (but only in respect of (x) Tenant Liabilities to the extent relating to any period prior to the Closing Date and (y) Liabilities under Section 1.4(j)) exceed an amount equal to such amount set forth under section 2 on Schedule 9.2(a), (3) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnitees under Section 9.2(a)(iii) in respect of Liabilities under Section 1.4(e) exceed an amount equal to such amount set forth under section 3 on Schedule 9.2(a), and (4) in no event shall the aggregate amount of Losses for which Seller is obligated to indemnify the Purchaser Indemnitees under Section 9.2(a)(i) and Section 9.2(a)(iii) (other than with respect of Tenant Liabilities to the extent relating to any period prior to the Closing Date) exceed an amount equal to the Purchase Price; provided, further, that (x) the foregoing limitations in clauses (1), (2) and (3) shall not apply to any Loss to the extent such Loss results from Seller’s, Sigma’s, the Sigma’s Entities or their respective Affiliates’ Fraud, and (y) neither any revocation, cancellation or modification of the R&W Insurance Policy after the Closing Date, nor any inability of, nor any denial by the insurer under the R&W Insurance Policy, to pay any Losses contemplated by the R&W Insurance Policy, shall result in a Liability to Seller, Sigma or the Sigma Entities or any of their Affiliates under this Article IX or otherwise which is in excess of the Liability of Seller contemplated under the immediately preceding proviso for Losses described in Section 9.2(a)(i), Section 9.2(a)(ii), or Section 9.2(a)(iii), as applicable.
(b)Subject to the provisions of this Article IX, from and after the Closing, Purchaser shall indemnify and defend Seller and its Affiliates and its and their officers, directors, managers and employees, and each of their successors and assigns (collectively, the “Seller Indemnitees”) from and against, and hold them harmless from and against, and shall pay and reimburse each of them for, any and all Losses suffered, incurred or sustained by a Seller Indemnitee based upon, arising out of, with respect to or by reason of, but without duplication:
(i)any nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement;
(ii)the Assumed Liabilities;
(iii)all Taxes that are the responsibility of Purchaser under Article VI; and
(iv)any and all Liabilities arising out of or relating to the Seller Guarantees.

(c)The indemnity obligations of the Parties under this Article IX shall be subject to, and further limited by, the provisions as set forth in this Section 9.2(c).
(i)No indemnity shall be payable under this Article IX with respect to Losses for which the Indemnified Party has not provided the Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto as soon as practical following the time at which the Indemnified Party discovered or reasonably should have discovered such claim. The failure to give such written notice as soon as practical shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party has been materially prejudiced by reason of such failure.
(ii)Each of the Parties shall use its reasonable best efforts to take all actions as may be reasonably required or necessary to mitigate, to the extent practicable, Losses in connection with claims for which a Purchaser Indemnitee or a Seller Indemnitee, as the case may be, seeks indemnification under this Article IX; for the avoidance of doubt, any Losses incurred by a Purchaser Indemnitee or a Seller Indemnitee incurred in connection with any such reasonable mitigation efforts shall be subject to indemnification hereunder.
(iii)No Indemnifying Party shall have any indemnity obligations for any exemplary, punitive or similar damages unless to the extent awarded against an Indemnified Party in connection with a Third Party Claim.
(iv)Purchaser acknowledges and agrees that it is relying exclusively on, and its sole recourse (except for Fraud and Taxes) for any actual or alleged breach of any representation or warranty set forth in this Agreement will be, the R&W Insurance Policy. With respect to any Losses to the extent both indemnifiable pursuant to Section 9.2 and recoverable under the R&W Insurance Policy, Purchaser shall (A) first, make a claim against the R&W Insurance Policy and use commercially reasonable efforts to recover such Losses under the R&W Insurance Policy, and (B) second, be entitled to recover such Losses by direct recourse to Seller in accordance with this Article IX if and to the extent: (x) it has been finally determined (including by way of a final judgement, order, determination or award by a competent court or arbitration tribunal) that such Losses are not recoverable under the R&W Insurance Policy, (y) the applicable policy limits set forth in the R&W Insurance Policy have been exhausted or (z) Purchaser, after using commercially reasonable efforts to recover such Losses under the R&W Insurance Policy for a period of eighteen (18) months from the date of filing such claim, has not recovered such Losses. Notwithstanding the foregoing, until it has been finally determined (including by way of a final judgement, order, determination or award by a competent court or arbitration tribunal) that such Losses are not recoverable under the R&W Insurance Policy or the applicable policy limits set forth in the R&W Insurance Policy have been exhausted, Purchaser shall either (a) at the sole cost and expense of Purchaser, continue to use commercially reasonable efforts to recover such Losses under the R&W Insurance Policy and promptly remit to Seller any amounts actually recovered under the R&W Insurance Policy in respect of such Losses (net of any reasonable and documented out-of-pocket fees, costs or expenses incurred by Purchaser in connection with pursuing such recovery under the R&W Insurance Policy) up to the amount recovered from Seller in respect thereof, or (b) at Seller’s election, assign, or subrogate to Seller in respect of, Purchaser’s claims under the R&W Insurance Policy in respect of the applicable Losses. For the avoidance of doubt, with respect to any Losses that are indemnifiable pursuant to Section 9.2 but not recoverable under the R&W Insurance Policy, Purchaser shall be entitled to recover such losses by direct recourse to Seller in accordance with this Article IX.
(v)Except for Fraud or as expressly set forth in this Agreement (including Section 1.6, Section 4.4, Section 4.8(d), Section 4.9(d), Section 5.1, Article VI, Section 8.2, Section 8.3, and Section 11.10) from and after the Closing, the rights and remedies set forth in this Article IX shall constitute the sole and exclusive rights and remedies of the Parties with respect to this Agreement and the Transaction. Without limiting the generality of the foregoing, no Party shall have any rights to set-off indemnifiable Losses pursuant to this Article IX against other obligations owed to any other Party.

(vi)No indemnity shall be payable under this Article IX with respect to Taxes (A) that result from any transactions undertaken on the Closing Date after the Closing by Purchaser, the Purchaser Entities or any of their Affiliates outside the ordinary course of business and not already contemplated by this Agreement, (B) that are solely a result of any material non-compliance of Purchaser with any of its obligations under this Agreement, or (C) to the extent such Taxes are actually paid by, or obtained from, third parties.
9.3Indemnity Procedures. All claims for indemnification by any Indemnified Party under Section 9.2 (other than claims for indemnification with respect to Taxes, which shall be governed exclusively by Article VI) shall be asserted and resolved as set forth in this Section 9.3.
(a)In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 9.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than Seller or Purchaser (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party; provided, that failure to deliver a prompt Claim Notice shall not relieve the Indemnifying Party from its obligations under this Article IX except to the extent the Indemnifying Party is materially damaged or prejudiced by such failure to give notice. Such Claim Notice shall state all of the material information then known to the Indemnified Party regarding the amount and nature of such Third Party Claim and shall specify the representation(s), warranty(ies), covenant(s) or agreement(s) in this Agreement under which such liability or obligation is asserted. With respect to any Third Party Claim, the Indemnifying Party shall have the right to control in good faith, through counsel of its own choosing (which shall be reasonably acceptable to the Indemnified Party), the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense, if the Indemnifying Party irrevocably agrees to provide indemnification and the Indemnifying Party gives written notice of its intention to do so to the Indemnified Party within twenty (20) Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim; provided, however, that if there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party, upon consultation with legal counsel, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party reasonably determines counsel is required, at the sole cost and expense of the Indemnifying Party; provided, further, that the Indemnifying Party shall not have the right to assume the defense of any such Third Party Claim if (A) the Indemnified Party shall have one or more material legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable judgment of the Indemnified Party, upon consultation with legal counsel, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party, (B) relates to or arises in connection with any Action or investigation by any Governmental Authority that would be material to the Business, taken as a whole, (C) seeks an injunction or other non-monetary or equitable relief against the Indemnified Party or the Business that would be material to the Business, taken as a whole or (D) in the reasonable judgment of the Indemnified Party, upon consultation with legal counsel, the Indemnified Party would reasonably be expected to have an adverse effect in any material respect on any of the continuing businesses or operations of Purchaser or any of its Affiliates or their respective relationships with customers, clients, suppliers or other third parties with whom Purchaser or any of its Affiliates has a material business relationship, or any damages or losses arising from or relating to such Third Party Claim would reasonably be expected to exceed the Purchase Price or be subject to any other cap set forth in this Agreement. If the Indemnifying Party elects to assume the defense of any Third Party Claim in accordance with this Section 9.3, then the Indemnifying Party shall reasonably cooperate with the Indemnified Party for the purpose of allowing the Indemnified Party to participate in such defense, but in such case the expenses of the Indemnified Party relating to any such participation shall be paid for by the Indemnified Party and shall not be recoverable as part of any indemnification claim. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party may not settle such claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless such settlement (w) does not involve any admissions of fault, responsibility, or liability by or concerning the Indemnified Party and its Affiliates, (x) does not involve injunction or other non-monetary equitable relief that would be material to the Business, taken as a whole, (y) includes a complete and unconditional release of the Indemnified Party, and (z) the Indemnified Party is fully indemnified by the Indemnifying Party for any such settlement. Each Indemnified Party shall reasonably cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, and provide the Indemnifying Party and its counsel with access to all records and personnel relating to any such Third Party Claim during normal business hours, upon reasonable prior notice, and shall otherwise reasonably cooperate with the Indemnifying Party in the defense or settlement thereof. If the Indemnifying Party fails to defend or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, or if the Indemnifying Party is not entitled to assume the defense based on this Section 9.3(a), then the Indemnified Party shall have the right to undertake the defense or settlement thereof (at the Indemnifying Party’s expense). In no event shall the Indemnified Party settle or compromise any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Indemnifying Party may enter in any settlement or compromise if it irrevocably agrees to waive indemnification for any such claim.
(b)If the Indemnifying Party elects not to defend such Third Party Claim, fails to notify the Indemnified Party in writing of its election to defend as provided in Section 9.3(a) or is not eligible to defend the Indemnified Party as provided in Section 9.3(a), or if, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Indemnified Party may pay, compromise or defend such Third Party Claim and seek indemnification under Section 9.2 for any and all Losses based upon, arising from or relating to such Third Party Claim; provided, however, that in no event shall the Indemnified Party settle or compromise such Third Party Claim for which it is continuing to seek indemnification without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)In the event any Indemnified Party should have a claim under Section 9.2 against any Indemnifying Party that does not involve a Third Party Claim (“Direct Claim”), such Direct Claim shall be asserted by the Indemnified Party promptly delivering an Indemnity Notice to by giving the Indemnifying Party reasonably prompt written notice (but in any event no later than thirty (30) calendar days after becoming aware of such Direct Claim) with a reasonable description of the Direct Claim (including the reasonably available facts underlying each particular claim and an identification of all sections of this Agreement which form the basis of such claim) and shall indicate the estimated amount (broken down by each individual claim), if reasonably practicable, of the indemnifiable Loss that has been or may be sustained by the Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations under this Article IX, except and only to the extent that the Indemnifying Party is materially damaged or prejudiced by reason of such failure.
(d)In the event of any claim for indemnity under Section 9.2, the Indemnified Party agrees to give the Indemnifying Party and its Affiliates and their respective Representatives reasonable access to the Books and Records and will use reasonable best efforts to provide reasonable access to employees of the Business in connection with the matters for which indemnification is sought, in each case to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations under this Article IX.
9.4Tax Effect. Any amounts paid pursuant to this Article IX shall be considered an adjustment to the Purchase Price to the extent allowed under applicable Law. Purchaser and Seller, and each of their respective Affiliates, shall prepare and file, and cause their Affiliates to prepare and file, Tax Returns (and if applicable, accounting documents) consistent with the treatment described in the foregoing sentence. The indemnities expressed to be given in favor of (i) the Purchaser Indemnitees under Section 9.2(a), and (ii) the Seller Indemnitees under Section 9.2(b), shall, to the extent the relevant Purchaser Indemnitee or the relevant Seller Indemnitee is a Person subject to United Kingdom corporation tax, so far as possible be treated as indemnities in favor of (i) Purchaser, and (ii) Seller, only and payments in respect of such indemnities shall be made as between Seller and Purchaser only.

9.5Insurance Offset. Notwithstanding anything to the contrary in this Agreement, if the amount of any indemnifiable Losses to which an Indemnified Party will be entitled pursuant to this Article IX at any time following the payment of an indemnification obligation, is offset or reduced by the payment of any recoveries actually received by such Indemnified Party under any existing insurance policies or any other source, the amount of such recoveries, net of any actual, reasonable and documented out-of-pocket collection costs and reserves, expenses, premiums, deductibles, or Taxes incurred in connection therewith (including but not limited to any future increase in insurance premiums, retroactive premiums, costs associated with any loss of insurance and replacement thereof or self-insured component of such insurance coverage) shall be promptly repaid to the Indemnifying Party.
Article X
DEFINITIONS
10.1Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:
“Acting in Concert” has the meaning ascribed to “acting in concert” in the City Code.
“Action” means any action, cause of action, litigation, third-party claim, complaint, suit, proceeding, audit, charge, hearing, arbitration, citation, summons, subpoena, indictment, grievance, or notice of violation or noncompliance or Governmental Authority investigation (including subpoenas and other formal or informal requests for documents or information), or other proceeding, whether civil, criminal, administrative, or otherwise, whether in law or in equity, in each case, by or before any Governmental Authority, arbitrator, or mediator.
“Adjustment Objection” has the meaning ascribed to such term in Section 1.6(c).
“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Agreement” means this Asset Purchase Agreement, the Seller Disclosure Letter and the Exhibits and Schedules hereto, as amended, modified or supplemented from time to time.
“Allocation Schedule” has the meaning ascribed to such term in Section 1.8.
“Alternate Debt Financing” has the meaning ascribed to such term in Section 4.14(c).
“Ancillary Agreements” means the Mutual Transition Services Agreement, the Debt Commitment Letter, the Assignment and Assumption Agreement and Bill of Sale, and any Lease Assignment and Assumption Agreement(s).
“Applicable Revenue Amount” means, for any Closing occurring on or after April 1, 2025, the amount of revenue recognized by the Business during the fiscal quarter immediately preceding the fiscal quarter during which Closing occurs; provided that, for purposes of this definition, fiscal quarters shall be deemed to end on March 31, June 30, September 30 and December 31, respectively, of any given year.
“Applicable Threshold” has the meaning ascribed to such term in Schedule 10.1(i).
“Approvals” has the meaning ascribed to such term in Section 1.11(a).
“Assignment” has the meaning ascribed to such term in Section 1.11(a).
“Assignment and Assumption Agreement and Bill of Sale” has the meaning ascribed to such term in Section 1.10(a)(v).

“Assumed Lease” means any Lease that is an Assumed Liability.
“Assumed Liabilities” has the meaning ascribed to such term in Section 1.3.
“Balance Sheet Date” has the meaning ascribed to such term in Section 2.5(a).
“Base Purchase Price” means (a) $410,000,000, plus (b) the Positive Inventory Amount (if any), plus (c) the Positive Working Capital Amount (if any), minus (d) the Negative Inventory Amount (if any), minus (e) the Negative Working Capital Amount (if any).
“Books and Records” means all files, documents, instruments, papers and other books and records exclusively relating to the Business, the Purchased Assets, or the Assumed Liabilities, including financial statements and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, customer and supplier lists, operating plans and environmental studies and plans.
“Business” means the businesses described in the Confidential Information Presentation dated October 2024 including the high-speed ethernet and network security business lines of Sigma and the Sigma Entities, Sigma TestCenter and the following product lines:
(a)    network infrastructure testing applications offering network access / switching / routing / SDN protocol coverage, cloud and data-center infrastructure test (including compute, storage, network) and service provider scale test; automotive V2X test and in-vehicle networking test; and
(b)    application and security testing solutions providing network application performance and security attacks at performance load for testing converged multi-play services, application delivery and network security controls.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York, or London, United Kingdom.
“Business Employee” means, as of the applicable date, each employee of Sigma or a Sigma Entity who is listed on Section 2.14(a) of the Seller Disclosure Letter (provided, that the Parties may mutually agree to amend this list of employees between the date hereof and the Closing), including, in all cases, each such employee who is absent from work because of any leave of absence, illness, vacation, holiday, short- or long-term disability or other paid time off.
“Business Financial Statements” has the meaning ascribed to such term in Section 2.5.
“Business IP Licenses” has the meaning ascribed to such term in Section 1.1(b).
“Business IT Systems” means all IT Assets used or held for use in the operation of the Business and included in the Purchased Assets, but in each case excluding any Intellectual Property.
“Business Leases” the Leases under which Sigma or any of the Sigma Entities leases, subleases, licenses, uses and/or occupies the Business Real Property.

“Business Material Adverse Effect” means any change, effect, event, occurrence, or development that, individually or in the aggregate, has had or would reasonably be expected to have a materially adverse effect on (a) the ability of Seller or Sigma to perform their respective obligations under this Agreement and to consummate the Transaction, or (b) the business, assets (including the Purchased Assets), Liabilities (including the Assumed Liabilities) operation, financial condition or results of operations of the Business, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been, a Business Material Adverse Effect under clause (b) hereof: (i) any adverse change, effect, event, occurrence or development attributable to the execution of this Agreement, the disclosure or consummation of the Transaction or the identity of Purchaser as the purchaser of the Business; (ii) any change, effect, event, occurrence or development: (A) in the financial or securities markets (including interest rates, exchange rates, commodity prices), or economic, regulatory, geopolitical, social or political conditions in general; (B) in the industries and markets in which the Business operates in general; or (C) resulting from earthquakes, fires, floods, hurricanes, tornadoes, natural disasters or other acts of nature or God, epidemics, pandemics or other disease outbreaks (including COVID-19), acts of war or military actions, sabotage, unrest, hostilities, cyberterrorism or cybercrime, or terrorism or an escalation or worsening or diminution thereof; (iii) any failure by the Business to meet any internal or published estimates, expectations, plans, projections, forecasts, budgets or revenue or earnings predictions (it being understood that this clause (iii) shall not prevent or otherwise affect a determination that any event, circumstance, change or effect underlying such failure has resulted in, or contributed to, a Business Material Adverse Effect); (iv) changes in Law or accounting standards or the interpretation or enforcement thereof or (v) any action taken, or failure to take action, in each case which Purchaser has requested or otherwise taken or omitted to take; provided, further, that to the extent that any event in clause (i), (ii) or (iv) disproportionately has a greater adverse impact on the Business, Purchased Assets, or Assumed Liabilities, taken as a whole, as compared to the adverse impact such event has on similarly situated Persons operating in the same or materially similar industries as the Business operates, then only the incremental disproportionate effect of such event may be taken into account in determining whether there has been a Business Material Adverse Effect.
“Business Permits” has the meaning ascribed to such term in Section 2.12(b).
“Business Real Property” means the Real Property (or portions thereof) set forth on Schedule 1.1(a)(i) that is leased or subleased by Seller, Sigma or Sigma Entities as a lessee or sublessee pursuant to a Lease.

“City Code” means the City Code on Takeovers and Mergers in the United Kingdom.
“Claim Notice” means written notification pursuant to Section 9.3 of a Third Party Claim as to which indemnity under Section 9.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying in reasonable detail the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 9.2 together with the estimated amount as determined in good faith of the Loss arising from such Third Party Claim to the extent practicable.
“Closing” means the closing of the transactions contemplated by Section 1.9.
“Closing Date” has the meaning ascribed to such term in Section 1.9(a).
“Closing Inventory” means, as of the time of Closing, the dollar value of the Inventory included in the Purchased Assets calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma in each case unless otherwise agreed by Seller and Purchaser.

“Closing Working Capital” means, as of the time of the Closing, the sum of the dollar amount of (a) all trade receivables, plus (b) all other current assets (other than Inventory) (in each case of (a) and (b), to the extent included in Purchased Assets), minus (c) all trade and other payables, minus (d) all contract liabilities (in each case of (c) and (d), to the extent included in Assumed Liabilities), in each case of (a) through (d) calculated in accordance with the policies, procedures, principles and methods historically and consistently applied by Sigma in each case unless otherwise agreed by Seller and Purchaser.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreements” has the meaning ascribed to such term in Section 2.9(a)(xiv).
“Competition Law” means any Law that is designed or intended to prohibit, restrict or regulate monopolization, lessening of competition, or other restraints of trade or competition, including Laws designed or intended to notify Governmental Authorities of transactions for review of their competitive effects.
“Confidentiality Agreement” has the meaning ascribed to such term in Section 4.3(c).
“Confirmation Date” means the date falling two (2) Business Days prior to the Unconditional Date.
“Consent” means any consent, approval, authorization, consultation, waiver, permit, grant, agreement, certificate, exemption, order, registration, declaration, filing, notice of, with or to any Person or under any Law, or the expiration or termination of a waiting period under any Competition Law or Foreign Investment Law, in each case required to permit the consummation of the Transaction.
“Consent Agreement” means such written agreement, or approval of the landlord as required under any Lease with respect to any Lease Assignment and Assumption Agreement, as applicable, in such form as is reasonably required by the landlord under such Lease.
“Contract” means any written contract, agreement or other legally binding instrument, including any note, bond, mortgage, deed, indenture, commitment, undertaking, promise, lease, sublease, license, sublicense, or purchase order including all amendments thereto, but excludes employment contracts and Employee Benefit Plans.
“Control” means, as to any Person, (a) the power, directly or individually, to direct or cause the direction of the management and policies of such Person, whether through the ownership of, voting securities, by Contract, license or otherwise, or (b) the direct or indirect ownership of 50% or more of the outstanding equity of such Person.
“Co-operation Agreement” means the co-operation agreement entered into by and between Seller and Sigma in connection with the Sigma Transaction relating to, among other matters, regulatory filings and arrangements with respect to Sigma’s employees and share plans, dated March 28, 2024.
“COVID-19” means SARS-CoV-2 or COVID-19, any evolutions or mutations thereof related or associated epidemics, pandemics or disease outbreaks.
“Customer Contracts” means any Contract in effect as of the Closing Date between Sigma or a Sigma Entity, on the one hand, and a customer or reseller of any of the foregoing for the purchase and sale of the products and services of the Business.
“Data Privacy/Security Requirements” has the meaning ascribed to such term in Section 2.8(l).

“Debt Commitment Letter” has the meaning ascribed to such term in Section 3.8(a).
“Debt Fee Letter” has the meaning ascribed to such term in Section 3.8(a).
“Debt Financing” has the meaning ascribed to such term in Section 3.8(a).
“Debt Financing Sources” means, solely in their respective capacities as such, the Persons (including the Financing Parties) that have committed to provide or arrange all or any part of the Debt Financing (including any Alternate Debt Financing) pursuant to the Debt Commitment Letter (as amended, supplemented, modified or replaced in accordance with the terms hereof) or otherwise have entered into definitive financing documents agreements, schedules or other documents contemplated by the Debt Financing (or that have otherwise agreed to purchase securities or place securities or arrange or provide loans in lieu of the Debt Financing) in connection with the transactions contemplated by this Agreement, including the parties to any joinder agreements thereto, together with any such Person’s affiliates and its and their respective Representatives of each Person and the successors and assigns of any of the foregoing.
“Definitive Financing Agreements” has the meaning ascribed to such term in Section 4.14(a).
“Delayed Transfer Employee” means each Business Employee whose employment transfers to Purchaser or any of its Affiliates following the Closing Date, if any, because (a) such individual’s employment may not transfer to Purchaser or a Purchaser Entity on the Closing Date under applicable Law or (b) Purchaser and Seller reasonably believe that it is necessary to delay the transfer of employment for such individual; provided, that a Transferred Business Employee will only be a Delayed Transfer Employee under clause (b) to the extent that applicable Law permits a delay in the transfer of such Transferred Business Employee in such circumstance.
“Designs” has the meaning ascribed to such term in the definition of Intellectual Property herein.
“Direct Claim” has the meaning ascribed to such term in Section 9.3(c).
“Disputed Items” has the meaning ascribed to such term in Section 1.7(e).
“Effective Period” has the meaning ascribed to such term in Section 4.7(c).
“Employee Benefit Plan” means each (a) pension, retirement, savings, profit-sharing, stock bonus, stock purchase, stock option, restricted stock, deferred compensation, bonus or other incentive compensation and equity compensation plan, program, policy, agreement, contract, arrangement or fund, including each pension plan, fund or program within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (b) medical, dental, hospitalization, supplemental unemployment benefits, life insurance or other welfare plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (c) standard form or template employment, offer letter, termination, severance, end of service, retention plan, and change in control or similar program, policy, agreement, contract or arrangement with respect to any Business Employee, (d) individual employment, consulting, termination, severance, retention, and change in control or similar agreement, contract or arrangement with respect to any Key Employee, in each case, to the extent such agreement or contract materially deviates from the standard form provided pursuant to (c), and (e) each other employee benefit agreement, contract, arrangement or fund, in each case, with respect to which Sigma, a Sigma Entity or an ERISA Affiliate sponsors, maintains or contributes, or is required to sponsor, maintain or contribute, in each case, for the benefit of, or has liability on behalf of, any Business Employee, in each case, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory; provided, that, any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered an “Employee Benefit Plan”.

“Employee Representative Body” means any union, works council, employee forum or other body recognized by Sigma or any Sigma Entity for any information, consultation or collective bargaining purposes.
“Employment Transfer Date” has the meaning ascribed to such term in Section 5.1(a)(i).
“Encumbrance” means any encumbrance, lien, charge, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption or privilege or any agreement or other commitment, whether written or oral, to create any of the foregoing (excluding restrictions on transfer arising under securities Laws).
“End Date” has the meaning ascribed to such term in Section 8.1(c).
“Environmental Laws” means any Law pertaining to: (a) the protection of the environment (including air quality, surface water, groundwater, soils, subsurface strata, sediments, drinking water, noise, natural resources and biota) or human health and safety (but only with respect to exposure to Hazardous Materials); or (b) the use, registration, management, generation, storage, treatment, recycling, disposal, discharge, transportation, Release, threatened Release, investigation or remediation of Hazardous Materials.
“Environmental Liabilities” means the following Liabilities relating to the Business or the Business Real Property: (a) actual or alleged violations of or non-compliance with any Environmental Law, including a failure to obtain, maintain or comply with any Environmental Permits, including fines and penalties relating to such violations and the costs and expenses of bringing the Business Real Property or the Business into compliance and including, for purposes of clarification, violations of or noncompliance with applicable Environmental Laws relating to the sale of products or substances produced by such Business Real Property or otherwise in connection with the Business, including, as amended or supplemented, California’s Safe Drinking Water and Toxic Enforcement Act of 1986 (Proposition 65) and The European Union Regulation concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals (EC 1907/2006); (b) obligations arising under or pursuant to any applicable Environmental Law or Environmental Permit; (c) the presence of Hazardous Materials (including asbestos-containing materials) or the Release or threatened Release of Hazardous Materials at, in, on, under or migrating to or from any Business Real Property, including Liabilities relating to, resulting from or arising out of the investigation, remediation or monitoring of such Hazardous Materials; (d) natural resource damages, property damages, personal or bodily injury or wrongful death relating to the presence of or exposure to Hazardous Materials (including asbestos-containing materials), at, in, on, under or migrating to or from any of the Business Real Property or otherwise in connection with the Business; and (e) any agreement or Governmental Order relating to the foregoing.
“Environmental Permits” means Permits issued by or required from any Governmental Authority, whether federal, state or local, domestic or foreign, in connection with or pursuant to Environmental Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of the same “affiliated service group” with Seller, in each case, as such term is defined in Sections 414(b), (c), (m) or (o) of the Code.
“Estimated Base Purchase Price” means (a) $410,000,000, plus (b) the Estimated Positive Inventory Amount (if any), plus (c) the Estimated Positive Working Capital Amount (if any), minus (d) the Estimated Negative Inventory Amount (if any), minus (e) the Estimated Negative Working Capital Amount (if any).

“Estimated Closing Inventory” has the meaning ascribed to such term in Section 1.7(b).
“Estimated Closing Working Capital” has the meaning ascribed to such term in Section 1.7(b).
“Estimated Negative Inventory Amount” means the amount, if any, by which the Target Inventory exceeds the Estimated Closing Inventory.
“Estimated Negative Working Capital Amount” means the amount, if any, by which the Target Working Capital exceeds the Estimated Closing Working Capital.
“Estimated Positive Inventory Amount” means the amount, if any, by which the Estimated Closing Inventory exceeds the Target Inventory.
“Estimated Positive Working Capital Amount” means the amount, if any, by which the Estimated Closing Working Capital exceeds the Target Working Capital.
“Excluded Assets” has the meaning ascribed to such term in Section 1.2.
“Excluded Business Contracts” has the meaning ascribed to such term in Section 1.2(k).
“Excluded Fixtures, Equipment and Tangible Personal Property” means any Fixtures, Equipment and Tangible Personal Property that is not Transferred Fixtures, Equipment and Tangible Personal Property.
“Excluded Information” means any (a) pro forma financial information, statements or adjustments and/or financial or other projections (including for purposes of this clause (a) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments), (b) consolidating financial statements, separate subsidiary financial statements, related party disclosures, or any information required by segment reporting, (c) financial statements or other financial data (including selected financial data) for any period ending prior to the earliest period covered by the Business Financial Statements, (d) financial or other information that Seller, Sigma, the Sigma Entities or any of their respective Affiliates does not or do not maintain in the ordinary course of business, (e) audited financial statements, (f) footnote disclosures or (g) financial or other information not readily available to Seller, Sigma, the Sigma Entities or any of their respective Affiliates under their respective current reporting systems or which cannot be prepared by Seller, Sigma, the Sigma Entities or any of their respective Affiliates without unreasonable effort or undue burden.
“Excluded Liabilities” has the meaning ascribed to such term in Section 1.4.
“Excluded Taxes” means, any and all Taxes relating to Seller, Sigma, the Sigma Entities, and their Affiliates, as applicable, in each case including with respect to the Business, the Purchased Assets, and the Assumed Liabilities, other than any Taxes which Purchaser agrees to assume under Section 1.3(f). For the avoidance of doubt, Excluded Taxes shall include Restructuring Taxes.
“FCPA” has the meaning ascribed to such term in Section 2.18.
“Financing Parties” means the Debt Financing Sources party to the Debt Commitment Letter.
“Fixtures, Equipment and Tangible Personal Property” means all furniture, fixtures, furnishings, vehicles, equipment, machines, computers, tools, spare parts and tooling, office and other supplies and other tangible personal property, but in each case excluding the Business Real Property, Inventory and any Intellectual Property.

“Foreign Closing Documents” has the meaning ascribed to such term in Section 1.10(a)(vii).
“Foreign Investment Law” means Laws relating to foreign investment or that provide for the review of national security or defense matters or the national interest in connection with the cross-border acquisition of any interest in or assets of a business under the jurisdiction of a Governmental Authority.
“Fraud” means actual common law fraud under Delaware law by a Party to this Agreement with respect to the making of any representation or warranty in or certificate delivered pursuant to this Agreement or any Ancillary Agreement with the intent to deceive another Party hereto.
“Governmental Authority” means any national, state, local, supranational or foreign government or any court of competent jurisdiction, administrative agency, board, bureau, arbitrator or arbitral body or commission or other national, state, local, supranational or foreign governmental authority or instrumentality entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered or issued by or with any Governmental Authority.
“Hazardous Materials” means pollutants, contaminants, toxic substances, hazardous substances or waste, pesticides, petroleum products, used or waste petroleum products, per- and polyfluoroalkyl substances, polychlorinated biphenyls, asbestos and asbestos-containing material, toxic mold, radon, greenhouse gases and any element, compound, chemical mixture or other substance that is defined or regulated under any applicable Environmental Law or determined or identified as hazardous or toxic under any applicable Environmental Law.
“IFRS” means the International Financial Reporting Standards and IFRS Interpretation Committee interpretations as issued by the IASB and with those parts of the UK Companies Act 2006 applicable to companies reporting thereunder, consistently applied from period to period and throughout any period in accordance with the past practices of Sigma.
“Incremental Purchase Price” means either (a) if Closing occurs on or after April 1, 2025 and the Applicable Revenue Amount is final and binding on the Parties in accordance with Section 1.6 and meets or exceeds the Applicable Threshold, an amount of $15,000,000, or (b) if Closing occurs prior to April 1, 2025 or the Applicable Revenue Amount set forth on the Seller Statement is final and binding on the Parties in accordance with Section 1.6 and falls short of the Applicable Threshold, $0.00.
“Indebtedness” means, without duplication (and where applicable including (a) unpaid interest and (b) any prepayment penalties, breakage costs, and fees or expenses arising as a result of the discharge of such amount owed), all of the following obligations with respect to the Business: (i) obligations for borrowed money, (ii) obligations evidenced by bonds, notes, debentures or similar instruments, (iii) the capitalized amount (as determined in accordance with IFRS) of any obligations under leases, which for the avoidance of doubt, do not include any operating leases required to recognize any lease liabilities on a balance sheet, (iv) any obligation secured by a lien on any of the Purchased Assets, (v) letters of credit, banker’s acceptances, surety bonds, performance bonds or similar credit transactions (without duplication of other indebtedness supported or guaranteed thereby), (vi) Liabilities created or arising under any conditional sale, earn out or other arrangement for the deferral of purchase price of any property or business, (vii) any obligations to purchase, redeem, retire, defease or otherwise acquire for value any shares of capital stock or other equity interests of any Person, (viii) the aggregate net liability pursuant to any derivative instruments, including any interest rate or currency swaps, caps, collars, options, futures or purchase or repurchase obligations, and (ix) all guarantees of obligations of the type referred to in clauses (i) through (viii).

“Indemnified Party” means any Person claiming indemnification under any provision of Article IX.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article IX.
“Indemnity Notice” means written notification pursuant to Section 9.3 of a claim for indemnity under Article IX by an Indemnified Party, specifying in reasonable detail the nature of and basis for such claim, together with the estimated amount as determined in good faith of the Loss arising from such claim to the extent practicable.
“Insurance Coverage” has the meaning ascribed to such term in Section 4.7.
“Insurance Coverage Claim” has the meaning ascribed to such term in Section 4.7.
“Intellectual Property” means, in any jurisdiction worldwide, all intellectual property rights of any kind, including rights in and to (a) patents, statutory invention registrations and applications for any of the foregoing (including provisional applications), and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (b) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (excluding Designs, “Trademarks”), (c) copyrights (including copyrights in Software) and copyrightable subject matter, (d) Software, data, databases and compilations of information, (e) confidential and proprietary information, inventions, formulas, processes, developments, technology, research, trade secrets and know-how, (f) design rights, including industrial design rights and community design rights (“Designs”), and (g) applications and registrations for the foregoing.
“Intellectual Property Assignment Agreement” has the meaning ascribed to such term in Section 1.10(a)(ix).
“Interest in Securities” has the meaning ascribed to “interest in securities” in the City Code.
“Inventory” has the meaning ascribed to such term in Section 1.1(c).
“IRS” means the United States Internal Revenue Service.
“IT Assets” means copies of Software, systems, servers, websites, computers, hardware, firmware, middleware, networks, data communications lines, peripherals, routers, hubs, switches and all other information technology equipment, and all associated documentation.
“Key Employees” means the key members of senior management listed on Schedule 10.1(b).
“Know-How Documentation” means copies of tangible and electronic embodiments of know-how, documentation of ideas, research and development files, laboratory notebooks and other similar tangible or electronic materials, in each case solely to the extent related to any of the Sigma Licensed IP, but in each case excluding any Intellectual Property.
“Knowledge of Purchaser” means the actual knowledge of the officers and employees of Purchaser listed in Schedule 10.1(c).
“Knowledge of Seller” means the actual knowledge of the officers and employees of Seller or Sigma (or their applicable Affiliates) listed in Schedule 10.1(d).

“Law” means any national, state, local, supranational or foreign law, statute, code, Governmental Order, ordinance, rule, common law, regulation or treaty (including any Tax treaty), common law cause of action, or other requirement having the force of law, in each case promulgated by a Governmental Authority.
“Lease” means any real property lease, license, sublease, or use and/or occupancy agreement of a Person, together with all amendments, extensions, renewals, guarantees and other material related documents thereto.
“Lease Assignment and Assumption Agreement” has the meaning ascribed to such term in Section 1.10(a)(iv).
“Liabilities” means any and all debts, liabilities, Taxes, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by IFRS to be reflected in financial statements or disclosed in the notes thereto.
“Licensed Business” means the Business as conducted and in the manner conducted by Sigma and the Sigma Entities immediately prior to the Closing.
“Licensed Business Products” means the products and services of the Business as of the Closing Date and any update, upgrade or new version thereof.
“Licensed Products” means the Licensed Business Products or the Licensed Retained Products or both, as the context may require.
“Licensed Retained Products” means the products and services of the Retained Business as of the Closing Date and any update, upgrade or new version thereof.
“Licensee Party” has the meaning ascribed to such term in Section 4.9(c).
“Licensor Party” has the meaning ascribed to such term in Section 4.9(c).
“Loss” means any and all damages, Liabilities, costs and expenses (including reasonable attorneys’ fees).
“Malicious Code” means (i) any virus, malware, ransomware, Trojan horse, worm, back door, time bomb, drop dead device, spyware, trackware, or adware, and (ii) any similar program, routine, instruction, device, code, contaminant, logic or effect designed or intended to disable, disrupt, erase, harm, or otherwise impede the operation of, or enable any Person to access without authorization, or otherwise materially and adversely affect the functionality of, any IT Asset (or portion thereof).
“Material Contracts” has the meaning ascribed to such term in Section 2.9(a).
“Mutual Transition Services Agreement” has the meaning ascribed to such term in Section 4.11.
“National Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement or similar agreement with any union, works council or other Employee Representative Body that is nationally applicable or required by applicable Law.
“Negative Inventory Amount” means the amount, if any, by which the Target Inventory exceeds the Closing Inventory.

“Negative Working Capital Amount” means the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital.
“Neutral Accountant” has the meaning ascribed to such term in Section 1.6(d).
“Non-Transferred Purchaser Assets” has the meaning ascribed to such term in Section 1.11(d).
“Non-Transferred Seller Assets” has the meaning ascribed to such term in Section 1.11(d).
“Offer” means, if the Sigma Transaction is implemented by way of a “takeover offer,” as defined in Chapter 3 of Part 28 of the UK Companies Act 2006, including any adjournment thereof, the offer to be made by or on behalf of Seller to acquire the entire issued and to be issued share capital of Sigma and, where the context admits, any subsequent revision, variation, extension or renewal of such offer.
“Offer Employee” means any Business Employee whose contract of employment does not automatically transfer to Purchaser or any of its Affiliates as a result of the Transaction pursuant to the Transfer Regulations or other applicable Law.
“Operations Insurance Policies” has the meaning ascribed to such term in Section 2.21.
“Overhead and Shared Services” means any ancillary or corporate shared services that are furnished by or on behalf of Seller, Sigma or any of their respective Affiliates to both the Business and any other business of Seller, Sigma or any of their respective Affiliates, which is not material to the Business or any of the Purchased Assets, including marketing and brand management, data analytics, information technology systems and application support, telecommunications, end user computing, information security, human resources, compensation and benefits, talent acquisition, learning and development, corporate finance and accounting systems, internal audit and finance controls, regulatory reporting, accounting, financial planning and analysis, treasury, foreign exchange management, bank services, tax, risk management, regulatory compliance and training, corporate insurance, legal, ethics, vendor sourcing and management and real estate, in each case including services relating to the provision of access to information, operating and reporting systems and databases and all hardware and software used in connection therewith.
“Parties” has the meaning ascribed to such term in the Preamble herein.
“Patents” has the meaning ascribed to such term in the definition of Intellectual Property herein.
“Permit” means permits, approvals, authorizations, consents, licenses, registrations or certificates issued by any Governmental Authority.

“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due and payable or due but not delinquent or that are being contested in good faith by appropriate Actions and for which adequate reserves have been maintained in accordance with IFRS, as applicable; (b) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other Encumbrances imposed by Law incurred in the ordinary course of business for amounts not yet due or due but not delinquent or being contested in good faith by appropriate Actions that do not in the aggregate materially detract from the value of such property or assets and for which adequate reserves have been maintained; (c) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) recorded easements, rights-of-way, covenants, conditions, restrictions, licenses, reservations, subdivisions, and other charges or encumbrances or defects of title of any kind or rights of others for rights-of-way, utilities and other similar purposes that do not, individually or in the aggregate materially impair the use thereof in the operation of the Business as currently conducted, and do not secure any Indebtedness; (e) Encumbrances that affect the underlying fee interest of any Business Real Property provided that the same do not materially impair the use of the Business Real Property in the operation of the Business as currently conducted; (f) all licenses and covenants not to assert with respect to Intellectual Property; (g) zoning, building, subdivision, land use, environmental regulations and other similar restrictions or requirements, provided, that the same are not isolated by the current use and structure of the Real Property; (h) Encumbrances resulting from any facts or circumstances caused by Purchaser or its Affiliates; and (i) Leases to which Sigma or a Sigma Entity is a party as tenant for the Business Real Properties and entered into in the ordinary course of Business; provided (1) the same are disclosed on the Seller Disclosure Letter, and (2) true and complete copies of the same have been made available to Purchaser.
“Person” means any person or entity, whether an individual, corporation, partnership, limited partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority or any other entity.
“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, payment card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “nonpublic personal information,” “protected health information,” “personal information,” or “personal data” or any similar term under applicable Law, or in privacy policies or notices published or issued by Sigma, the Sigma Entities, and as it relates to the Business, their Affiliates, or the Contracts to which they are subject.
“Positive Inventory Amount” means the amount, if any, by which the Closing Inventory exceeds the Target Inventory.
“Positive Working Capital Amount” means the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital.
“Post-Closing Purchaser Access and Cooperation Covenants” has the meaning ascribed to such term in Section 1.7(d).
“Post-Closing Seller Access and Cooperation Covenants” has the meaning ascribed to such term in Section 1.7(c).
“Post-Closing Statement” has the meaning ascribed to such term in Section 1.7(c).

“Post-Closing Tax Period” means (a) any Tax period commencing after the Closing Date and (b) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period commencing with and including the day after the Closing Date.
“Post Sanction Hearing Purchaser Breach” has the meaning ascribed to such term in Section 4.2.
“Post Sanction Hearing Seller Breach” has the meaning ascribed to such term in Section 4.2.
“Pre-Closing Separate Tax Return” has the meaning ascribed to such term in Section 6.4(b).
“Pre-Closing Statement” has the meaning ascribed to such term in Section1.7(b).

“Pre-Closing Insurance Event” has the meaning ascribed to such term in Section 4.7(d).
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.
“Privacy Laws” means all applicable Laws, Governmental Orders, and guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdiction where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text, mobile, or instant message, or telephone communications.
“Processing” means any operation or set of operations performed on Personal Information, whether or not by automated means, including the collection, creation, receipt, acquisition, recording, organization, structuring, adaptation or alteration, retrieval, consultation, de-identification, re-identification, sale, sharing, alignment or combination, access, use, handling, compilation, analysis, monitoring, maintenance, retention, storage, transmission, transfer, protection, disclosure, distribution, destruction, erasure or disposal of Personal Information.
“Prohibited Modifications” has the meaning ascribed to such term in Section 4.14(b).
“Proprietary Software” means the material Software owned by Sigma or a Sigma Entity and included in the Transferred Intellectual Property.
“Public Software” means Software that is, contains or is derived from Software distributed as freeware, shareware or open source Software, or under similar licensing or distribution models that (a) require the licensing, disclosure or distribution of source code to any other person, (b) prohibit or limit the receipt of consideration in connection with licensing or distributing any software, (c) allow any Person (or require that the applicable licensee allow any Person) to decompile, disassemble or reverse engineer any Software, or (d) require the licensing or distribution of any Software to any other person for the purpose of making derivative works, or (e) otherwise are identified as open source licensing or distribution models by the Open Source Initiative at www.opensource.org or the Free Software Foundation at www.fsf.org, or the Software Package Data Exchange at https://spdx.org/licenses/.
“Purchase Price” means (a) the Base Purchase Price plus (b) the Incremental Purchase Price.
“Purchased Assets” has the meaning ascribed to such term in Section 1.1.

“Purchased Source Code” has the meaning ascribed to such term in Section 2.8(a).
“Purchaser” has the meaning ascribed to such term in the Preamble herein.
“Purchaser 401(k) Plan” has the meaning ascribed to such term in Section 5.1(g).
“Purchaser Condition Failure Notice” has the meaning ascribed to such term in Section 4.2.
“Purchaser Entity” means an Affiliate of Purchaser that will be purchasing any Purchased Assets or party to any Ancillary Agreement.
“Purchaser Financing Fees” has the meaning ascribed to such term in Schedule 10.1(j).
“Purchaser Indemnitees” has the meaning ascribed to such term in Section 9.2(a).
“Purchaser Licensed IP” has the meaning ascribed to such term in Section 4.9(b).
“Purchaser Licensees” has the meaning ascribed to such term in Section 4.9(a).
“Purchaser Portion of the Shared Contract Liabilities” has the meaning ascribed to such term in Section 1.11(c).
“Purchaser Released Claims” has the meaning ascribed to such term in Section 4.19(b).
“Purchaser Released Parties” has the meaning ascribed to such term in Section 4.19(b).
“Purchaser Releasing Parties” has the meaning ascribed to such term in Section 4.19(b).
“Purchaser Statement” has the meaning ascribed to such term in Section 1.6(c).
“Purchaser Tax Access and Cooperation Covenants” has the meaning ascribed to such term in Section 1.6(b).
“R&W Insurance Policy” has the meaning ascribed to such term in Section 4.16.
“Real Property” means all land and any buildings, structures, facilities or improvements located thereon, all fixtures permanently affixed thereto.
“Regulatory Filings” has the meaning ascribed to such term in Section 4.5(a).
“Related Party” as to any Person, means such Person’s Affiliates and the directors, officers, employees, equityholders or managers of the Person or any member of such Person’s immediate family or any of their respective Affiliates.
“Release” means release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of any Hazardous Materials into or through the indoor or outdoor environment.
“Representatives” means, with respect to any Person, the directors, affiliates, officers, managers, members, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) and each of their respective predecessors, successors and permitted assigns.
“Required Closing Payments” has the meaning ascribed to such term in Section 3.7.

“Restructuring Taxes” means any and all Taxes imposed in a Pre-Closing Tax Period, Straddle Period and/or a Post-Closing Tax Period with respect to any reorganizations or corporate restructurings or other transactions involving the Purchased Assets undertaken by Seller and its Affiliates in connection with, and in furtherance of, the transactions contemplated by this Agreement referred to herein (including any Taxes imposed with respect to any transfers of Excluded Assets or Excluded Liabilities).
“Retained Business” has the meaning ascribed to such term in Section 4.9(b).
“Retained Employment Liabilities” means (a) any and all Liabilities arising out of or relating to any employees of any Sigma Entities or any of their respective Affiliates other than Transferred Business Employees; and (b) any and all Liabilities relating to Transferred Business Employees that are incurred or arise prior to the Employment Transfer Date (except as otherwise expressly set forth in this Agreement, including those Liabilities allocated to Purchaser as set forth in Article V or otherwise set forth on Section 1.3(b)).
“Return Date” has the meaning ascribed to such term in Section 5.1(a)(i).
“Rule 2.7 Announcement” has the meaning ascribed to such term in the Recitals herein.
“Sample NWC Statement” has the meaning ascribed to such term in Section 1.7(a).
“Sample Revenue Statement” has the meaning ascribed to such term in Section 1.6(a).
“Sanction Hearing” means the hearing of the High Court of Justice in England and Wales at which Sigma will seek an order sanctioning the Scheme, pursuant to Section 899 of the UK Companies Act 2006 including any adjournment thereof.
“Scheme” means a scheme of arrangement proposed to be made under Sections 895 to 899 of the UK Companies Act 2006 between Sigma and its shareholders, the principal terms of such scheme being set out in the announcement of Seller’s firm intention to effect the Sigma Transaction.
“Security Plan” has the meaning ascribed to such term in Section 2.8(m).
“Seller” has the meaning ascribed to such term in the Preamble herein.
“Seller Access and Cooperation Covenants” has the meaning ascribed to such term in Section 1.6(b).
“Seller Condition Failure Notice” has the meaning ascribed to such term in Section 4.2.
“Seller Cooperation Parties” has the meaning ascribed to such term in Section 4.15(b).
“Seller Disclosure Letter” has the meaning ascribed to such term in Article II.
“Seller Guarantees” has the meaning ascribed to such term in Section 4.9(i).
“Seller Indemnitees” has the meaning ascribed to such term in Section 9.2(b).
“Seller Licensee” has the meaning ascribed to such term in Section 4.9(b).
“Seller Portion of the Shared Contract Liabilities” has the meaning ascribed to such term in Section 1.11(c).
“Seller Released Claims” has the meaning ascribed to such term in Section 4.19(a).

“Seller Released Parties” has the meaning ascribed to such term in Section 4.19(a).
“Seller Releasing Parties” has the meaning ascribed to such term in Section 4.19(a).
“Seller Statement” has the meaning ascribed to such term in Section 1.6(b).
“Seller Tax Access and Cooperation Covenants” has the meaning ascribed to such term in Section 1.6(b).
“Seller Transaction Expenses” means the actual, documented and reasonable out of pocket costs, fees and expenses incurred by Seller, Sigma, any Sigma Entity, or any of their respective Representatives and Affiliates, including reasonable fees, costs and expenses of any professionals (including financial advisors, outside legal counsel, accountants, experts and consultants) retained by Seller, Sigma, any Sigma Entity, or any of their respective Representatives and Affiliates in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, including the judicial and regulatory Actions related to the Agreement.
“Shared Contract” has the meaning ascribed to such term in Section 1.11(c).
“Sigma” has the meaning ascribed to such term in the Recitals herein.
“Sigma Entities” means all Affiliates of Sigma that transfer Purchased Assets and/or Assumed Liabilities to Purchaser pursuant to this Agreement, as set forth on Schedule 10.1(g).
“Sigma Group 401(k) Plan” has the meaning ascribed to such term in Section 5.1(g).
“Sigma Licensed IP” has the meaning ascribed to such term in Section 4.9(a).
“Sigma Marks” has the meaning ascribed to such term in Section 4.8(c).
“Sigma Transaction” has the meaning ascribed to such term in the Recitals herein.
“Sigma Transaction Clearances” means any clearances, approvals or other authorizations in respect of the conditions set out in paragraphs 3.1-3.8 (inclusive) of Part A of Appendix I of the Rule 2.7 Announcement.
“Software” means (a) computer programs, applications and code, including source code and object code, and (b) software development and design tools, libraries and compilers.
“Specified Business Contracts” has the meaning ascribed to such term in Section 1.1(b).
“Specified Litigation” has the meaning ascribed to such term in Schedule 10.1(k).
“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.
“Straddle Period Tax Return” has the meaning ascribed to such term in Section 6.4(c).
“Supplier Contracts” means any Contract between Sigma or a Sigma Entity, on the one hand, and a supplier of any of the foregoing for materials and/or services in respect of the products and services of the Business.
“Surviving Provisions” has the meaning ascribed to such term in Section 8.2.
“Target Inventory” means an amount equal to $15,000,000.

“Target Working Capital” means an amount equal to negative $18,000,000.
“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” means any and all taxes, fees, levies or other assessments, including Federal, state, provincial, local, or foreign income, gross receipts, excise, real or personal property (tangible and intangible), escheat, unclaimed property, premium or windfall profit, sales, withholding, social security (or similar), excise, occupation, environmental, fuel, use, ad valorem, service, service use, estimated, alternative, add-on minimum, value added, license, net worth, withholding, payroll, wage, employment, unemployment, disability, worker’s compensation, severance, stamp, franchise or similar taxes, profits, license, imposts, assessments, tariffs, levies, or customs duties imposed by any Taxing Authority, together with any interest, penalties or additions to tax and additional amounts imposed with respect thereto.
“Taxing Authority” means any agency or political subdivision of any federal, foreign, state, local or municipal government entity with the authority to impose, assess, collect or administer disputes with respect to any Tax.
“Technical Documentation” means, with respect to any Fixtures, Equipment and Tangible Personal Property, copies of tangible and electronic technical documentation, including engineering documents, operating manuals, technical reports and laboratory notebooks, but in each case (i) solely to the extent related to such Fixtures, Equipment and Tangible Personal Property, and (ii) excluding any Intellectual Property.
“Tenant Liabilities” has the meaning ascribed to such term in Section 1.3(d).
“Third Party Claim” has the meaning ascribed to such term in Section 9.3(a).
“Top Customers” has the meaning ascribed to such term in Section 2.20.
“Top Suppliers” has the meaning ascribed to such term in Section 2.20.
“Trade Controls” has the meaning ascribed to such term in Section 2.19.
“Trademarks” has the meaning ascribed to such term in the definition of Intellectual Property herein.
“Transaction” has the meaning ascribed to such term in the Recitals herein.
“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 and the provisions of EU Council Directives 77/187/EC and 2001/23/EC (as amended).
“Transfer Taxes” has the meaning ascribed to such term in Section 6.2.
“Transferred Business Employees” means the Business Employees who immediately prior to the Closing are employees of Sigma or a Sigma Entity, whose employment transfers to Purchaser or any Affiliate of Purchaser as a result of the Transfer Regulations or who are Offer Employees who are offered employment by Purchaser or its applicable Affiliate pursuant to Section 5.1(a)(i) and who accept such offer of employment and commence employment with Purchaser or its Affiliates at or immediately following the Closing Date.
“Transferred Customer Contracts” means those Customer Contracts, or the portions thereof, set forth on Schedule 1.1(b)(v).

“Transferred Fixtures, Equipment and Tangible Personal Property” means all Fixtures, Equipment and Tangible Personal Property that is located at the Business Real Property and exclusively related to the Business and owned by Seller, including that listed on Schedule 10.1(h), and any vehicles exclusively related to the Business even if not located at the Business Real Property.
“Transferred Intellectual Property” has the meaning ascribed to such term in Section 1.1(l).
“Transferred Supplier Contracts” means those Supplier Contracts, or the portions thereof, set forth on Schedule 1.1(b)(iv).
“UK Takeover Panel” means the United Kingdom Panel on Takeovers and Mergers.
“Unconditional Date” means the date of the Sanction Hearing.
“VAT” means, in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction.
“WARN” has the meaning ascribed to such term in Section 2.14(b).

Article XI
MISCELLANEOUS
11.1Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No assignment of this Agreement or any of the rights, interests or obligations provided by this Agreement (whether by operation of Law or otherwise, including by merger, contribution, spin-off or otherwise) shall be made by any Party without the prior written consent of the other Party, as the case may be, and any such attempted assignment without such consent shall be null and void; provided, however, that any Party may assign this Agreement or any of its rights and obligations under this Agreement, in whole or in part, to one or more its Affiliates with written notice thereof to the other Party delivered within three (3) Business Days of such assignment; provided, further, that the assigning Party shall remain responsible for the performance by any such assignee of its obligations hereunder; provided, further, that upon prior written notice to Seller, Purchaser may assign as collateral security for its obligations under the Debt Financing its rights under this Agreement to one or more Debt Financing Sources or any administrative agent, collateral agent or security trustee of such Debt Financing Sources without the prior written consent of the other Parties.

11.2Public Announcements. No Party shall issue or make any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without Seller’s prior written consent (such consent not to be unreasonably withheld), in the case of any proposed disclosure by Purchaser or any of its Affiliates, or without Purchaser’s prior written consent (such consent not to be unreasonably withheld), in the case of any proposed disclosure by Seller or Sigma or any of their respective Affiliates, except for any such disclosure that is, in the opinion of the disclosing Party’s counsel, required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed or necessary to comply with announcement obligations under the City Code; provided, that, in the event a Party is, in the opinion of its counsel, required to make a public disclosure by applicable Law or the rules of a stock exchange on which its securities are listed, such Party shall, to the extent practicable, submit the proposed disclosure in writing to Seller, in the case of any proposed disclosure by Purchaser or any of its Affiliates, or to Purchaser, in the case of any proposed disclosure by Seller or Sigma or any of their respective Affiliates, prior to the date of disclosure and provide Seller or Purchaser, as applicable, a reasonable opportunity to comment thereon.
11.3Expenses.
(a)Whether or not the Transaction is consummated, except as otherwise specified herein (including Section 1.11(b)), each Party shall bear its own direct and indirect costs and expenses incurred in connection with the negotiation, execution and performance of this Agreement, Transaction and the other transactions contemplated hereby.
(b)Unless otherwise indicated, all dollar amounts stated in this Agreement are stated in U.S. currency, and all payments required under this Agreement shall be paid in U.S. currency in immediately available funds.
11.4Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or authority to be illegal, invalid or incapable of being enforced by any applicable Law (including but not limited to anything not permitted under Rule 21.2 of the City Code), such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or incapable of being enforced provision never comprised a part hereof and the remaining terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or incapable of being enforced provision or by its severance herefrom. If a final judgment of a court of competent jurisdiction declares any term, provision, covenant or restriction of this Agreement to be invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manners in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
11.5No Third Party Beneficiaries. Except for (a) Article VIII which is intended for the benefit of and shall be enforceable by the parties specified therein, (b) the rights of the Debt Financing Sources set forth in Section 11.18, which are intended for the benefit of and shall be enforceable by each Debt Financing Source, and (c) Section 4.19 which is intended for the benefit of and shall be enforceable by the Purchaser Released Parties or the Seller Released Parties, as applicable, this Agreement is for the sole benefit of the Parties, and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.6Amendment; Waiver. This Agreement (including the Exhibits and Schedules hereto) may not be amended, supplemented or modified except by an instrument in writing specifically designated as an amendment hereto and signed by each of the Parties. Either Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered or made available by the other Party pursuant to this Agreement or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any failure to assert, or delay in the assertion of, rights under this Agreement, or to require the performance of any provision under this Agreement shall not constitute a waiver of those rights, and no single or partial exercise of any rights under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
11.7Governing Law. This Agreement and all Actions relating to, arising out of, or in connection with this Agreement (whether based in contract, tort or otherwise) shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any choice of law provisions that would result in any other Law being applicable, including with respect to the applicable statute of limitations.
11.8Jurisdiction. Each Party irrevocably agrees that any Action arising out of or relating to this Agreement brought by any other party shall be brought and determined in the Court of Chancery of the State of Delaware (or, solely if such court does not have subject matter jurisdiction or declines jurisdiction, in any federal court located in the State of Delaware, or if any such federal court does not have subject matter jurisdiction or declines jurisdiction, the Superior Court of the State of Delaware), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement, the Transaction and the other transaction contemplated hereby. Each Party agrees not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement, the Transaction and the other transaction contemplated hereby, (i) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (ii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
11.9Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR IN EQUITY WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO THIS AGREEMENT, THE TRANSACTION OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

11.10Specific Performance. The Parties acknowledge that, in view of the uniqueness of the Business and the Transaction, each of Seller and Purchaser would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that, in addition to all other remedies available at law or in equity, the other Party (on behalf of itself and the third-party beneficiaries of this Agreement provided in Section 11.5) shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable), and this right shall include the right of Seller to cause Purchaser to draw upon and cause the Debt Financing to be fully funded only in the event that (i) the conditions set forth in Section 7.1 and Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived, (ii) Purchaser fails to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 1.7 (assuming for such purpose all conditions under Section 7.2 have been satisfied or waived), (iii) all conditions contained in the Debt Commitment Letter or the Definitive Financing Agreements have been satisfied (other than the consummation of the Transaction and those conditions that by their nature are to be satisfied at Closing, each of which is capable of being satisfied if the Closing were to occur on the date required to have occurred pursuant to Section 1.7) and (iv) Seller has irrevocably confirmed in writing to Purchaser that if specific performance is granted and the Debt Financing (or, if alternative or replacement financing (including any Alternate Debt Financing) is being used, pursuant to commitments with respect thereto) is funded, then the Closing will occur. Each of Seller and Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity; provided, that, for the avoidance of doubt, any Party may argue that no breach or threatened breach has occurred. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
11.11Remedies Cumulative. Except as herein expressly set forth, no remedy conferred upon a Party by this Agreement is intended to be exclusive of any other remedy herein or by Law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given herein or now or hereafter existing at Law, in equity or by statute.
11.12Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
11.13Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic means (including portable document format) shall be as effective as delivery of a manually executed counterpart of this Agreement.
11.14Further Documents. Each of Seller and Purchaser shall, and shall cause its respective Affiliates to, at the request of the other Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the carrying out of this Agreement and the Transaction.
11.15Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by email transmission (upon confirmation of transmission if electronically or mechanically generated) to the respective Persons at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.15):

(i)If to Purchaser, to:
Viavi Solutions Inc.
1445 South Spectrum Boulevard, Suite 102
Chandler, AZ 85286
United States
Email:
Attn: Kevin Siebert
(ii)with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Email:
Attn: Philip Richter; Ryan Messier

(iii)If to Seller, to:
Keysight Technologies, Inc.
1400 Fountaingrove Parkway
Santa Rosa, CA 95403
Email:
Attn: Jeffrey K. Li – Senior Vice President, General Counsel and Secretary / JoAnn Juskie – Vice President, Assistant General Counsel
with a copy to:
Freshfields US LLP
855 Main Street
Redwood City, CA 94063
Email:
Attn: Denny Kwon
11.16Construction.
(a)The language used in this Agreement shall be deemed to be the language chosen by the Parties signatory hereto to express their mutual intent and no rule of strict construction shall be applied against any such Party.
(b)In the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties hereto that this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship or any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts.
(c)Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other gender as the context requires.

(d)The terms “hereof,” “herein,” “hereunder” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement.
(e)Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement.
(f)The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified.
(g)The word “or” shall not be exclusive.
(h)The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.
(i)Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this Agreement as of the date of such agreement and as it may be amended thereafter, unless otherwise specified.
(j)All references to “dollars” or “$” shall be deemed references to the lawful currency of the United States of America. References to “costs” and/or “expenses” incurred by any Person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that Person or, if relevant, any other member of the group to which that Person belongs for VAT purposes is entitled to credit or repayment as VAT input tax under any applicable provisions.
(k)“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(l)References to any agreement or contract are to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
(m)References to any statute include any rules and regulations promulgated thereunder, and references to any statute, rule or regulation are to such statute, rule or regulation as amended, modified or supplemented from time to time in accordance with applicable Law.
(n)The definitions contained in this Agreement are applicable to the other grammatical forms of such terms.
(o)If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.
(p)Any document or item will be deemed “delivered,” “provided” or “made available” within the meaning of this Agreement if such document or item is (a) included in the electronic data room, or (b) actually (including electronically through the electronic data room) delivered or provided to Purchaser or any of Purchaser’s representatives, in each case, no later than three (3) Business Days immediately prior to the Closing Date. References to any Person include the successors and permitted assigns of that Person. References from or through any date means, unless otherwise specified, from and including or through and including, respectively.

11.17Entire Agreement. This Agreement, (including the Seller Disclosure Letter), the Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.
11.18Debt Financing Provisions. Notwithstanding anything in this Agreement to the contrary, Seller, on behalf of itself and its subsidiaries, hereby:
(a)agrees that any Action of any kind or description whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources, arising out of or relating to this Agreement, any Debt Financing or any of the agreements (including the Debt Commitment Letter and any Definitive Financing Agreements) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court,
(b)agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing,
(c)irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court,
(d)agrees that service of process upon such Party, Seller or its subsidiaries in any such Action shall be effective if notice is given in accordance with this Agreement,
(e)knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable Law, trial by jury in any such Action brought against the Debt Financing Sources,
(f)agrees that none of the Debt Financing Sources shall have any liability to Seller or any of its Representatives relating to or arising out of this Agreement, the Debt Financing (subject to the last sentence of this Section 11.18), the Debt Commitment Letter or the Transaction or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and Seller (on behalf of itself and its subsidiaries) agrees not to commence any Action against any Debt Financing Party with respect to the foregoing, and
(g)agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.18 and Section 11.5(b), and such provisions and the definitions of “Debt Financing Sources” and “Financing Parties” shall not be amended in any way that is adverse to any of the Debt Financing Sources or Financing Parties without the prior written consent of the Financing Party. Notwithstanding the foregoing, nothing in this Section 11.18 shall in any way limit or modify the rights and obligations of Purchaser under this Agreement or any Debt Financing Source’s obligations to Purchaser under the Debt Commitment Letter.
11.19Tax Advice. Each Party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other Party hereto, and that it has and will continue to consult with its own advisors with respect to Taxes.
11.20No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.
[Signature Page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Purchaser as of the date first written above.
KEYSIGHT TECHNOLOGIES, INC.

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

VIAVI SOLUTIONS INC.
By:
Name:
Title:
[Signature Page to Asset Purchase Agreement]